                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-55961

                      [On letterhead of National Bancorp]


                                                                   June 18, 1998

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of National Bancorp, to be held at 601 Main Street, Tell City, Indiana, at 8:00 a.m., local time, on July 27, 1998.

     At the Meeting, shareholders of National Bancorp will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 13, 1998, by and between National Bancorp and CNB Bancshares, Inc., an Indiana corporation ("CNB"), and
(ii) all of the transactions contemplated by the Merger Agreement, including the merger of National Bancorp with and into CNB (the "Merger").

     If the Merger is approved and consummated, each issued and outstanding share of common stock of National Bancorp, no par value per share, stated value $2.50 per share (the "National Bancorp Common"), other than shares of National Bancorp Common held in the treasury of National Bancorp or by any direct or indirect subsidiary of National Bancorp, will be converted into the right to receive 3.45 shares (the "Conversion Ratio") of common stock of CNB, stated value $1.00 per share (the "CNB Common"). The Conversion Ratio is subject to adjustment under certain circumstances described in the accompanying Proxy Statement/Prospectus.

     The Board of Directors of National Bancorp (the "National Bancorp Board") submits the proposed Merger to you after careful review and consideration. We believe that the proposed Merger will provide significant value to all shareholders.

     THE NATIONAL BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AT THE MEETING.

     The accompanying Notice and Proxy Statement/Prospectus set forth the voting rights of holders of National Bancorp Common with respect to these matters and describe the matters to be acted upon at the Meeting. Shareholders are urged to review carefully the attached Proxy Statement/Prospectus, which contains a description of the Merger Agreement and its terms and conditions and the transactions contemplated by the Merger Agreement.

     Your continuing interest in the business of National Bancorp is appreciated. Because of the significance of the Merger to National Bancorp, your participation in the Meeting, in person or by proxy, is especially important. Accordingly, whether or not you plan to attend the Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the National Bancorp Board, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.



                                        Sincerely,


                                        Thomas R. McCart
                                        President

                               NATIONAL BANCORP
                            an Indiana corporation

                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To be held on July 27, 1998

                                ---------------

TO THE SHAREHOLDERS OF NATIONAL BANCORP:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of National Bancorp, an Indiana corporation, will be held on July 27, 1998, at 8:00 a.m., local time, at 601 Main Street, Tell City, Indiana, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 13, 1998, by and between National Bancorp and CNB Bancshares, Inc., an Indiana corporation ("CNB"), and (ii) all of the transactions contemplated by the Merger Agreement. Such transactions include the merger of National Bancorp with and into CNB (the "Merger"), with CNB being the surviving corporation. Upon consummation of the Merger, each issued and outstanding share of common stock of National Bancorp, no par value per share, stated value $2.50 per share (the "National Bancorp Common"), other than shares of National Bancorp Common held in the treasury of National Bancorp or by any direct or indirect subsidiary of National Bancorp, will be converted into the right to receive 3.45 shares (the "Conversion Ratio") of common stock of CNB, stated value $1.00 per share (the "CNB Common"), and cash in lieu of fractional shares. The Conversion Ratio is subject to adjustment under certain circumstances described in the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors of National Bancorp is not aware of any other business to come before the Meeting.

     A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     The Board of Directors of National Bancorp has fixed the close of business on June 20, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

     Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

     Your vote is important regardless of the number of shares you own. Each shareholder is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder of record present at the Meeting or any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Meeting.


                                   ____________________________________
                                   Secretary
Tell City, Indiana
June 18, 1998

                     PROXY STATEMENT for NATIONAL BANCORP


                                  PROSPECTUS
                                      of
                             CNB BANCSHARES, INC.

   This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of National Bancorp, an Indiana corporation, with and into CNB Bancshares, Inc., an Indiana corporation ("CNB"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 13, 1998, by and between CNB and National Bancorp. The Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

   This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of National Bancorp (the "National Bancorp Board") to be used at the Special Meeting of Shareholders of National Bancorp to be held on July 27, 1998, including any adjournments or postponements thereof (the "Meeting"). At the Meeting, holders of the common stock of National Bancorp, no par value per share, stated value $2.50 per share (the "National Bancorp Common"), will be asked to consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation by a holder of National Bancorp Common may be revoked by the grantor at any time prior to the voting of such proxy at the Meeting. See "MEETING."

   Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of National Bancorp Common, other than shares held in the treasury of National Bancorp or by any direct or indirect subsidiary of National Bancorp, will be converted into the right to receive 3.45 shares (the "Conversion Ratio") and cash in lieu of fractional shares (together, the "Merger Consideration"). See "MERGER -- Merger Consideration," "-- Fractional Shares" and "DESCRIPTION OF CNB COMMON STOCK." The Conversion Ratio is subject to adjustment under certain circumstances described herein. See "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment." Shares of CNB Common issued and outstanding immediately prior to the Merger will be unaffected by the Merger and will remain issued and outstanding immediately after the Merger. Shareholders of CNB are not being asked to vote upon or otherwise approve the Merger.

(continued on next page)

        THE SHARES OF CNB COMMON OFFERED HEREBY HAVE NOT BEEN APPROVED
          OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
               STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                      ___________________________________

       THE SHARES OF CNB COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
       DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION
             AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
               CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER
                             GOVERNMENTAL AGENCY.
                      ___________________________________

         The date of this Proxy Statement/Prospectus is June 18, 1998.

(continued from previous page)

   This Proxy Statement/Prospectus also constitutes the Prospectus of CNB, filed as part of the Registration Statement (as such term is hereafter defined under "AVAILABLE INFORMATION"), covering a maximum of 1,118,528 shares of CNB Common issuable to holders of National Bancorp Common pursuant to the Merger (based upon the Conversion Ratio of 3.45).

   The issued and outstanding shares of CNB Common are, and the shares of CNB Common to be issued in connection with the Merger will be, included for quotation on the New York Stock Exchange (the "N.Y.S.E.") under the symbol "BNK". The issued and outstanding shares of National Bancorp Common are not traded on a public market. On June 18, 1998, the closing sale price of CNB Common was $44.50 per share.

   This Proxy Statement/Prospectus and the accompanying form of proxy for use in connection with the Meeting are first being mailed to shareholders of National Bancorp on or about June 24, 1998.

   This Proxy Statement/Prospectus does not cover any resales of the CNB Common offered hereby to be received by the shareholders of National Bancorp deemed to be "affiliates" of CNB or National Bancorp upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of National Bancorp not deemed to be "affiliates" of CNB or National Bancorp. See "MERGER -- Resale of National Bancorp Common."

                                  TABLE OF CONTENTS

                                                                              Page
                                                                              ----
AVAILABLE INFORMATION.......................................................... 1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................ 1
FORWARD-LOOKING STATEMENTS..................................................... 3
SUMMARY INFORMATION............................................................ 4
 Introduction.................................................................. 4
 Parties to Merger............................................................. 4
 Special Meeting............................................................... 5
 Merger........................................................................ 6
 Comparison of Shareholder Rights..............................................11
 Comparative Stock Prices......................................................13
SELECTED COMPARATIVE PER SHARE DATA............................................14
SUMMARY CONSOLIDATED FINANCIAL DATA............................................15
PARTIES TO MERGER..............................................................18
 CNB...........................................................................18
 National Bancorp..............................................................24
MEETING........................................................................24
 Date, Time and Place of Meeting...............................................24
 Matters to be Considered......................................................24
 Record Date...................................................................25
 Vote Required.................................................................25
 Security Ownership of Management..............................................25
 Voting and Revocation of Proxies..............................................25
 Solicitation of Proxies.......................................................26
MERGER.........................................................................27
 General.......................................................................27
 Background of Merger..........................................................27
 Reasons for Merger; Recommendation of National Bancorp Board..................28
 Fairness Opinions of Financial Advisors.......................................29
 Form of Merger................................................................33
 Merger Consideration..........................................................33
 Fractional Shares.............................................................33
 Exchange of Stock Certificates................................................33
 Effective Time................................................................34
 Share Adjustments.............................................................35
 Dividends.....................................................................35
 Conditions to Consummation of Merger..........................................35
 Regulatory Approvals..........................................................36
 Representations and Warranties................................................37
 Certain Other Agreements......................................................38
 Effect of Merger on Employee Benefit and Employee Stock Option Plans..........41
 Management and Operations After Merger........................................42
 Interests of Certain Persons in Merger........................................42
 Accounting Treatment..........................................................43
 Federal Income Tax Consequences...............................................44
 Termination of Merger Agreement...............................................45
 Termination Fee...............................................................46
 Appraisal Rights of Dissenting Shareholders...................................47

  No Solicitation.................................................................... 48
  Waiver and Amendment............................................................... 48
  Expenses and Fees.................................................................. 48
  Resale of CNB Common............................................................... 48
PRO FORMA FINANCIAL DATA............................................................. 50
DESCRIPTION OF CNB COMMON STOCK...................................................... 58
COMPARISON OF SHAREHOLDER RIGHTS..................................................... 59
  Shareholder Vote Required for Certain Transactions................................. 59
  Special Meeting of Shareholders; Shareholder Action by Written Consent............. 62
  Dissenters' Rights................................................................. 62
  Takeover Statutes.................................................................. 63
  Indemnification.................................................................... 63
  Limitation of Liability of Directors............................................... 64
  Consideration of Non-Shareholder Interests......................................... 65
INFORMATION ABOUT NATIONAL BANCORP................................................... 65
  Business of National Bancorp....................................................... 65
  Management's Discussion and Analysis of Financial Condition and
  Results of Operations.............................................................. 66
Security Ownership of Certain Beneficial Owners and Management....................... 77
LEGAL OPINION........................................................................ 77
EXPERTS.............................................................................. 78
  Independent Auditors for CNB....................................................... 78
  Independent Auditors of National Bancorp........................................... 78
SHAREHOLDER PROPOSALS................................................................ 78


FINANCIAL STATEMENTS OF NATIONAL BANCORP.............................................F-1

APPENDICES
Appendix A    Agreement and Plan of Merger...........................................A-1
Appendix B    Opinion of Professional Bank Services..................................B-1
Appendix C    Excerpts from Indiana Corporate Law (Dissenters' Rights)...............C-1

No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus in connection with the offering described herein, and any such information or representation, if given or made, must not be relied upon as having been authorized by CNB or National Bancorp. This Proxy Statement/Prospectus does not constitute a solicitation or an offering of any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it would be unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Proxy Statement/Prospectus at any time does not imply that any information herein is correct as of any time subsequent to its date.


                  AVAILABLE INFORMATIONAVAILABLE INFORMATION

    CNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The S.E.C. maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CNB. Reports, proxy statements and other information concerning CNB also may be inspected at the offices of the N.Y.S.E., 20 Broad Street, New York, New York 10005.

    CNB has filed with the S.E.C. under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the CNB Common to be issued pursuant to the Merger Agreement. Pursuant to S.E.C. Regulations, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the S.E.C. by CNB (File No. 0-11510) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: (i) CNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) CNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (as amended by CNB's Quarterly Report on Form 10-Q/A filed with the Commission on May 28, 1998); (iii) the description of CNB's Common Stock contained in CNB's Registration Statement on Form 8-A, dated April 1, 1996, filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and
(iv) CNB's Current Reports on Form 8-K as filed with the Commission on May 1, 1998 (as amended by CNB's Current Report on Form 8-K/A filed with the Commission on June 3, 1998), and June 3, 1998, as amended by CNB's Current Report on Form 8-K/A filed with the Commission on June 16, 1998.

    On April 17, 1998, CNB acquired Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle")(File No. 0-17937). Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

    All documents and reports filed by CNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates by reference documents relating to CNB which are not presented herein or delivered herewith. These documents (excluding unincorporated exhibits) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, upon written or oral request to the following: CNB Bancshares, Inc., 20 N.W. Third Street, Evansville, Indiana 47739, 812-456-3400, Attn:
David L. Knapp, Executive Vice President and Secretary. In order to ensure timely delivery of the documents, any request should be made by July 20, 1998.

                          FORWARD-LOOKING STATEMENTS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND THE BUSINESS OF CNB AND NATIONAL BANCORP ON A STAND-ALONE AND PRO FORMA COMBINED BASIS FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "SUMMARY INFORMATION," "PARTIES TO MERGER -- CNB," "MERGER -- REASONS FOR MERGER; RECOMMENDATION OF NATIONAL BANCORP BOARD," "-- OPINION OF FINANCIAL ADVISOR" AND "PRO FORMA FINANCIAL DATA." THESE STATEMENTS CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PROJECTIONS. THE WORDS "INTEND," "EXPECT," "PROJECT," "ESTIMATE," "PREDICT," "ANTICIPATE," "SHOULD," "BELIEVE" AND SIMILAR EXPRESSIONS ALSO ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) THE RESULTS OF CNB'S EFFORTS TO IMPLEMENT ITS BUSINESS STRATEGY, (2) EXPECTED COST SAVINGS THAT MAY BE ASSOCIATED WITH FUTURE ACQUISITIONS AND FROM THE MERGER AND/OR THE RECENTLY COMPLETED MERGER BETWEEN CNB AND PINNACLE CANNOT BE FULLY REALIZED AND/OR REVENUES FOLLOWING SUCH TRANSACTIONS ARE LOWER THAN EXPECTED AND/OR EXPENSES FOLLOWING SUCH TRANSACTIONS ARE HIGHER THAN EXPECTED; (3) GREATER THAN EXPECTED DEPOSIT ATTRITION OR CUSTOMER LOSS FOLLOWING THE MERGER AND/OR THE PINNACLE MERGER; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CNB AND NATIONAL BANCORP AND/OR PINNACLE ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (6) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECTING THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (7) ADVERSE CHANGES IN BUSINESS CONDITIONS AND INFLATION; (8) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, WHICH ARE LESS FAVORABLE THAN EXPECTED AND THAT RESULT IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (9) COMPETITIVE PRESSURES AMONG FINANCIAL INSTITUTIONS INCREASING SIGNIFICANTLY; (10) CHANGES IN THE SECURITIES MARKETS; (11) ACTIONS OF CNB'S COMPETITORS AND CNB'S ABILITY TO RESPOND TO SUCH ACTIONS; (12) THE COST OF CNB'S CAPITAL, WHICH MAY DEPEND IN PART ON CNB'S PORTFOLIO QUALITY, RATINGS, PROSPECTS AND OUTLOOK; (13) CHANGES IN GOVERNMENTAL REGULATION, TAX RATES AND SIMILAR MATTERS; (14) "YEAR 2000" COMPUTER AND DATA PROCESSING ISSUES, AND (15) OTHER RISKS DETAILED IN CNB'S OTHER FILINGS WITH THE COMMISSION. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE INDICATED. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO CNB OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING FACTORS. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. CNB UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS AFTER THE COMPLETION OF THE MERGER TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                              SUMMARY INFORMATION

          The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Although the following summary addresses all material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to CNB and its subsidiaries has been supplied by CNB, and all information relating to National Bancorp and its subsidiaries has been supplied by National Bancorp. Shareholders of National Bancorp are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety. Unless otherwise indicated, all financial information in this Proxy Statement/Prospectus has been restated to give retroactive effect to CNB's acquisition of Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), on April 17, 1998 (the "Pinnacle Acquisition").

Introduction

          This Proxy Statement/Prospectus relates to the Merger Agreement entered into by and between CNB and National Bancorp which provides for, among other things, the merger of National Bancorp with and into CNB. Upon consummation of the Merger, CNB will be the surviving corporation, and National Bancorp will cease to exist as a separate entity. The full text of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

Parties to Merger

          CNB

          CNB, headquartered in Evansville, Indiana, is the largest bank holding company based in Indiana. CNB operates with a super community bank philosophy decentralizing day-to-day customer services such as pricing and lending decisions, while centralizing data processing systems, product development and back office support functions. Through its 139 banking offices, 29 consumer finance offices, and 190 ATMs, CNB provides a wide range of commercial banking, retail banking, trust, insurance and investment services to customers in Indiana, Illinois, Michigan, Kentucky and Tennessee. At March 31, 1998 (giving effect to the Pinnacle Acquisition), CNB had assets of $6.6 billion, deposits of $4.7 billion, loans of $3.9 billion and shareholders' equity of $525 million.

          CNB has grown significantly through 32 acquisitions of banks and non-banks since 1986. CNB consummated its largest acquisition to date on April 17, 1998, when it acquired Pinnacle, a $2.1 billion asset bank holding company headquartered in St. Joseph, Michigan. Pinnacle operated 14 offices in southwestern Michigan and 30 offices in northwestern Indiana. The Pinnacle Acquisition represents CNB's first entry into these markets. CNB's principal executive offices are located at 20 N.W. Third Street, Evansville, Indiana 47739, and its telephone number is 812-456-3400.

          For additional information regarding CNB, see "PARTIES TO MERGER -- CNB" and the documents listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          National Bancorp

          National Bancorp is a bank holding company headquartered in Tell City, Indiana, with its principal office located at 601 Main Street, Tell City, Indiana 47586 (telephone number 812-547-2323). TCB Bank (formerly known as Tell City National Bank), a wholly owned subsidiary of National Bancorp, is a state chartered financial institution and has five banking offices. TCB Bank operates two insurance subsidiaries and one investment subsidiary. At March 31, 1998, National Bancorp had consolidated assets of $189 million, deposits of $154 million, loans of $142 million and shareholders' equity of $18 million.

          For additional information regarding National Bancorp, see "PARTIES TO MERGER -- National Bancorp," "INFORMATION ABOUT NATIONAL BANCORP" and "FINANCIAL STATEMENTS OF NATIONAL BANCORP."

Special Meeting

          Date, Time and Place of Special Meeting

          The Meeting will be held at 601 Main Street, Tell City, Indiana, commencing at 8:00 a.m., local time, on July 27, 1998. See "MEETING -- Date, Time and Place."

          Matters to be Considered

          At the Meeting, the holders of National Bancorp Common will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "MEETING -- Matters to be Considered."

          Record Date

          The record date for the Meeting is June 20, 1998 (the "Record Date"). Only the holders of record of outstanding shares of National Bancorp Common on the Record Date will be entitled to notice of and to vote at the Meeting. See "MEETING -- Record Date."

          Vote Required

          The presence, in person or by proxy, of a majority of the issued and outstanding shares of National Bancorp Common entitled to vote as of the Record Date is necessary to constitute a quorum at the Meeting. Pursuant to National Bancorp's By-Laws, the affirmative vote of the holders of two-thirds of all of the issued and outstanding shares of National Bancorp Common is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement by the requisite vote of the holders of National Bancorp Common is a condition to, and required for, consummation of the Merger. See "MEETING -- Vote Required" and "MERGER -- Conditions to Consummation of Merger."

          Security Ownership of Management

          As of the Record Date, 315,691 shares of National Bancorp Common were issued, outstanding and entitled to vote, of which approximately 26,844 shares, or approximately 8.5%, were beneficially owned by directors and executive officers of National Bancorp and their affiliates. It is currently expected that each such director and executive officer of National Bancorp will vote the shares of National Bancorp Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As of the Record Date, TCB Bank, in various fiduciary capacities, held approximately 9,670 shares, or approximately 3.0%, of National Bancorp Common under trust agreements and other instruments and agreements. It is the practice of TCB Bank when holding shares as sole trustee or sole executor, to vote such shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Record Date, directors and executive officers of CNB and their affiliates did not beneficially own any shares of National Bancorp Common. As of the Record Date, subsidiaries of CNB held approximately 6,590, or approximately 2.1% of National Bancorp Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. See "MEETING -- Security Ownership of Management."

          Voting and Revocation of Proxies

          A proxy to vote at the Meeting accompanies this Proxy Statement/Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor thereof at any time prior to the voting of such proxy at the Meeting, by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of National Bancorp. See "MEETING -- Voting and Revocation of Proxies."

          A holder of National Bancorp Common may withdraw his or her proxy at the Meeting at any time before it is exercised by electing to vote in person. A holder of National Bancorp Common does not, however, revoke his or her proxy simply by attending the Meeting. See "MEETING -- Voting and Revocation of Proxies."

Merger

          Effects of Merger

          At the time that the Merger is consummated (the "Effective Time") (see "MERGER -- Effective Time"), National Bancorp will merge directly with and into CNB. CNB will be the surviving corporation in the Merger, and the separate corporate existence of National Bancorp will terminate.

          As a result of the Merger, (i) each share of National Bancorp Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of National Bancorp or by any direct or indirect subsidiary of National Bancorp, will be converted into the right to receive 3.45 shares of CNB Common (the "Conversion Ratio"), and (ii) each issued and outstanding share of CNB Common will remain outstanding, unaffected by the Merger. See "MERGER -- Merger Consideration" and "DESCRIPTION OF CNB COMMON STOCK." The Conversion Ratio is subject to adjustment under certain circumstances. See "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment."

          No fractional shares of CNB Common will be issued as a result of the Merger. In lieu thereof, National Bancorp shareholders who would otherwise be entitled to a fractional share interest in CNB Common (after taking into account all shares of National Bancorp Common held by such shareholder) will be paid an amount in cash equal to the product of such fractional share interest and the closing sale price of a share of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the trading day immediately preceding the date on which the Effective Time occurs. See "MERGER -- Fractional Shares."

          The maximum number of shares of CNB Common to be issued to the shareholders of National Bancorp in the Merger (on a fully-diluted basis assuming the exercise prior to the Effective Time of all National Bancorp Employee Stock Options (as such term is hereafter defined under "-- Effect of Merger on Employee Benefit and Employee Stock Option Plans -- Employee Stock Option Plans")) is 1,118,528. Immediately following the Merger, shareholders of CNB and National Bancorp will own approximately 96.8% and 3.2%, respectively, of the then outstanding shares of CNB Common.

          For information on how National Bancorp shareholders will be able to exchange certificates representing shares of National Bancorp Common for certificates representing shares of CNB Common after the Effective Time, see "MERGER -- Exchange of Stock Certificates."

          Value of Merger

          As of June 18, 1998, based on the Conversion Ratio of 3.45 and the closing sale price of CNB Common as reported in The Wall Street Journal for that date, the Merger had a per share value of $153.53 to holders of National Bancorp Common, and the approximate total value of the Merger Consideration to the shareholders of National Bancorp was $48.5 million. The total value of the Merger Consideration as stated above may increase or decrease depending on the market price of CNB Common.

          Reasons for Merger and Recommendation of Boards of Directors

          The Board of Directors of CNB (the "CNB Board") and the National Bancorp Board believe that the terms of the Merger Agreement are fair to and in the best interests of CNB and its shareholders and National Bancorp and its shareholders, respectively. The terms of the Merger Agreement were reached on the basis of arm's-length negotiations between CNB and National Bancorp. In the course of reaching its decision to approve the Merger Agreement, the National Bancorp Board consulted with its financial advisor, Professional Bank Services ("PBS"), regarding the financial terms of the Merger Agreement, and the fairness of the Conversion Ratio to the holders of National Bancorp Common from a financial point of view. See "MERGER -- Fairness Opinion of Financial Advisor."

          THE CNB BOARD AND THE NATIONAL BANCORP BOARD HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND THE NATIONAL BANCORP BOARD UNANIMOUSLY RECOMMENDS ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

          For a discussion of the background of the Merger and the factors considered by the National Bancorp Board in reaching its decision to approve the Merger Agreement, see "MERGER -- Background of Merger," and "-- Reasons for Merger; Recommendation of National Bancorp Board."

          Fairness Opinion of Financial Advisor

          PBS, National Bancorp's advisor with respect to the financial aspects of the Merger, has rendered its written opinion to the National Bancorp Board that, as of February 13, 1998, and as of the date of this Proxy Statement/Prospectus, based upon the matters set forth in such opinions, the Conversion Ratio is fair to the holders of National Bancorp Common from a financial perspective.

          The opinion of PBS, dated as of the date of this Proxy Statement/Prospectus, is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by PBS in rendering its opinion. The opinion of PBS is directed to the National Bancorp Board and does not constitute a recommendation to shareholders of National Bancorp as to how they should vote at the Meeting. National Bancorp has agreed to pay certain fees to PBS for the opinions that it has rendered in conjunction with the Merger. See "MERGER -- Background of Merger" and " -- Fairness Opinion of Financial Advisor" for a further description of the opinion of PBS and of the fees payable by National Bancorp to PBS.

          Management and Operations After Merger

          As a consequence of the Merger, National Bancorp will cease to exist as a separate entity and its subsidiaries, including TCB Bank, will become subsidiaries of CNB. CNB intends to combine the operations of certain CNB and National Bancorp subsidiaries which provide similar services and, to this end, CNB has filed regulatory applications for prior approval of the merger of TCB Bank with and into Citizens Bank of Jasper, a wholly-owned subsidiary of CNB (the "Subsidiary Bank Merger"). The Merger is not conditional upon the prior or simultaneous consummation of the Subsidiary Bank Merger.

          It is not anticipated that the management of CNB or the CNB Board will be affected as a result of the Merger. See "MERGER -- Management and Operations After Merger."

          Conditions to Consummation of Merger

          Consummation of the Merger is subject to certain conditions including, among other things, (i) approval of the Merger Agreement by the requisite holders of National Bancorp Common (see "MEETING -- Vote Required"); (ii) receipt of certain regulatory approvals (see "MERGER -- Regulatory Approvals");
(iii) receipt of a legal opinion on certain tax aspects of the Merger (see "MERGER -- Federal Income Tax Consequences"); (iv) the qualifications of the Merger for "pooling of interests" accounting treatment (see "MERGER -- Accounting Treatment"); and (v) certain other customary closing conditions (see "MERGER -- Conditions to Consummation of Merger"). The conditions described in clauses (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by either party. Although the remaining conditions to the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor National Bancorp intends to waive any such condition except in those circumstances where the CNB Board or the National Bancorp Board, as the case may be, deems such waiver to be in the best interests of CNB and National Bancorp, as the case may be, and its respective shareholders. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. If the condition described in clause (iii) above is not satisfied (the tax-free reorganization status of the Merger), the Merger will not be consummated unless this Proxy Statement/Prospectus is amended to reflect such revised tax treatment and the approval of the Merger by the shareholders of National Bancorp is resolicited. See "MERGER -- Conditions to Consummation of Merger."

          Regulatory Approvals

          The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "B.H.C.A.") and the Indiana Department of Financial Institutions ("D.F.I."). The Merger was approved by the Federal Reserve Board on April 29, 1998. CNB filed an application with the D.F.I. on June 8, 1998. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will receive all requisite regulatory approvals. See "MERGER -- Regulatory Approvals."

          Federal Income Tax Consequences

          The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by CNB or National Bancorp, and no gain or loss will be recognized by shareholders of National Bancorp, except in respect of cash received for fractional shares. Consummation of the Merger is conditioned upon the receipt by CNB and National Bancorp of an opinion of Lewis, Rice & Fingersh, L.C. that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by the holders of shares of National Bancorp Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of CNB Common (including any fractional share interest to which such shareholder would be entitled) received by the shareholders of National Bancorp will be the same as the basis of National Bancorp Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of National Bancorp will include the holding period of the shares of National Bancorp Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time. See "MERGER -- Federal Income Tax Consequences."

          THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF NATIONAL BANCORP WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF NATIONAL BANCORP SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

          Accounting Treatment

          The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles and the qualification of its Merger for "pooling of interests" accounting is a condition to CNB's obligation to consummate the Merger. See "MERGER -- Conditions to Consummation of Merger." If such condition is not met, the Merger will not be consummated unless such condition is waived by CNB (which CNB has indicated that it does not intend to do should such an event arise), and the approval of the Merger by the shareholders of National Bancorp entitled to vote on the Merger is resolicited, if such failure to qualify for pooling of interests is deemed to be material to the financial condition and results of operations of CNB on a pro forma basis assuming the completion of the Merger.

          As of the date of this Proxy Statement/Prospectus, the management of CNB and National Bancorp are not aware of any existing facts or circumstances which would preclude accounting for the transaction as a "pooling of interests." See "MERGER -- Accounting Treatment."

          Business of National Bancorp in Ordinary Course

          Pursuant to the Merger Agreement, National Bancorp has agreed to, and has agreed to cause each of its subsidiaries to, carry on its respective business and to discharge or incur obligations and liabilities only in the usual, regular and ordinary course of business, subject to obtaining CNB's prior approval before undertaking certain specified actions. See "MERGER -- Certain Other Agreements -- National Bancorp -- Business of National Bancorp in Ordinary Course."

          Dividends

          The Merger Agreement provides that National Bancorp may declare and pay its regular quarterly dividend on the National Bancorp Common in an amount not to exceed $0.51 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends. CNB and National Bancorp will, pursuant to the Merger Agreement, cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the National Bancorp shareholders will receive a quarterly dividend from either National Bancorp or CNB but not from both during or with respect to such quarter. See "MERGER -- Dividends."

          Interests of Certain Persons in Merger

          Certain members of the National Bancorp Board and certain members of management of National Bancorp and/or its subsidiaries have interests in the Merger that are in addition to and separate from the interests of shareholders of National Bancorp generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification and insurance, employment and employee benefits after the Merger, and the conversion of employee stock options. The National Bancorp Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "MERGER -- Interests of Certain Persons in Merger."

          Termination of Merger Agreement; Conversion Ratio Adjustment

          The Merger Agreement may be terminated at any time prior to the date on which the Merger is consummated (the "Closing Date"): (i) by mutual written agreement of CNB and National Bancorp; (ii) by either party in the event of a material, uncured breach by the other party of any of such other party's representations and warranties or agreements under the Merger Agreement; (iii) by CNB, following written notice to National Bancorp, if certain reports of environmental inspection on the real properties of National Bancorp to be obtained pursuant to the Merger Agreement disclose any matters requiring remedial or corrective measures the cost of which exceeds $150,000 (as determined in accordance with the Merger Agreement and described under "MERGER -- Certain Other Agreements -- National Bancorp -- Environmental Inspections");
(iv) by either party in the event that any of the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER -- Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER -- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of National Bancorp (see "MEETING -- Vote Required") or if the National Bancorp Board withdraws or modifies its recommendation and approval of the Merger Agreement; (vii) by CNB in the event that National Bancorp or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency (as such term is hereafter defined under "MERGER -- Representations and Warranties") after the date of the Merger Agreement which would have a Material Adverse Effect (as such term is hereafter defined under "MERGER -- Representations and Warranties") on National Bancorp; and (viii) by either party following written notice if the Merger is not consummated on or prior to December 31, 1998. See "MERGER -- Termination of Merger Agreement -- Termination."

          The National Bancorp Board may terminate the Merger Agreement if the CNB Average Price (as such term is hereafter defined under "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment") is less than $35.50 (a " National Bancorp Price Termination Event"). If a National Bancorp Price Termination Event occurs and National Bancorp notifies CNB of its intention to terminate the Merger Agreement, CNB may, within a specified period of time, increase the Conversion Ratio as more fully described herein, in which event the Merger Agreement will continue in effect as so adjusted. See "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment."

          In addition, the CNB Board may terminate the Merger Agreement if the CNB Average Price is greater than $48.50 (a "CNB Price Termination Event"). If a CNB Price Termination Event occurs and CNB notifies National Bancorp of its intention to terminate the Merger Agreement, National Bancorp may, within a specified period of time, decrease the Conversion Ratio as more fully described herein, in which event the Merger Agreement will continue in effect as so adjusted. See "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment."

          Termination Fee

          The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as defined below), National Bancorp will pay to CNB the sum of $1,500,000.

          The term "Triggering Event" means any of the following events (a) upon termination of the Merger Agreement by CNB upon a breach thereof by National Bancorp (including, without limitation, the entering into of an agreement between National Bancorp and any third party which is inconsistent with the transactions contemplated by the Merger Agreement), provided that within 18 months of the date of such termination, either an event described in clause (b) below shall have occurred or, National Bancorp enters into an agreement with any third party whereby such third party will acquire, merge or consolidate with National Bancorp or TCB Bank, purchase all or substantially all of National Bancorp's or TCB Bank's assets or acquire 50% or more of the outstanding shares of National Bancorp Common; (b) any person or group of persons (other than CNB) acquires, or has the right to acquire, 33% or more of the National Bancorp Common, exclusive of shares of National Bancorp Common sold directly or indirectly to such person or group of persons by CNB; or (x) upon the entry by National Bancorp into an agreement or other understanding with a person or group of persons (other than CNB and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with National Bancorp or to purchase all or substantially all of National Bancorp's assets. See "MERGER --Termination Fee."

          Appraisal Rights of Dissenting Shareholders

          The rights of shareholders of National Bancorp who determine to dissent from the Merger are governed by the Indiana Business Corporation Law (the "Indiana Corporate Law") which provides that a shareholder shall be entitled to receive the fair value of his or her shares of National Bancorp Common held immediately before the Merger is consummated if such shareholder:
(i) delivers to National Bancorp, before the Meeting, written notice of his or her intent to demand payment for his or her shares of National Bancorp Common;
(ii) does not vote in favor of the Merger; and (iii) makes written demand for payment of the fair value of his or her shares within a date to be determined by National Bancorp, which date must be between 30 and 60 days after National Bancorp delivers a written dissenters' notice to such shareholder. If the holders of more than approximately 10% of the shares of National Bancorp Common should exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and therefore CNB would not be obligated to consummate the Merger. See "MERGER -- Appraisal Rights of Dissenting Shareholders."

          Waiver and Amendment

          Prior to the Effective Time, CNB and National Bancorp, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement.

          Subject to compliance with applicable law, the Merger Agreement may be amended by CNB and National Bancorp by action taken or authorized by their respective Boards of Directors at any time, except that after approval by the shareholders of National Bancorp, no amendment may change the amount or form of the Merger Consideration to be delivered to the holders of National Bancorp Common other than as contemplated by the Merger Agreement. See "MERGER -- Waiver and Amendment."


Comparison of Shareholder Rights

          The rights of the shareholders of National Bancorp Common and CNB Common differ in certain respects. Holders of National Bancorp Common should be aware that a result of becoming a shareholder of CNB Common through the Merger will be that their shareholder's rights, which are now governed by the Articles of Incorporation, Bylaws and other corporate documents of National Bancorp and the Indiana Corporate Law, will, upon consummation of the Merger, be governed by the Restated Articles of Incorporation, Bylaws and other corporate documents of CNB and continue to be governed by the Indiana Corporate Law. While, as general business corporations incorporated under the laws of the State of Indiana, many of the primary shareholder rights of holders of CNB Common and National Bancorp Common are identical or substantially similar, the governing documents of CNB differ from those of National Bancorp in several respects. The material differences are hereafter described under "COMPARISON OF SHAREHOLDER RIGHTS" and include the shareholder votes required for certain business combinations, removal of directors, amendments to the articles of incorporation, and the ability of shareholders to call special shareholder meetings See "DESCRIPTION OF CNB COMMON STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

          Certain provisions of CNB's Restated Articles of Incorporation and Bylaws reduce CNB's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by the CNB Board. The CNB Board believes that it is in the best interests of CNB and its shareholders to encourage potential acquirors to negotiate directly with the CNB Board and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the CNB Board that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of CNB and which is in the best interests of all shareholders. These provisions may, however, also have the effect of discouraging a future takeover attempt which would not be approved by the CNB Board, but pursuant to which shareholders may receive a premium for their shares over the then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the CNB Board and management more difficult.

Comparative Stock PricesComparative Stock Prices

     Shares of CNB Common are publicly traded on the N.Y.S.E. under the symbol BNK. Prior to April 1996, shares of CNB Common were included for quotation on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol CNBE. The following table sets forth, for the periods indicated, the high and low sale prices of CNB Common.

     There is no established public trading market for the shares of National Bancorp. Management of National Bancorp does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction. Because of the lack of an established public market for shares of National Bancorp Common, the prices indicated may not reflect the prices which would be paid for such shares on an active market.



                                               CNB Common                             National Bancorp Common
                                 ---------------------------------------      ---------------------------------------
                                                               Cash                                         Cash
                                                             Dividend                                     Dividend
                                    High            Low      Declared             High         Low        Declared
                                    ----            ---      --------             ----         ---        --------
Year Ended December 31, 1996
     First Quarter..........       $26.76          $25.17      $.19              $ (1)         $  (1)       $.44
     Second Quarter.........        26.30           25.40       .19               55.00           (2)        .45
     Third Quarter..........        28.09           24.72       .19                (1)            (1)        .46
     Fourth Quarter.........        39.77           27.98       .21               60.00           (2)        .46
Year Ended December 31, 1997
     First Quarter..........       $38.21          $34.76      $.21              $70.00        $  (2)       $.46
     Second Quarter.........        42.74           37.62       .21               70.00           (2)        .50
     Third Quarter..........        43.19           38.33       .21               70.00           (2)        .51
     Fourth Quarter.........        48.63           39.69       .23               70.00           (2)        .51
Year Ending December 31, 1998
     First Quarter..........       $49.38          $41.38      $.23              $85.00        $  (2)       $.51
     Second Quarter
     (through June 18, 1998)       $53.75          $43.25      $.23                (1)            (1)

________________
(1)  Management is aware of no transactions during this period.

(2)  Only one transaction is known to management.

     The following table sets forth the closing sale price of CNB Common as reported on the N.Y.S.E. on February 12, 1998, the last trading day before the announcement of the Merger Agreement, and on June 18, 1998. Management of National Bancorp is not aware of any transactions in the National Bancorp Common as of such dates. The most recent transaction in the National Bancorp Common known to management occurred on January 29, 1998 at a price of $85.00. The National Bancorp Common Equivalent represents the closing sale price of CNB Common on such date multiplied by the Conversion Ratio of 3.45.

                                                CNB            National Bancorp
                                               Common         Common Equivalent
                                               ------         -----------------
     February 12, 1998.....................    $45.47              $156.87
     June 18, 1998.........................    $44.50              $153.53

     Shareholders are advised to obtain current market quotations for CNB
Common.

                      SELECTED COMPARATIVE PER SHARE DATA

     The following summary presents, for the periods indicated, selected comparative historical, pro forma and pro forma equivalent per share data for CNB and National Bancorp. The amounts designated "Historical" represent the historical financial results of CNB and National Bancorp. CNB's historical financial data has been restated for the periods presented to reflect the Pinnacle Acquisition, which was consummated on April 17, 1998, and was accounted for under the pooling of interests method of accounting. The amounts designated "Pro Forma Combined Per CNB Share" represent the pro forma results of the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger, see "MERGER -- Accounting Treatment." The amounts designated "Equivalent Pro Forma Per National Bancorp Share" are computed by multiplying the Pro Forma Combined Per Share amounts by the Conversion Ratio of 3.45 shares of CNB Common for each share of National Bancorp Common. See "MERGER -- Merger Consideration." The Conversion Ratio is subject to adjustment under certain circumstances. See "MERGER -- Termination of Merger Agreement -- Conversion Ratio Adjustment."

     The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. The data presented below for, and as of, the three month periods ended March 31, 1998 and 1997 reflect, in the opinion of management of CNB and National
Bancorp, as the case may be, all adjustments considered necessary for fair presentation. Interim results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for future periods, including the year ended December 31, 1998, and should be read in conjunction with the more detailed information and historical financial statements and the notes thereto incorporated by reference in this Proxy Statement/Prospectus and set forth herein and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PARTIES TO MERGER -- CNB," "INFORMATION ABOUT NATIONAL BANCORP," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF NATIONAL BANCORP."

                                                         Three Months Ended
                                                              March 31,         Year Ended December 31,
                                                        ---------------------  -------------------------
                                                           1998        1997     1997     1996     1995
                                                           ----        ----     ----     ----     ----
Basic net income per share:
Historical:
  CNB.................................................    $ 0.58       $ 0.53   $ 1.80   $ 1.61   $ 1.70
  National Bancorp....................................      1.66         1.43     7.00     5.97     5.57
Pro forma combined per CNB share......................      0.58         0.52     1.81     1.62     1.70
Equivalent pro forma per National Bancorp share.......      2.00         1.79     6.24     5.59     5.87
Diluted net income per share:
Historical:
  CNB.................................................    $ 0.58       $ 0.52   $ 1.78   $ 1.59   $ 1.67
  National Bancorp....................................      1.62         1.41     6.84     5.89     5.54
Pro forma combined per CNB share......................      0.57         0.51     1.78     1.59     1.67
Equivalent pro forma per National Bancorp share.......      1.97         1.76     6.14     5.49     5.76
Dividends per share:(1)
Historical:
  CNB(2)..............................................    $ 0.23       $ 0.21   $ 0.86   $ 0.78   $ 0.53
  National Bancorp....................................      0.51         0.46     1.93     1.79     1.63
Pro forma combined per CNB share......................      0.23         0.21     0.86     0.78     0.53
Equivalent pro forma per National Bancorp share.......      0.79         0.72     2.97     2.69     1.83
Book value per share:
Historical:
  CNB.................................................    $15.64(3)    $14.55   $15.39   $15.26   $15.32
  National Bancorp....................................     57.85        52.67    56.65    51.91    48.00
Pro forma combined per CNB share......................     15.68(3)     14.59    15.43    15.27    15.27
Equivalent pro forma per National Bancorp share.......     54.10(3)     50.34    53.23    52.68    52.68

    ___________________________
(1) CNB's pro forma and National Bancorp's pro forma equivalent dividends per share represent historical dividends per share declared by CNB multiplied by the Conversion Ratio of 3.45.
(2) In the past years, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.
(3) Results for 1998 do not reflect the one-time merger-related charges of $30.0 million, net of taxes, which will be recorded by CNB during the second quarter of 1998 in connection with the Pinnacle Acquisition consummated on April 17, 1998. Including the effect of the charges, the CNB historical book value per share would have been $14.75, the Pro forma combined per CNB share would have been $14.81 and the Equivalent pro forma per National Bancorp share would have been $51.09.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below set forth selected data for CNB and National Bancorp and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented has been prepared in accordance with generally accepted accounting principles. In the case of CNB, the data has been restated to reflect the Pinnacle Acquisition which was accounted for under the pooling of interests method of accounting, and should be read in conjunction with CNB's Current Report on Form 8-K filed with the Commission on June 3, 1998 (as amended by CNB's Current Report on Form 8-K/A filed with the Commission on June 16, 1998). Generally accepted accounting principles prescribe giving effect to a consummated business combination, such as the Pinnacle Acquisition, accounted for by the pooling of interests method in financial statements that do not include the date of consummation. This summary supplemental consolidated financial data does not extend through the date of consummation of the Pinnacle Acquisition; however, it will become the historical summary consolidated financial data of the Company after the consolidated financial statements covering the date of consummation of the business combination are issued. In the case of National Bancorp, the data should be read in conjunction with the consolidated financial statements of National Bancorp included herein. The data presented below for, and as of, the three-month periods ended March 31, 1998 and 1997 reflect, in the opinion of management of CNB and National Bancorp, as the case may be, all adjustments considered necessary for fair presentation. Interim results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for future periods, including the year ended December 31, 1998. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated and should be read in conjunction with the unaudited pro forma financial statements included elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PARTIES TO MERGER -- CNB," "INFORMATION ABOUT NATIONAL BANCORP," "PRO FORMA FINANCIAL DATA," and "FINANCIAL STATEMENTS OF NATIONAL BANCORP."

                                                                CNB
                                            Three Months Ended
                                                March 31,                             Year Ended December 31,
                                        --------------------------  -----------------------------------------------------------
                                           1998            1997      1997(5)     1996(6)       1995         1994         1993
                                        ----------      ----------  ----------  ----------  -----------  ----------  ----------
                                                           (dollars in thousands, except per share amounts)
Income statement data:
 Interest income......................  $  123,157      $  120,147  $  500,694  $  451,728  $   387,880  $  314,414  $  305,748
 Interest expense.....................      65,792          63,562     267,112     234,496      198,448     146,342     147,194
 Net interest income..................      57,365          56,585     233,582     217,232      189,432     168,072     158,554
 Provision for loan losses............       3,316           3,563      24,886      13,283        8,349       7,538       5,679
 Non-interest income..................      22,155          17,126      79,091      68,686       56,437      56,126      53,251
 Non-interest expense.................      47,619          43,745     198,224     191,940      157,108     146,942     135,854
 Net income...........................      19,582          17,548      59,874      53,682       52,847      45,954      47,043
Per share data:
  Basic net income....................  $     0.58      $     0.53  $     1.80  $     1.61  $      1.70  $     1.48  $     1.54
  Diluted net income..................        0.58            0.52        1.78        1.59         1.67        1.45        1.51
 Dividends declared(1)                        0.23            0.21        0.86        0.78         0.53        0.68        0.64
 Book Value...........................       15.64(4)        14.55       15.39       15.26        15.32       14.26       13.14
Balance sheet data at period end:
 Loans................................  $3,941,716      $3,731,399  $3,988,016  $3,690,944  $ 3,227,232  $3,081,314  $2,674,577
 Earning assets.......................   6,101,945       5,992,409   6,144,991   5,928,180    5,177,427   4,479,696   4,034,543
 Assets...............................   6,568,285(4)    6,395,754   6,595,718   6,351,785    5,576,314   4,806,175   4,413,795
 Deposits.............................   4,660,897       4,552,296   4,614,555   4,593,441    4,255,135   3,631,957   3,560,483
 FHLB advances and long-term debt.....     654,000         597,090     722,393     545,968      202,939     252,384     236,119
 Shareholders' equity.................     524,635(4)      484,860     515,463     495,673      475,789     401,630     396,091
Financial ratios:
 Return on average assets(2)..........        1.20%           1.13%       0.93%       0.91%        1.05%       1.02%       1.09%
 Return on average equity(2)..........       15.32           14.41       12.02       11.16        12.31       11.37       12.68
 Net interest  margin(2)..............        3.89            3.95        3.94        4.03         4.09        4.07        4.04
 Equity to assets.....................        7.99(4)         7.58        7.82        7.80         8.53        8.36        8.97
 Tier 1 risk-based capital............       11.78(4)        11.93       11.49       11.92        11.93       11.87       12.63
 Net charge-offs to average loans(2)..        0.34            0.37        0.42        0.36         0.27        0.15        0.20
 Allowance for loan losses to loans...        1.40            1.25        1.38        1.25         1.34        1.33        1.32
 Non-performing loans to loans........        0.76            0.84        0.70        0.91         1.00        0.65        0.80
 Allowance for loan losses to non-
  performing loans....................         184             149         197         137          134         205         164
 Risk assets to loan-related assets(3)        1.12            1.23        1.10        1.36         1.38        1.11        1.35

_________________________________

(1) Not restated for pooling transactions. In the years prior to 1995, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.
(2)  Annualized in the case of interim financial data.
(3) Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed properties. Loan-related assets include loans and foreclosed properties.
(4) Results for 1998 do not reflect the one-time merger-related charges of $30.0 million, net of taxes, which will be recorded by CNB during the second quarter of 1998 in connection with the Pinnacle Acquisition consummated on April 17, 1998. Including the effect of the charges, book value per share would have been $14.75, assets would have been $6,550,585, shareholders' equity would have been $494,635, equity to assets ratio would have been 7.55% and Tier 1 risk-based capital ratio would have been 11.07%.
(5) Net income for 1997 was negatively impacted by restructuring charges of $8.4 million, net of taxes, and conforming loan loss methodology charges of $6.0 million, net of taxes, in connection with Pinnacle's August 1997 acquisitions of Indiana Federal Corporation and CB Bancorp reducing basic and diluted income per share by $.43.
(6) Net income for 1996 included a one-time assessment, required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF), which reduced net income by $6.6 million and basic and diluted earnings per share by $.20.

                               NATIONAL BANCORP

                                                       Three Months Ended
                                                           March 31,                          Year Ended December 31
                                                       ------------------       ---------------------------------------------------
                                                         1998       1997       1997        1996       1995        1994       1993
                                                         ----       ----       ----        ----       ----        ----       ----
                                                                                    (Dollars in thousands, except per share amounts)
Income statement data:
 Interest income.....................................  $  3,749   $  3,627    $ 15,061    $ 14,178   $ 12,939   $  9,428   $  8,645
 Interest expense....................................     1,824      1,830       7,391       7,063      6,218      4,163      4,087
 Net interest income.................................     1,925      1,797       7,670       7,115      6,721      5,265      4,558
 Provision for loan losses...........................        90         90         413         310        220        237        138
 Non-interest income.................................       398        367       1,588       1,074        892        730        762
 Non-interest expense................................     1,423      1,339       5,342       4,898      4,735      3,580      3,288
 Net income(1).......................................       523        468       2,229       1,920      1,741      1,528      1,368
Per share data:
 Basic net income(1).................................  $   1.66   $   1.43    $   7.00    $   5.97   $   5.57   $   4.90   $   4.38
 Diluted net income(1)...............................      1.62       1.41        6.84        5.89       5.54       4.90       4.38
 Dividends declared..................................      0.51       0.46        1.93        1.79       1.63       1.57       1.27
 Book value..........................................     57.85      52.67       56.65       51.91      48.00      43.05      40.36
Balance sheet data at period end:
 Loans...............................................  $142,149   $134,766    $138,674    $129,927   $109,702   $ 95,025   $ 83,168
 Earning assets......................................   176,606    179,311     179,447     173,154    154,992    129,245    116,502
 Assets..............................................   188,549    187,760     191,287     184,992    167,034    137,283    122,627
 Deposits............................................   154,259    155,159     155,342     152,412    141,274    115,522    100,846
 FHLB advances and long term-debt....................     9,455      7,773       7,707       9,273       6,839      4,905     3,459
 Shareholders' equity................................    18,228     17,279      17,850      16,997      15,013     13,438    12,593
Financial ratios:
 Return on average assets(2).........................     1.19%      1.04%       1.20%       1.10%       1.10%      1.20%     1.17%
 Return on average equity(2).........................    11.59      10.94       13.10        12.00      12.20      11.70     11.20
 Net interest margin(2)..............................     4.51       4.31        4.56        4.50        4.75       4.71      4.54
 Equity to assets....................................     9.67       9.20        9.33        9.19        8.99       9.79     10.27
 Tier 1 risk-based capital...........................    12.13      11.68       11.90       11.60       11.54      10.20     10.10
 Net charge-offs to average loans(2).................     0.03       0.26        0.22        0.15        0.01       0.07      0.06
 Allowance for  loan losses to loa...................     1.44       1.37        1.42        1.42        1.57       1.32      1.29
 Non-performing loans to loans.......................     0.19       0.72        0.21        0.66        0.00       0.03      0.01
 Allowance for loans losses to non-performing loans..      755        190         688         215         N/A       4167     15371
 Risk assets to loan-related assets..................     0.33       0.88        0.32        0.87        0.14       0.12      0.29


___________________________

(1) Net income excludes the cumulative effect of the change in accounting for income taxes in 1993.
(2)  Annualized in the case of interim financial information.
(3) Risk assets include non-performing loans, loans past due 90 days and still accruing interest, and foreclosed properties. Loan-related assets include loans and foreclosed properties.

                           CNB AND NATIONAL BANCORP
                  PRO FORMA COMBINED SELECTED FINANCIAL DATA


                                                             Three Months Ended
                                                                 March 31,                         Year Ended December 31,
                                                       ------------------------------    -------------------------------------------
                                                         1998            1997             1997(5)          1996(6)           1995
                                                       ----------     ----------         ---------       ----------       ----------
                                                                                    (Dollars in thousands, except per share amounts)
Income statement data:
Interest income...................................   $  126,906    $  123,774         $  515,755       $  465,906       $  400,819
Interest expense..................................       67,616        65,392            274,503          241,559          204,666
Net interest income...............................       59,290        58,382            241,252          224,347          196,153
Provision for loan losses.........................        3,406         3,653             25,299           13,593            8,569
Non-interest income...............................       22,553        17,493             80,679           69,760           57,329
Non-interest expense..............................       49,042        45,084            203,566          196,838          161,843
Net income........................................       20,105        18,016             62,103           55,602           54,588
Per share data:
Basic net income..................................   $     0.58    $     0.52         $     1.81       $     1.62       $     1.70
Diluted net income................................         0.57          0.51               1.78             1.59             1.67
Dividends declared(1).............................         0.23          0.21               0.86             0.78             0.53
Book value........................................        15.68(4)      14.59              15.43            15.27            15.27
Balance sheet data at period end:
Loans.............................................   $4,083,865    $3,866,165         $4,126,690       $3,820,871       $3,336,934
Earning assets....................................    6,278,551     6,171,720          6,324,438        6,101,334        5,332,419
Assets............................................    6,756,834(4)  6,583,514          6,787,005        6,536,777        5,743,348
Deposits..........................................    4,815,156     4,707,455          4,769,897        4,745,853        4,396,409
FHLB advances and long-term debt..................      663,455       604,863            730,100          537,241          209,778
Shareholders' equity..............................      542,863(4)    502,139            533,313          512,670          490,802
Financial ratios:
Return on average assets(2).......................         1.20%         1.13%              0.93%            0.92%            1.05%
Return on average equity(2).......................        15.19         14.29              12.06            11.19            12.31
Net interest margin(2)............................         3.91          3.96               3.96             4.04             4.11
Equity to assets..................................         8.03(4)       7.63               7.86             7.84             8.55
Tier 1 risk-based capital.........................        11.78(4)      11.92              11.50            11.91            11.91
Net charge-offs to average loans(2)...............         0.33          0.37               0.42             0.35             0.26
Allowance for loan losses to loans................         1.40          1.25               1.39             1.26             1.35
Non-performing loans to loans.....................         0.74          0.83               0.68             0.90             0.97
Allowance for loan losses to non-performing loans.          189           151                202              139              140
Risk assets to loan-related assets(3).............         0.66          0.72               0.42             0.53             0.56

___________________________


_________________________________

(1) Not restated for pooling transactions. In the years prior to 1995, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.

(2) Annualized in the case of interim financial data.

(3) Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed properties. Loan-related assets include loans and foreclosed properties.

(4) Results for 1998 do not reflect the one-time merger-related charges of $30.0 million, net of taxes, which will be recorded by CNB during the second quarter of 1998 in connection with the Pinnacle Acquisition consummated on April 17, 1998. Including the effect of the charges, book value per share would have been $14.81, assets would have been $6,739,134, shareholders' equity would have been $512,863, equity to assets ratio would have been 7.61% and Tier 1 risk-based capital ratio would have been 11.06%.

(5) Net income for 1997 was negatively impacted by restructuring charges of $8.4 million, net of taxes, and conforming loan loss methodology charges of $6.0 million, net of taxes, in connection with Pinnacle's August 1997 acquisitions of Indiana Federal Corporation and CB Bancorp reducing basic and diluted income per share by $.43.

(6) Net income for 1996 included a one-time assessment, required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF), which reduced net income by $6.6 million and basic and diluted earnings per share by $.20.

                               PARTIES TO MERGER


CNB


    General

    CNB, headquartered in Evansville, Indiana, is the largest bank holding company based in Indiana. Through its 139 banking offices, 29 consumer finance offices, and 190 ATMs, CNB provides a wide range of commercial banking, retail banking, trust, insurance and investment services to customers in Indiana, Illinois, Michigan, Kentucky and Tennessee. At March 31, 1998 (giving effect to the Pinnacle Acquisition), CNB had assets of $6.6 billion, deposits of $4.7 billion, loans of $3.9 billion and shareholders' equity of $525 million.

    CNB has grown significantly through 32 acquisitions of banks and non-banks since 1986. CNB consummated its largest acquisition to date on April 17, 1998, when it acquired Pinnacle, a $2.1 billion asset bank holding company headquartered in St. Joseph, Michigan. The Pinnacle Acquisition represents CNB's first entry into these markets. Pinnacle operated 14 offices in southwestern Michigan and 30 offices in northwestern Indiana.

    CNB operates with a super community bank philosophy decentralizing day-to-day customer services such as pricing and lending decisions, while centralizing data processing systems, product development and back office support functions. CNB's operations in each market are managed by a president under the guidance of a regional board of directors. By keeping the decision-making process close to the customer, CNB believes it has a competitive advantage over super regional companies, while providing the necessary scale to manage expenses. Management believes that CNB's size gives it a considerable advantage over community banks through a much more diverse product offering and greater access to resources, especially technology. CNB has operations in six of the ten largest Indiana counties. Based upon the most recently available FDIC deposit data, 78% of its deposits come from markets where CNB ranks first, second or third in deposit market share.

    CNB's principal goal is consistent growth of core earnings. To achieve its goal, CNB focuses on revenue growth and expense management.

    Revenue growth is driven by (i) developing quality loans with small businesses and consumers, (ii) selectively acquiring banks and fee-based businesses, (iii) selling internally developed or third-party fee-based products, and (iv) motivating associates with incentive compensation.

 .         CNB focuses on loan growth in the small business and consumer markets.
          Management believes that strong community-oriented relationships provide a competitive advantage over super regional banks. Without giving effect to the Pinnacle Acquisition, commercial, commercial real estate and consumer loans have experienced double-digit growth on an annualized basis each quarter since January 1, 1996.

 .         CNB has pursued a strategy of actively acquiring banks and thrifts which are principally responsible for assets increasing from $1.9 billion at December 31, 1992 to $6.6 billion at March 31, 1998. To complement its bank and thrift acquisition, CNB has completed non-banking acquisitions such as Wedgewood Partners, Inc. ("Wedgewood"), a full service broker-dealer and asset management firm, Citizens Insurance of Evansville, the largest independent insurance agency in Evansville, and Small, Parker & Blossom, a third party employee benefit plan administrator.

 .         In order to grow its fee based businesses, CNB focuses on investment products sales, insurance sales and employee benefit plan administration. Products are developed both in-house and selected from third-party providers.

 .         In 1997 all associates of CNB were granted stock options to reward their contributions to CNB and align their interests with the interests of the shareholders. Associates also are rewarded with cash bonuses for increasing earnings per share. In addition, an extensive retail incentive program rewards associates for successful referrals of new customers and cross-selling of CNB's products.

     Expense management is driven by (i) back office operating efficiencies,
(ii) utilizing outsourcing where appropriate, and (iii) realizing cost savings from acquisitions.

 .         CNB has three regional check processing and deposit operation functions in Indiana and Illinois. Otherwise, essentially all other back office support groups are located in Evansville. This approach to back office operations facilitates efficiencies. At the same time, CNB's banking units remain focused on customer service, selling and credit quality.

 .         Outsourcing non-core activities has played a key role in expense control by allowing experts to focus on operational issues of CNB. CNB has entered into a facilities management arrangement with an experienced third-party provider of data processing services and, in 1997, entered into a revenue sharing arrangement with a major credit card servicer to which the Company sold its credit card portfolio.

 .         CNB has actively acquired banks, thrifts and non-bank businesses to facilitate growth. Cost savings are generally realized from acquisitions when they are converted to CNB's data processing, back office, marketing, and product development systems. There can be, however, no assurance that CNB will achieve cost savings in an acquisition as they are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from those originally contemplated by CNB.

     CNB filed a registration statement with the Commission on June 3, 1998 to facilitate an underwritten public offering of 6.0% Shared Preference Redeemable Securities (the "Capital Securities") to raise gross proceeds of up to $150.0 million ($172.5 million if the underwriters' over-allotment option is exercised) (the "Proposed Offering"). The registration statement was declared effective by the Commission on June 18, 1998. The Capital Securities will be issued by CNB Capital Trust I (the "Issuer"), a newly-created special purpose subsidiary of CNB organized solely to facilitate the Proposed Offering. Each Capital Security, $25 per share liquidation amount, will be convertible into 0.4605 shares of CNB Common at the option of the holder thereof. In the aggregate, the Capital Securities will be convertible into 2.8 million shares of CNB Common (3.2 million if the underwriters' over-allotment option is not exercised).

     The Issuer will use the gross proceeds from the sale of the Capital Securities to purchase a like amount of Convertible Subordinated Debentures from CNB. CNB intends to use the net proceeds from the sale of the Convertible Subordinated Debentures for general corporate purposes including, without limitation, the repayment of debt, the funding of investments in or extensions of credit to its subsidiaries, the financing of acquisitions and the repurchase of CNB Common. The Proposed Offering is expected to close during the second quarter of 1998, although there can be no assurance as to if or when the Proposed Offering actually will be consummated. The Proposed Offering will be made only by means of a prospectus, and will be subject to compliance with applicable state securities laws and favorable market conditions. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any shares of Capital Securities. The financial information included herein does not give pro forma effect to the Proposed Offering.

     Recent Developments

     The following is an overview of CNB's results of operations for the first quarter of 1998 and the year ended December 31, 1997 on a pro forma basis after giving effect to the Pinnacle Acquisition which was consummated on April 17, 1998, and accounted for as a pooling of interests.

     Overview

     First quarter 1998 diluted net income per share of $.58 was 12% higher than the first quarter of 1997. Net income for the quarter was $19.6 million compared to $18.6 million and $17.5 million for the fourth and first quarters of 1997, respectively. Annualized returns on average assets and average shareholders' equity for the quarter ended March 31, 1998, were 1.20% and 15.32%, respectively, compared with 1.13% and 14.41% for the same period of 1997.

     Diluted net income per share for the year ended December 31, 1997, was $1.78, an increase of 12% over the $1.59 earned in 1996. Net income for 1997 was negatively impacted by restructuring charges and conforming loan loss methodologies from Pinnacle's August 1997 acquisitions of Indiana Federal Corporation ("IFC") and CB Bancorp ("CB"). The restructuring charges and conforming loan loss methodologies reduced net income by $8.4 million and $6.0 million, respectively, and diluted net income per share by $.25 and $.18, respectively. Net income for 1996 included a one-time assessment, required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF), which reduced net income and diluted net income per share by $6.6 million and $.20, respectively. Excluding these nonrecurring items, diluted net income per share for 1997 of $2.21 increased 23% from $1.79 in 1996.

     CNB's earnings in 1997 resulted in returns on average assets and shareholders' equity of .93% and 12.02%, respectively, compared with a return on average assets of .91% and return on average shareholders' equity of 11.16% in 1996. Exclusive of the restructuring charges, conforming adjustments, and SAIF assessment, returns on average assets and shareholders' equity were 1.15% and 14.94%, respectively, in 1997 compared to 1.03% and 12.55% in 1996, respectively.

     Loans and Net Interest Income

     Average loans, excluding residential mortgages, of $2.7 billion grew 13.2% in the first quarter of 1998 from the same period in 1997. Including residential mortgages, average loans increased 5.2% from the first quarter of 1997 and declined slightly from the fourth quarter of 1997. CNB intends to continue growing its commercial and consumer loan sectors of its portfolio, while selling its residential mortgage production. This strategy, combined with normal prepayments, resulted in residential mortgages declining $87.3 million between December 31, 1997 and March 31, 1998.

     Net interest income for the first quarter of 1998 was $780 thousand greater than the first quarter of 1997 due to increased earning assets offset by a lower net interest margin. The margin was 3.89% for the first quarter of 1998 compared to 3.95% for the first quarter of 1997. The flat yield curve, combined with increased competition and pre-payments, resulted in yields on loans and securities falling and reducing the yield on interest earning assets and the net interest margin.

     Average loans for 1997 grew $406 million from 1996 principally from increased commercial and commercial real estate lending and mortgage loans purchased under agreements to resell. The net interest margin was 3.94% for 1997 versus 4.03% for the previous year. The strong loan growth came at marginally lower rates causing average loan yields to fall. The net interest margin also declined in 1997 due to the sale of CNB's credit card portfolio and additional investment in corporate-owned life insurance, the income on which is recorded as non-interest.

     Asset Quality and Provision for Loan Losses

     The allowance for loan losses at March 31, 1998, was $55.2 million, or 1.40% of loans, compared to $55.2 million and 1.38% at year-end 1997. Non-performing loans consist of loans classified as troubled debt restructurings and loans on non-accrual status. CNB's non-performing loans as of March 31, 1998 totaled $29.9 million, an increase of $1.9 million from December 31, 1997. The allowance for loan losses represented 1.84 times non-performing loans on March 31, 1998. Risk assets, which include non-performing loans, foreclosed properties and loans past due 90 days or more and accruing, were $44.3 million at March 31, 1998 or 1.12% of loan-related assets. The provision for loan losses was $3.3 million for the first quarter of 1998 representing .34% of average loans on an annualized basis. Net charge-offs were .34% of average loans for the quarter, slightly better than the .37% for the first quarter of 1997.

     The allowance for loan losses at December 31, 1997, was $55.2 million or 1.38% of loans compared to $46.2 million and 1.25% the prior year-end. Non-performing loans at December 31, 1997, totaled $28.0 million, a decrease of $5.6 million from December 31, 1996. The allowance for loan losses was 1.97 times non-performing loans at December 31, 1997, compared to 1.37 times at year-end 1996. Risk assets declined $6.3 million to $44.1 million at year-end. The provision for loan losses totaled $24.9 million in 1997, an increase of $11.6 million over the prior year, principally as a result of additional provisions to conform the loan loss methodologies of IFC and CB to that of Pinnacle. Net charge-offs for 1997 increased to .42% of average loans from .36% in 1996, also as a result of conforming loan loss methodologies.

     Non-Interest Income

     Non-interest income in the first quarter of 1998 was $22.2 million, increasing $5.0 million or 29% from the same period in 1997, of which $459 thousand related to the January 1, 1998 acquisition of Wedgewood, a full service broker/dealer and asset manager. Service charges on deposits increased 22% compared to the first quarter of 1997 as a result of an increased number of deposit accounts and chargeable services, higher activity fees and new fee sources, combined with improved efforts to collect a greater percentage of assessable fees. Mortgage banking revenue increased due to strong demand for new and refinanced residential mortgages and increased loan sales. Other income increased $1.2 million as compared to the first quarter of 1997, principally due to CNB's increased investment in a corporate-owned life insurance program.

     Non-interest income represented 24.8% of net fully tax equivalent revenues in 1997 as compared to 23.6% in 1996. Service charges on deposit accounts increased 16% in 1997 compared to 1996 as a result of an increased number of deposit accounts and chargeable services, higher activity fees and new fee sources combined with improved efforts to collect a greater percentage of assessable fees.

     Trust and plan administration fees increased $2.1 million to $9.8 million in 1997. The May 31, 1996, acquisition of Small Parker & Blossom, a third party administrator of employee benefit plans, accounted for $1.3 million of this increase. Trust fee income, which is based primarily on the market value of assets under management or custody, also increased over 1996.

     Mortgage banking revenue decreased $1.3 million in 1997 due primarily to gains recorded in 1996 from the securitization of large pools of residential mortgage loans offset by increased mortgage origination activities. Other income increased $6.5 million in 1997 compared to 1996. CNB recorded a gain of $646 thousand from the sale of its credit card portfolio. The remaining increase was principally due to increased revenues of $1.8 million from a corporate-owned life insurance program, $481 thousand from the expiration of interest rate option contracts, $412 thousand from net securities trading account gains and $472 thousand from non-customer ATM access fees.

     Non-Interest Expense

     Non-interest expenses increased 9%, or $3.9 million, in the first quarter 1998 and as compared to the first quarter 1997, generally due to increased
business activity and the Wedgewood acquisition.    The Wedgewood acquisition
accounted for $545 thousand of the expense increase. Salaries and employee benefits increased $1.1 million to $24.1 million in the first quarter from the same period in 1997.

     Non-interest expense increased $6.3 million, or 3.3%, in 1997 compared with 1996. This increase principally due to increased compensation of $10.2 million, data processing of $2.1 million, professional fees of $2.8 million, and other expenses of $3.0 million which were offset by a reduction in the FDIC premiums of $2.4 million and one-time SAIF assessment in 1996 of $11.0 million. Included with 1997 expenses were $11.5 million of restructuring charges recorded by Pinnacle in connection with its mergers with IFC and CB, which increased compensation by $4.6 million, data processing by $2.2 million, professional fees by $2.0 million and other expenses by $2.7 million. Exclusive of the restructuring charges in 1997 and the SAIF assessment in 1996, non-interest expense increased 3.2% in 1997 compared with 1996. Incentive compensation accounted for a significant portion of the remaining increase in compensation expense as CNB continues to emphasize performance-based awards tied to net income per share and product sales. Occupancy expense and equipment related expenses increased $1.6 million due to expanded business activities and equipment upgrades required to facilitate growth from acquisitions.

     Merger Related Charges

     In connection with the Pinnacle Acquisition, CNB will record during the second quarter of 1998, one-time merger related charges of $41.3 million. The charges include $8.3 million in technology-related costs (including contract termination, software and equipment write-offs), $9.7 million in severance pay and other personnel related expenses, $6.7 million for professional fees, $11.2 million in conforming accounting policies of Pinnacle to those of CNB, and $5.4 million in other costs. The after-tax effect of these charges is $30.0 million or $.89 per share. These charges are greater than CNB originally anticipated, principally due to greater adjustments to conform the accounting policies followed by Pinnacle to CNB's more conservative policies for revenue and expense recognition under generally accepted accounting principles, greater severance pay under employment contracts and a higher level of attrition, and other costs, including write-downs of equity investments.

     Other Considerations

     Pinnacle Acquisition

     CNB acquired Pinnacle on April 17, 1998 increasing CNB's total assets by approximately 50%.

During the two year period prior to its agreement to merge with CNB, Pinnacle had increased its assets from approximately $449 million to $2.1 billion as a result of three significant acquisitions. On August 1, 1997, Pinnacle completed its most recent mergers with IFC, headquartered in Valparaiso, Indiana, and CB, headquartered in Michigan City, Indiana. In connection with these two mergers, which increased its assets by approximately 95%, Pinnacle experienced significant problems with the conversion of the data processing systems and related reconcilement issues, the integration of operations, and the departure of certain employees. These problems created numerous customer service issues, including the misposting of customer transactions, and resulted in lower than expected revenues and greater than expected expenses since the conversion in the fourth quarter of 1997. CNB continues to work on clearing the reconciling items, it does not expect the resolution of such items to have a material impact on CNB's future financial results.

     CNB expects to achieve cost savings through the Pinnacle Acquisition, principally from the consolidation of data processing and back office operations and a reduction of corporate overhead and also expects to improve net interest income through a restructuring of the investment portfolio and borrowed funds position and to increase non-interest income through the sale of expanded product lines and increased sales efforts. There can, however, be no assurance that such cost savings and improvements will be achieved in the amounts or within the time frames currently expected especially in light of the conversion, systems and reconcilement problems discussed above. The failure to achieve such cost savings and improvements could adversely affect the market price for the CNB Common.

     Growth Through Acquisitions

     CNB has grown significantly through 32 acquisitions of banks and non-banks since 1986. The future growth of CNB will be dependent in part upon the ability of CNB to acquire businesses at favorable prices, terms and conditions, and to properly manage and integrate their operations. CNB's ability to expand successfully through acquisitions depends upon many factors, including the successful identification and acquisition of financial institutions and other related businesses and management's ability to effectively integrate the acquired businesses. Future acquisitions by CNB may involve the issuance of CNB Common which would have the effect of diluting the ownership interests of the existing shareholders of CNB.

     Acquisitions entail risks that business judgments will prove inaccurate with respect to anticipated market growth, projected revenue enhancements, and expected operating expense savings. Acquisitions also entail the risks of the diversion of management's attention and the conversion of the operations and the assimilation of personnel of the acquired companies, each of which could adversely affect CNB's operating results. In addition, the success of any acquisition will depend in part upon CNB's ability to effectively integrate the acquired company into CNB's operations and implement its business style and philosophy.

     There can be no assurance that future acquisition opportunities, if any, can be consummated on favorable terms, that CNB will be successful in acquiring or integrating any businesses, or that any such acquisitions, including Pinnacle, will enhance the earnings of CNB as described herein.

     Year 2000 Issues

     Most computer programs were originally designed to recognize calendar years by only their last two digits. Consequently, these programs cannot differentiate the year 2000 and beyond from the year 1900. This programming issue will affect many data processing systems including those used by CNB and its commercial customers. Management has formed a committee which meets weekly to analyze the business and operational issues associated with the year 2000 and to plan for and monitor the status of corrective measures. CNB has outsourced most data processing activities and those vendors are responsible for modifying their programs to be compliant with year 2000 processing. The committee has found that where outside vendors are not responsible, most programs and equipment are fully depreciated and no write-off costs will be necessary. Certifications from remaining vendors as to their year 2000 compliance are expected by mid-1998 and all systems are expected to be upgraded by December 31, 1998. Based on the foregoing, CNB does not expect to spend any significant amounts with outside contractors related to the year 2000. Commercial customers have been contacted and efforts made to ensure their readiness for year 2000 also. At this time, management does not anticipate any material impact to CNB's operations, cash flows or financial condition as a result of these year 2000 issues.

    For additional information concerning CNB, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

National Bancorp

    National Bancorp was organized in 1983 as a bank holding company for TCB Bank. National Bancorp is headquartered in Tell City, Indiana, where TCB Bank conducts its principal operations. As of March 31, 1998, National Bancorp had consolidated assets of $189 million, deposits of $154 million, loans of $142 million and shareholders' equity of $18 million.

    The business of National Bancorp consists primarily of the ownership, supervision and control of its subsidiaries. National Bancorp provides commercial and retail banking and related financial services to customers in Perry County and Spencer County, Indiana. National Bancorp's direct and indirect subsidiaries include: TCB Bank, which is a banking corporation chartered under the laws of the State of Indiana, Chris Zoercher Insurance Agency, Inc., which sells property, casualty, life and health insurance and annuities as an independent insurance agent, and the Investment Center, which provides investment services.

    For additional information concerning National Bancorp, see "INFORMATION ABOUT NATIONAL BANCORP" and "FINANCIAL STATEMENTS OF NATIONAL BANCORP."

                                    MEETING

Date, Time and Place of MeetingDate, Time and Place of Meeting

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the National Bancorp Board for use at the Meeting. The Meeting will be held at 601 Main Street, Tell City, Indiana on July 27, 1998, commencing at 8:00 a.m. local time.

Matters to be Considered

    At the Meeting, holders of National Bancorp Common will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and such other matters as may properly be brought before the Meeting.

    Management of National Bancorp knows of no matters to be brought before the Meeting other than those referred to herein. If any other business should properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

    THE NATIONAL BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Record Date

    The National Bancorp Board has fixed the close of business on June 20, 1998 as the Record Date. Only holders of record of National Bancorp Common on the Record Date will be entitled to notice of and will be entitled to vote at the Meeting. On the Record Date, 315,691 shares of National Bancorp Common were issued and outstanding and were held by approximately 437 holders of record.

Vote Required

    Holders of record of National Bancorp Common on the Record Date are entitled to one vote per share on each matter to be considered at the Meeting. The approval and adoption of the Merger Agreement, and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of record of two-thirds of the shares of National Bancorp Common issued and outstanding on the Record Date. The approval of the Merger Agreement by the holders of National Bancorp Common is a condition to consummation of the Merger. See "MERGER -- Conditions to Consummation of Merger."

Security Ownership of Management

    As of the Record Date, 315,691 shares of National Bancorp Common were issued, outstanding, and entitled to vote at the Meeting, of which approximately 26,844 shares, or approximately 8.5%, were beneficially owned by directors and executive officers of National Bancorp and their affiliates. It is currently expected that each such director and executive officer of National Bancorp will vote the shares of National Bancorp Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

    As of the Record Date, TCB Bank, in various fiduciary capacities, held approximately 9,670 shares of National Bancorp Common, or approximately 3.0%, under trust agreements and other instruments and agreements. It is the practice of TCB Bank when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Record Date, directors and executive officers of CNB and their affiliates did not beneficially own any shares of National Bancorp Common. As of the Record Date, subsidiaries of CNB held approximately 6,595, or approximately 2.1%, of National Bancorp Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially.

    Information with respect to beneficial ownership of National Bancorp Common by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of National Bancorp Common by National Bancorp directors and executive officers is set forth herein under "INFORMATION ABOUT NATIONAL BANCORP --. Beneficial Ownership of National Bancorp Common."

Voting and Revocation of Proxies

    A proxy for use at the Meeting accompanies this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Meeting in person or wishes to have his or her shares voted by proxy even if he or she attends the Meeting. A majority of the shares of National Bancorp Common outstanding on the Record Date must be represented in person or by proxy at the Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement.

    Shares of National Bancorp Common represented by a proxy properly signed and returned to National Bancorp at or prior to the Meeting, unless subsequently revoked, will be voted at the Meeting in accordance with instructions thereon. If a proxy is properly signed and returned but the manner of voting is not indicated on the proxy, any shares of National Bancorp Common represented by such proxy will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR any proposal regarding any adjournment or postponement of the Meeting.

    Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Meeting by filing with the Secretary of National Bancorp a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of National Bancorp proxies should be addressed to National Bancorp, 601 Main Street, Tell City, Indiana 47568, Attention: Corporate Secretary. A holder of National Bancorp Common who previously signed and returned a proxy but who elects to attend the Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Corporate Secretary of National Bancorp at the Meeting and voting in person by ballot at the Meeting; however, attendance at the Meeting will not in and of itself constitute a revocation of the proxy.

    For purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting, National Bancorp intends to count as present at the Meeting shares of National Bancorp Common present in person at the Meeting but not voting and shares of National Bancorp Common present by proxy at the Meeting but which have abstained from voting. Because, however, the affirmative vote of the holders of two-thirds of the outstanding shares of National Bancorp Common entitled to vote at the Meeting is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions will have the effect of a vote against approval of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Meeting without specific instructions from such customers. The failure of such customers to provide specific instructions with respect to their shares of National Bancorp Common to their broker will have the effect of a vote against approval of the Merger Agreement.

    The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

Solicitation of Proxies

    In addition to solicitation of proxies from shareholders of National Bancorp Common by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of National Bancorp, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing this Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by National Bancorp.

                                    MERGER

General

    The CNB Board and the National Bancorp Board have each unanimously approved the Merger Agreement which provides for, among other things, the merger of National Bancorp with and into CNB at the Effective Time. With certain limited exceptions discussed below, each share of National Bancorp Common issued and outstanding at the Effective Time will be converted into the right to receive
3.45 shares of CNB Common and cash in lieu of fractional shares. See "-- Merger Consideration." Shares of CNB Common issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time, unaffected by the Merger.

    The CNB Board and the National Bancorp Board each believe that the terms of the Merger and the Merger Agreement are fair to and in the best interest of CNB and National Bancorp and their respective shareholders. The National Bancorp Board unanimously recommends that its shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "-- Reasons for Merger; Recommendation of National Bancorp Board." Shareholders of CNB are not being asked to vote upon or otherwise approve the Merger.

    The following portion of this Proxy Statement/Prospectus describes certain aspects of the Merger, including the principal provisions of the Merger Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Exhibits thereto) is attached hereto as Appendix A, and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. All shareholders of CNB and National Bancorp are urged to read the Merger Agreement in its entirety.

Background of Merger

    Because of various changes to state and federal banking laws, acquisition activity among financial institutions in Indiana and in other states has increased during the last several years. This acquisition activity has resulted in regional and super-regional financial institutions entering Indiana and other markets in the midwestern United States. Additionally, deregulation and other industry developments in the financial services industry generally have resulted in increased competition for bank services. Further, recent increases in bank regulatory burdens have resulted in increased costs to most financial institutions. These increased costs and other competitive factors have created an environment in which it is increasingly difficult for community banks, such as TCB Bank, to compete effectively with other larger financial institutions and financial services providers.

    In light of the competitive and regulatory factors described above and other financial, legal and market considerations, the National Bancorp Board discussed from time to time whether to remain independent or whether to pursue an affiliation with another financial institution. In October 1997, the National Bancorp Board determined to pursue an affiliation with another financial institution. The National Bancorp Board authorized the president of National Bancorp to contact PBS to assist National Bancorp with evaluating strategic alternatives and to assist it with locating potential affiliation partners. In November 1997, PBS requested and evaluated proposals from other financial institutions to acquire National Bancorp. PBS received and analyzed acquisition proposals from six financial institutions (including CNB), performed other analyses and determined a range of values for a sale of National Bancorp. A special Board meeting was held on December 31, 1997 to review the proposals with PBS. At such meeting, the National Bancorp Board authorized National Bancorp's management to pursue further negotiations with CNB and another financial institution. The National Bancorp Board did not pursue the other four proposals based upon pricing considerations. Additionally, the National Bancorp Board had concerns about the liquidity of the stock that would have been received from two of the institutions.

     From December 31, 1997 through January 15, 1998, management of National Bancorp engaged in further negotiations with the two financial institutions. On January 15, 1998, the National Bancorp Board held a special meeting at which the Board authorized management to continue negotiations exclusively with CNB. Between January 15, 1998 and February 13, 1998, CNB, National Bancorp and their respective advisors negotiated the terms of a definitive agreement relating to the business combination. During this period of time, CNB and National Bancorp each conducted investigations into the other party's operations. On February 12, 1998, the National Bancorp Board reviewed the proposed terms of the Merger Agreement and discussed the terms of the proposed business combination. The National Bancorp Board appointed a Transaction Committee to negotiate any outstanding issues relating to the Merger Agreement other than issues relating to the value of the business combination. The National Bancorp Board voted to authorize the execution of a definitive agreement on substantially the same terms and conditions as were reviewed at the special meeting and recommended that National Bancorp shareholders approve the Merger and the Merger Agreement. The Merger Agreement was executed by CNB and National Bancorp on February 13, 1998.

     In determining to pursue the Merger, the National Bancorp Board considered financial, managerial and other information regarding CNB and its subsidiaries. In particular, the Board evaluated National Bancorp's and CNB's respective businesses, financial condition, reputation and future prospects. In addition, the earnings history and stock performance of CNB were carefully reviewed and discussed with PBS with a view toward the investment potential for shareholders of National Bancorp.

Reasons for Merger; Recommendation of National Bancorp Board

     Among other items considered by the National Bancorp Board in evaluating whether to remain independent or whether to pursue a merger with CNB were: (1) the prospects of National Bancorp, as a separate institution and as combined with CNB; (2) the compatibility of CNB's subsidiary banks' markets to that of TCB Bank's market; (3) the anticipated tax-free nature of the Merger to shareholders of National Bancorp receiving solely shares of CNB Common in exchange for their shares of National Bancorp Common; (4) the possibility of increased liquidity through ownership of CNB Common as compared to National Bancorp Common because shares of CNB Common are listed on the N.Y.S.E.; (5) the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both; (6) regulatory requirements; (7) relevant price information involving recent comparable bank acquisitions which occurred in the midwest United States; and (8) an analysis of alternatives to National Bancorp merging with CNB, including other potential acquirors. In addition, the National Bancorp Board considered the opinion of PBS indicating that the consideration to be received by National Bancorp's shareholders under the Merger Agreement is fair from a financial perspective.

     The National Bancorp Board also considered the impact of the Merger on National Bancorp's and TCB Bank's customers and employees and the communities served by TCB Bank. CNB's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of TCB Bank's employees within CNB or one of its subsidiaries. The National Bancorp Board examined CNB's continuing commitment to the communities served by the institutions previously acquired by CNB. Further, from the standpoint of TCB Bank's customers, it is anticipated that more products and services will become available because of CNB's greater resources.

    The foregoing discussion of the information and factors considered by the National Bancorp Board is not intended to be exhaustive, but it is believed to encompass all material factors considered by the National Bancorp Board in reaching its determination to approve the Merger and recommend that National Bancorp's shareholders vote in favor of the Merger at the Meeting. In reaching its determination, the National Bancorp Board did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors.

    FOR THE REASONS DESCRIBED ABOVE, THE NATIONAL BANCORP BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF ITS SHAREHOLDERS. ACCORDINGLY, THE NATIONAL BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT NATIONAL BANCORP SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Fairness Opinion of Financial Advisor

    PBS was engaged by National Bancorp to advise the National Bancorp Board as to the fairness of the consideration, from a financial perspective, to be paid by CNB to National Bancorp shareholders as set forth in the Merger Agreement.

    PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, employee benefit plans and other transactions. Neither PBS nor any of its affiliates has a material financial interest in National Bancorp or CNB. PBS was selected to advise the National Bancorp Board based upon their familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

    PBS performed certain analyses described herein and presented the range of values for National Bancorp resulting from such analyses to the National Bancorp Board in connection with its advice as to the fairness of the consideration to be paid by CNB.

    A fairness opinion of PBS was delivered to the National Bancorp Board on February 12, 1998, at a regular meeting of the National Bancorp Board and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the updated fairness opinion (the "Fairness Opinion"), which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

    In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to National Bancorp and CNB. PBS considered certain financial and stock market data of National Bancorp and CNB, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the State of Indiana that had recently been effected. In addition, PBS considered the pending acquisition of Pinnacle. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of National Bancorp or CNB. PBS took into consideration the results of National Bancorp's solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with National Bancorp. PBS reviewed the correspondence and information received from interested financial institutions which were contacted. PBS reviewed all offers received by National Bancorp.

    As part of preparing the Fairness Opinion, PBS performed a due diligence review of CNB. As part of the due diligence, PBS reviewed the following items: minutes of the CNB Board during 1997 for its wholly-owned subsidiary and lead bank, The Citizens National Bank of Evansville, Evansville, Indiana ("Citizens Bank"); reports filed with the S.E.C. by CNB on Forms 8-K, 10-K and 10-Q for the periods ending December 31, 1996, September 30, 1997; December 31, 1997 and year-to-date 1998, the Notice of Annual Meeting and Proxy Statement dated April 22, 1997; reports of independent auditors and management letter and response thereto, for the year ending December 31, 1996; regulatory reports of examinations for CNB and various subsidiaries issued during 1996 and 1997; CNB Funds Management and Interest Rate Sensitivity Reports and Policies as of December 31, 1997; the most recent analysis and calculation of allowance for loan and lease losses and consolidated assets quality reports for CNB at December 31, 1997; Uniform Holding Company and Bank Performance Reports for CNB and Citizens as of September 30, 1997; the December 31, 1997 Report of Condition and Income for Citizens Bank; and the third quarter 1997 litigation status report. In addition, interviews of senior management were conducted.

    PBS reviewed and analyzed the historical performance of National Bancorp and its wholly-owned subsidiary, TCB Bank, contained in: audited Annual Reports and financial statements dated December 1994, 1995 and 1996 of National Bancorp; December 31, 1997 Consolidated Reports of Condition and Income filed by TCB Bank with the Federal Deposit Insurance Corporation (the "F.D.I.C.") June 30, 1997; FR Y-9 Parent Company Only financial statements filed by National Bancorp with the Federal Reserve Bank Board; September 30, 1997 Uniform Bank Performance Report of TCB Bank; historical common stock trading activity of National Bancorp; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the Fairness Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

    In connection with rendering the Fairness Opinion and preparing its written and oral presentation to the National Bancorp Board, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond National Bancorp's or CNB's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

    Acquisition Comparison Analysis. In performing this analysis, PBS reviewed all bank and/or bank holding company acquisition transactions in the State of Indiana, since 1990 through January 31, 1998 ("Indiana Bank Acquisition Transactions"). There were 57 Indiana Bank Acquisition Transactions announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Indiana Bank Acquisition Transactions. Median and upper 75th percentile multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of National Bancorp. In addition to reviewing recent Indiana Bank Acquisition Transactions, PBS performed separate comparable analyses for (i) Indiana Bank Acquisition Transactions which, like National Bancorp, were located in southwest Indiana, had an equity-to-asset ratio between 8.00% and 10.00%, had total deposits between $100.0 - $350.0 million, had a return on average equity ("ROAE") between 11.0% and 13.50%, and
(ii) Indiana Bank Acquisition Transactions effected in the State of Indiana since January 1, 1996.

     The median values for the 57 Indiana Bank Acquisition Transactions expressed as multiples of both book value and earnings were 1.69 and 17.29, respectively. The median multiples of book value and earnings for Indiana Bank Acquisition Transactions which, like National Bancorp, had an equity-to-asset ratio between 8.00% and 10.00% were 1.70 and 16.40, respectively. For Indiana Bank Acquisition Transactions with deposits between $100.0 - $350.0 million the median multiples were 1.88 and 17.62. For Indiana Bank Acquisition Transactions with a ROAE between 11.0% and 13.50%, the median multiples were 1.83 and 16.19, respectively. The median multiples of book value and earnings for Indiana Bank Acquisition Transactions located in southwest Indiana were 1.74 and 18.82, respectively. For Indiana Bank Acquisition Transactions since January 1, 1996, the median multiples of book value and earnings were 1.64 and 21.15.

     In addition, the 75th percentile median values for the 57 Indiana Bank Acquisition Transactions expressed as multiples of both book value and earnings were 1.88 and 21.30, respectively. The 75th percentile median multiples of book value and earnings for Indiana Bank Acquisition Transactions which, like National Bancorp, had an equity-to-asset ratio between 8.00% and 10.00% were
2.14 and 19.11, respectively. For Indiana Bank Acquisition Transactions with deposits between $100.0 - $350.0 million the 75th percentile median multiples were 1.99 and 23.82, respectively. For Indiana Bank Acquisition Transactions with a ROAE between 11.0% and 13.50%, the 75th percentile median multiples were
2.09 and 16.08, respectively. The 75th percentile median multiples of book value and earnings for Indiana Bank Acquisition Transactions located in southwest Indiana were 2.14 and 22.92, respectively. For Indiana Bank Acquisition Transactions since January 1, 1996, the 75th percentile median multiples of book value and earnings were 1.93 and 26.03.

     In the proposed transaction, National Bancorp shareholders will receive
3.45 shares of CNB Common for each share of the National Bancorp Common, subject to possible adjustment as described herein. Utilizing a stock price of $45.00 per share of CNB Common, which was within CNB's range of trading on February 5 and 6, 1998, the transaction value would equal $155.25 per share of National Bancorp Common. This represents a multiple of book value and multiple of 1997 earnings of 2.74 and 22.95, respectively. In addition, each outstanding option to purchase shares of National Bancorp Common, pursuant to the National Bancorp Stock Option Plan, will be converted into the option to acquire shares of CNB Common on the same terms and conditions as were applicable under the National Bancorp Stock Option Plan.

     Adjusted Net Asset Value Analysis. PBS reviewed National Bancorp's balance sheet data to determine the amount of material adjustments required to the shareholders' equity of National Bancorp based on differences between the market value of National Bancorp's assets and their value reflected on National Bancorp's financial statements. PBS determined that two adjustments were warranted. Equity was increased $98,000 to reflect the after tax appreciation in National Bancorp's held to maturity securities portfolio. Equity was reduced by $2,076,000, to reflect total intangible assets on National Bancorp's balance sheet. PBS also reflected a value of the non-interest bearing demand deposits of approximately $3,917,000. The aggregate adjusted net asset value of National Bancorp was determined to be $19,462,000 or $60.89 per share of National Bancorp Common.

    Discounted Earnings Analysis. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of National Bancorp was determined by adding (i) the present value of estimated future dividend streams that National Bancorp could generate over a five-year period, and (ii) the present value of the "terminal value" of National Bancorp's earnings at the end of the fifth year. The "terminal value" of National Bancorp's earnings at the end of the five-year period was determined by applying a multiple of 17.29 and
21.30 times the projected terminal year's earnings. The 17.29 and 21.30 multiples represents the median and upper 75th percentile price paid as a multiple of earnings for all Indiana Bank Acquisition Transactions.

    Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of National Bancorp Common. The aggregate value of National Bancorp, determined by adding the present value of the total cash flows, was $37,198,000 or $114.80 per share and $45,130,000 or $139.28 per share, utilizing the median and 75th percentile earnings multiples, respectively. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming that an annual growth rate of 7.0% and a return on assets increasing from 1.10% in year one to 1.50% during year nine that would remain in effect for the remaining period. Dividends were assumed to remain constant at 30% of net income throughout the projected period. This long-term projection resulted in a aggregate value of $30,028,000 or $92.67 per share and $34,642,000 or $106.91 per share of National Bancorp Common utilizing the median and 75th percentile earnings multiples, respectively.

    Pro Forma Merger Analysis. PBS compared the historical performance of National Bancorp to that of CNB and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of National Bancorp and CNB to the income statement and balance sheet of the pro forma combined company was analyzed.

    The effect of the affiliation on the historical and pro forma financial data of National Bancorp was prepared and analyzed. National Bancorp's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

    The Fairness Opinion is directed only to the question of whether the consideration to be received by National Bancorp's shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any National Bancorp shareholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by National Bancorp.

    Based on the results of the various analyses described above, PBS concluded that the consideration to be received by National Bancorp's shareholders under the Merger Agreement is fair and equitable from a financial point of view to the shareholders of National Bancorp.

    Pursuant to the terms of its engagement with PBS, National Bancorp has paid or expects to pay the following fees to PBS: (i) $10,000 upon the engagement of PBS; (ii) $25,000 upon the execution of the Merger Agreement; (iii) 0.375% of the total Merger consideration; and (iv) $25,000 in the event the Merger consideration exceeds $40.0 million. Based on a CNB stock price of $45.00 per share, for example, PBS would receive fees in the amount of approximately $247,000 for all services performed in connection with the sale of National Bancorp and the rendering of the Fairness Opinion. In addition, National Bancorp has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of National Bancorp.

Form of Merger

    Subject to the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement (see "-- Conditions to Consummation of Merger") and in accordance with the Indiana Corporate Law, at the Effective Time, National Bancorp will merge with and into CNB. CNB will be the surviving corporation in the Merger and will continue its existence under the Indiana Corporate Law. The separate corporate existence of National Bancorp will terminate.

    Immediately following the Merger, shareholders of CNB and National Bancorp will own approximately 96.8% and 3.2%, respectively, of the then outstanding shares of CNB Common.

Merger Consideration

    At the Effective Time, each share of National Bancorp Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of National Bancorp or by any direct or indirect subsidiary of National Bancorp (except shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by National Bancorp or any of its subsidiaries in respect to a debt previously contracted), will be converted into the right to receive a number of shares of CNB Common equal to the Conversion Ratio, without any action on the part of CNB, National Bancorp or their respective shareholders. The Conversion Ratio is equal to 3.45 shares of CNB Common for each share of National Bancorp Common, although it is subject to adjustment under certain circumstances. See " -- Termination of Merger Agreement -- Conversion Ratio Adjustment."

    Shares of CNB Common issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time, unaffected by the Merger.

    For a discussion of the differences between the rights of holders of CNB Common and National Bancorp Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of CNB Common, see "DESCRIPTION OF CNB COMMON STOCK."

Fractional Shares

    No fractional shares of CNB Common will be issued to any holder of National Bancorp Common upon consummation of the Merger. In lieu thereof, holders of National Bancorp Common who would otherwise be entitled to a fractional share interest in CNB Common (after taking into account all shares of National Bancorp Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the N.Y.S.E. trading day immediately preceding the date on which the Effective Time occurs.

Exchange of Stock Certificates

    As soon as reasonably practicable after the Effective Time, but in no event later than ten business days after the Closing Date, Citizens Bank (the "Exchange Agent") will mail a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to any certificate or certificates which immediately prior to the Effective Time represent outstanding shares of National Bancorp Common (the "National Bancorp Certificates") will pass, only upon proper delivery of the National Bancorp Certificates to the Exchange Agent and will be in such form and have such other provisions as CNB may reasonably specify) (each such letter, a "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the National Bancorp Certificates in exchange for the Merger Consideration to each record holder of any National

Bancorp Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to the Merger. Upon surrender to the Exchange Agent of a National Bancorp Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such National Bancorp Certificate will be entitled to receive the Merger Consideration, plus dividends paid with respect to the Merger Consideration having a record date after the Effective Time. No interest on the Merger Consideration issuable upon the surrender of the National Bancorp Certificates will be paid or accrued for the benefit of holders of National Bancorp Certificates.

    If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered National Bancorp Certificate is registered, it will be a condition of issuance that the surrendered National Bancorp Certificate be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. If a National Bancorp Certificate has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by CNB, the posting of a bond in an amount determined by CNB.

    The Merger Agreement provides that no dividends which are otherwise payable on shares of CNB Common constituting the Merger Consideration will be paid to persons entitled to receive such shares of CNB Common until such persons surrender their National Bancorp Certificates. Upon such surrender, there will be paid to the person in whose name the shares of CNB Common will be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender.

    Holders of National Bancorp Common are requested not to surrender their National Bancorp Certificates for exchange until such Letter of Transmittal and instructions are received.

    The Merger Agreement provides that, notwithstanding the foregoing, no Merger Consideration will be delivered to a person who is an "affiliate" of National Bancorp (as is hereafter defined under "-- Resale of CNB Common") unless such affiliate has previously executed and delivered to CNB the certain agreement relating to affiliates referred to in the Merger Agreement. See "-- Resale of CNB Common."

    At or after the Effective Time, no transfers of any shares of National Bancorp Common will be made on the stock transfer books of National Bancorp. If National Bancorp Certificates are presented for transfer after the Effective Time, they will be canceled and exchanged for the Merger Consideration.

    For a description of the differences between the rights of the holders of CNB Common and National Bancorp Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of the CNB Common, see "DESCRIPTION OF CNB COMMON STOCK."

Effective Time

    The Merger Agreement provides that the Effective Time will be upon the filing of Articles of Merger with the Secretary of the State of Indiana. The Merger Agreement provides that both CNB and National Bancorp will use their best efforts to cause the Effective Time to occur on the Closing Date. The Closing Date will occur, at the option of CNB, on (i) the last business day of; or (ii) the first business day of the month following; or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which all necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the Merger Agreement by the shareholders of National

Bancorp has been obtained or waived (where permissible) and all waiting periods required by law have expired. See "-- Conditions to Consummation of Merger" and "-- Regulatory Approvals."

    Assuming that the Merger is approved by the requisite vote of the shareholders of National Bancorp and the other conditions to the Merger are satisfied or waived (where permissible), it is presently anticipated that the Merger will be consummated during the third quarter of 1998, but no assurance can be given that such timetable will be met. If the Merger is not effected on or before December 31, 1998, the Merger Agreement may be terminated by either CNB or National Bancorp. See "-- Termination of Merger Agreement -- Termination."

Share Adjustments

    If, prior to the Effective Time, a share of CNB Common is changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, split-up, exchange of shares or readjustment, or if a stock dividend is declared on the CNB Common with a record date prior to the Effective Time, then the Conversion Ratio will be appropriately and proportionately adjusted so that each shareholder of National Bancorp will be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date of the Share Adjustment been immediately following the Effective Time of the Merger.

    In addition, in the event that, as of the Effective Time, the sum of (a) the number of shares of National Bancorp Common presented for exchange pursuant to the Merger Agreement or otherwise issued and outstanding at the Effective Time, and (b) the number of shares of National Bancorp Common issuable upon the exercise of options or warrants, whether pursuant to National Bancorp Employee Stock Options or otherwise, as of the Effective Time is greater than the sum of
(x) the number of shares of National Bancorp Common represented in the Merger Agreement as being outstanding as of the date of the Merger Agreement, and (y) the number of shares of National Bancorp Common issuable upon the exercise of National Bancorp Employee Stock Options represented in the Merger Agreement as being outstanding as of the date of Merger Agreement, then the Conversion Ratio will be appropriately and proportionately decreased to take into account such issued and outstanding, and issuable, shares of National Bancorp Common.

Dividends

    The Merger Agreement provides that National Bancorp may declare and pay its regular quarterly dividend on the National Bancorp Common in an amount not to exceed $0.51 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends and National Bancorp and CNB will, pursuant to the Merger Agreement, cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the National Bancorp shareholders will receive a quarterly dividend from either National Bancorp or CNB, but not from both during or with respect to such quarter.

Conditions to Consummation of Merger

    The obligations of each party to effect the Merger are subject to each party's fulfillment or waiver (where permissible) of the following conditions at or prior to the Closing Date: (i) the representations and warranties of each party set forth in the Merger Agreement (see "-- Representations and Warranties of Parties") will be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made as of a specified date which will be true and correct as of such date; and subject to the Material Adverse Effect standard described below under "-- Representations and Warranties of

Parties"); (ii) each party will have performed and complied in all material respects with all of its obligations and agreements required to be performed under the Merger Agreement on or prior to the Closing Date; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceedings by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending; and there will not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which would make consummation of the Merger illegal; (iv) all necessary regulatory approvals, consents and authorizations and other approvals required by law to consummate the Merger, including the requisite approval of the shareholders of National Bancorp, will have been obtained and all waiting periods required by law will have expired, and no regulatory approval will have imposed any condition, requirement or restriction which the CNB Board reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement to CNB and its shareholders as to render the consummation of the Merger inadvisable; (v) each party will have received all required documents from the other party on or prior to the Closing Date, in form and substance reasonably satisfactory to such party; (vi) the Registration Statement will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement will be in effect nor will proceedings for that purpose be pending before or threatened by the S.E.C.; and (vii) CNB will have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., and National Bancorp will have received a copy of such opinion, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement, (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) no gain or loss will be recognized by the holders of National Bancorp Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of CNB Common received by the shareholders of National Bancorp will be the same as the basis of shares of National Bancorp Common exchanged therefor, and (d) the holding period of the shares of CNB Common received by the shareholders of National Bancorp will include the holding period of the shares of National Bancorp Common exchanged therefor, provided that such shares were held as capital assets as of the Effective Time (see "-- Federal Income Tax Consequences"). The obligation of CNB to effect the Merger is further subject to the condition that the Merger will have qualified for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 (see "-- Accounting Treatment").

    The conditions described in clause (iii) above (issuance of court order preventing consummation of the Merger) and in clause (iv) above (receipt of shareholder and regulatory approval) may not be waived by either party.
Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor National Bancorp intend to waive any such conditions except in those circumstances where the CNB Board or the National Bancorp Board, as the case may be, deems such waiver to be in the best interests of CNB and National Bancorp, as the case may be, and its respective shareholders. If the condition described in clause (vii) above is not satisfied (the tax-free reorganization status of the Merger), the Merger will not be consummated unless this Proxy Statement/Prospectus is amended to reflect such revised tax treatment and the approval of the Merger by the shareholders of National Bancorp is resolicited. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

Regulatory Approvals

    CNB has agreed, in the Merger Agreement, to promptly file all regulatory applications to obtain the requisite regulatory approvals to consummate the Merger. The Merger cannot proceed in the absence of such regulatory approvals. There can be no assurance that such regulatory approvals will be obtained and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Likewise, there can be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

    The Merger is subject to approval by the Federal Reserve Board pursuant to
Section 3 of the B.H.C.A. and is subject to approval by the D.F.I. The Federal Reserve Board approved the Merger on April 29, 1998. CNB filed an application with the D.F.I. on June 8, 1998.

    CNB and National Bancorp are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described herein. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Representations and Warranties

    The Merger Agreement contains various representations and warranties of CNB and National Bancorp. The Merger Agreement provides that no representation or warranty will be deemed untrue or incorrect, and neither party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in the Merger Agreement, has had or is reasonably likely to have a Material Adverse Effect on the party and its subsidiaries taken as a whole making such representation or warranty.

    Except as otherwise disclosed to CNB, the representations and warranties made by National Bancorp, include, among other things, those as to: (i) the due organization and good standing of National Bancorp; (ii) the capitalization of National Bancorp; (iii) the due authorization and execution of the Merger Agreement; (iv) the due organization, good standing and ownership of subsidiaries of National Bancorp; (v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of the consolidated financial statements of National Bancorp and filings by National Bancorp with the Federal Reserve Board and by TCB Bank with the F.D.I.C.; (vi) the absence of any changes in the financial condition, results of operations or business of National Bancorp since December 31, 1996, which would have a Material Adverse Effect on National Bancorp; (vii) the absence of any cease-and-desist order, agreement, consent agreement, memorandum of understanding, or other regulatory enforcement action, proceeding or order (a "Regulatory Agreement") between National Bancorp and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality (a "Regulatory Agency") having supervisory or regulatory authority with respect to National Bancorp or any of its subsidiaries; (viii) the filing of tax returns and reports and payment of taxes by National Bancorp and its subsidiaries; (ix) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on National Bancorp; (x) the existence of agreements with employees of National Bancorp and its subsidiaries, including certain employment agreements; (xi) the filing and material compliance of certain reports required to be filed by National Bancorp and its subsidiaries with various Regulatory Agencies, including the Federal Reserve Board and the F.D.I.C.; (xii) certain matters relating to the loan portfolio, the investment portfolio and interest rate risk management instruments of National Bancorp;
(xiii) certain employee matters and matters under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xiv) the title to the properties of National Bancorp and its subsidiaries, the absence of liens (except as specified) and insurance matters; (xv) certain environmental matters with respect to real properties owned, leased or operated by National Bancorp and its subsidiaries; (xvi) the compliance by National Bancorp and its subsidiaries with applicable laws and regulations; (xvii) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by National Bancorp or its subsidiaries; (xviii) the non-banking activities of National Bancorp and its subsidiaries; (xix) the trust administration of National Bancorp and its subsidiaries; (xx) certain pooling of interests and tax-free reorganization matters; (xxi) the existence of certain material contracts to which National Bancorp and its subsidiaries are a party; (xxii) the absence of undisclosed liabilities of National Bancorp and its subsidiaries; (xxiii) the accuracy of information supplied or to be supplied by National Bancorp or its subsidiaries for inclusion in any documents filed or to be filed with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement; (xxiv) the inapplicability of certain state take over laws; (xxv) certain matters relating to fair lending and the Community Reinvestment Act of 1977, as amended, of National Bancorp and its subsidiaries; and (xxvi) the ownership of all assets necessary to conduct the business of National Bancorp.

    The representations and warranties of CNB include, among other things, those as to: (i) the due organization and valid existence of CNB; (ii) the capitalization of CNB; (iii) the due authorization and execution of the Merger Agreement, and the absence of the need (except as specified) for governmental or third party consents to the Merger; (iv) the significant subsidiaries of CNB;
(v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of the consolidated financial statements and filings by CNB with the S.E.C.; (vi) the absence of any changes in the financial condition, results of operations or business of CNB which would have a Material Adverse Effect on CNB since December 31, 1996 (except as reported by CNB in its reports with the S.E.C.); (vii) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on CNB; (viii) the filing and material compliance of certain reports required to be filed by CNB and its significant subsidiaries with various Regulatory Agencies, including the S.E.C., the Federal Reserve Board, the Office of the Comptroller of the Currency (the "O.C.C."), the F.D.I.C. and the N.Y.S.E.; (ix) the compliance by CNB and its significant subsidiaries with applicable laws and regulations; (x) certain pooling of interests and tax-free reorganization matters; and (xi) the accuracy of information supplied by CNB in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C., N.Y.S.E. or any Regulatory Agency in connection with the transactions contemplated by the Merger Agreement.

    As used in the Merger Agreement, the term "Material Adverse Effect," means, with respect to National Bancorp or CNB, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of National Bancorp and its subsidiaries taken as a whole, or CNB and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either National Bancorp or CNB to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement provides, however, that a Material Adverse Effect will not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

Certain Other Agreements

    CNB

    Pursuant to the Merger Agreement, CNB has agreed, among other things, to:
(i) file all regulatory applications required in order to consummate the Merger and to make copies of all such applications available to National Bancorp; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) promptly file all documents required to list the shares of CNB

Common to be issued pursuant to the Merger on the N.Y.S.E. and to timely file all documents required to obtain all necessary Blue Sky permits and approvals;
(iv) prepare and file any application required and any filings required under the Exchange Act relating to the Merger and the transactions contemplated by the Merger Agreement; (v) give National Bancorp prompt written notice of the occurrence of any matter or event known to and directly involving CNB, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on CNB; (vi) give National Bancorp prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition that it has knowledge of which would constitute a breach of any of the representations or agreements of CNB in the Merger Agreement and use its best efforts to prevent or promptly remedy the same; (vii) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under the Merger Agreement and to effectuate the Merger in accordance with the terms and conditions of the Merger Agreement; and (viii) permit National Bancorp reasonable access to its properties and disclose and make available to National Bancorp all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which National Bancorp may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement.

    National Bancorp

         Business of National Bancorp in Ordinary Course

    Pursuant to the Merger Agreement, National Bancorp has agreed, among other things, that it will, and that it will cause each of its subsidiaries to, continue to carry on its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business and that it will use its reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    National Bancorp also has agreed that neither it nor its subsidiaries will, without the prior written consent of CNB (which CNB has agreed to not unreasonably withhold): (i) issue any National Bancorp Common or other capital stock, options, warrants or other rights to subscribe for or purchase National Bancorp Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock of National Bancorp or any of its subsidiaries (except for the issuance of National Bancorp Common pursuant to the exercise of previously outstanding National Bancorp Employee Stock Options);
(ii) directly or indirectly redeem, purchase or otherwise acquire any National Bancorp Common or any other capital stock of National Bancorp or its subsidiaries; (iii) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in any capital stock of National Bancorp or its subsidiaries; (iv) change its Articles of Incorporation or Bylaws; (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law or as required by existing contractual obligations, adopt or change any bonus, insurance, pension, or other employee plan, agreement, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any amount of funds or directly or indirectly guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit in principal amounts in excess of $500,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts) without the prior written consent of CNB; (viii) purchase or otherwise acquire any investment security for its own account, except as provided in the Merger Agreement; (ix) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; (x) enter into any agreement, contract or commitment of a material nature out of the ordinary course of business as provided in the Merger Agreement; (xi) place any mortgage, pledge, lien, charge, or other encumbrance of a material nature on any of its material assets or properties, except in the ordinary course of business; (xii) cancel or accelerate any material indebtedness owing to National Bancorp or its subsidiaries or any claims which National Bancorp or its subsidiaries may possess or waive any material rights with respect thereto, except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to National Bancorp and its subsidiaries;
(xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials (except that National Bancorp and its subsidiaries will not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated); (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on National Bancorp; (xvi) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000 individually or $50,000 in the aggregate; (xvii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which, in the good faith determination of National Bancorp after consultation with its advisors and/or CNB, would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; (xviii) take any action which would adversely effect or delay the ability of either CNB or National Bancorp to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement; or (xix) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by National Bancorp in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

         Environmental Inspections

    National Bancorp has agreed to provide to CNB a report of a phase one environmental investigation on all real property owned, leased or operated by National Bancorp or its subsidiaries as of the date of the Merger Agreement and, with certain exceptions, acquired or leased by National Bancorp after the date of the Merger Agreement. In addition, National Bancorp has agreed to provide a report of a phase two investigation on any of such properties requiring such additional study, if, in CNB's reasonable opinion, such report is required by the phase one investigation. If the cost of taking all remedial or other corrective actions and measures required by applicable law or reasonably likely to be required by applicable law, in the aggregate, exceeds the sum of $150,000, as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to National Bancorp, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty to be $150,000 or less, then CNB will have the right, for a period of fifteen business days following receipt of such estimate, to terminate the Merger Agreement, which will be CNB's sole remedy in such event. Environmental investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. CNB has reviewed the environmental reports provided by National Bancorp and, based upon the contents of such reports, has determined to waive its right to terminate the Merger Agreement on account thereof.

         Other Agreements

    Pursuant to the Merger Agreement, National Bancorp has agreed to: (i) give CNB prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition that it has knowledge of which would cause or constitute a breach of any of the representations or agreements of National Bancorp in the Merger Agreement (and use its best efforts to prevent or promptly remedy the same); (ii) use its best efforts to obtain all necessary consents with respect to all interests of National Bancorp and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger promptly in accordance with the terms of the Merger Agreement;
(iv) at the request of CNB, cause TCB Bank to enter into a merger agreement with Citizens Bank of Jasper, a wholly-owned banking subsidiary of CNB, and to take all other actions and cooperate with CNB in causing such merger to be effected (provided that the Merger will not be conditioned upon the consummation of any such subsidiary bank merger); (v) permit CNB reasonable access to its properties and disclose and make available to CNB all books, documents, papers and records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; (vi) cause to be duly called and held a special meeting of its shareholders for submission of the Merger Agreement for approval as required by the Indiana Corporate Law; (vii) deliver to CNB, at least five days prior to the mailing of this Proxy Statement/Prospectus to the holders of National Bancorp Common, a list of each person who may reasonably be deemed an "affiliate" of National Bancorp within the meaning of such term as used in Rule 145 of Securities Act and cause each such person to deliver an agreement regarding compliance with Rule 145 of the Securities Act and the pooling of interest rules; (viii) at CNB's request, enter into a separate plan of merger or articles of merger or certificate of merger reflecting the terms of the Merger Agreement for purposes of any filing requirement of the Indiana Corporate Law; (ix) deliver to CNB, on or before March 31, 1998, an unqualified audit opinion on the consolidated balance sheet of National Bancorp as of December 31, 1997, and the related consolidated statement of condition, changes in stockholders' equity and cash flows of National Bancorp for the year ended December 31, 1997 (which National Bancorp has done); and (x) promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving National Bancorp, other than changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on National Bancorp.

Effect of Merger on Employee Benefit and Employee Stock Option Plans


    Employee Benefit Plans

    The Merger Agreement provides that, at the Effective Time, each employee of National Bancorp or any of its subsidiaries who continues as an employee of CNB or its subsidiaries will be entitled to participate in such employee benefit plans (as defined under ERISA) or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries, on the same basis as similarly situated employees of CNB subsidiaries, if and as such employee is eligible and, if required, selected for participation therein under the terms thereof, provided that such employee is not participating in a similar plan administered by National Bancorp after the Effective Time, subject to the right of CNB to amend, modify or terminate, in its sole discretion, any such plans or programs. National Bancorp employees will be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. CNB may terminate or modify all National Bancorp employee plans except insofar as benefits thereunder have vested at the Effective Time and cannot be modified. CNB will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB employee plans in which former employees of National Bancorp may participate (but not for benefit accruals under any defined benefit plan), credit each such employee with his or her term of service with National Bancorp and its subsidiaries and its and their predecessors.

    Employee Stock Option Plans

    At the Effective Time, each outstanding option to purchase shares of National Bancorp Common (a "National Bancorp Employee Stock Option") issued pursuant to the National Bancorp Stock Option Plan, whether or not exercisable or vested, will cease to represent a right to acquire shares of National Bancorp Common and instead will be converted automatically into an option to acquire, from and after the Effective Time, the number of full shares of CNB Common as the holder of such National Bancorp Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (determined by multiplying the aggregate number of shares of National Bancorp Common covered by such National Bancorp Employee Stock Option by the Conversion Ratio), on the same terms and conditions as were applicable under such National Bancorp Employee Stock Option, at a price per share equal to (a) the aggregate amount of the exercise prices for National Bancorp Common otherwise purchasable pursuant to such National Bancorp Employee Stock Option divided by (b) the number of full shares of CNB Common which may be purchased pursuant to such National Bancorp Employee Stock Option. In no event, however, will CNB be required to issue fractional shares of CNB Common.

Management and Operations After Merger

    As a consequence of the Merger, National Bancorp will cease to exist as a separate entity and its subsidiaries will become subsidiaries of CNB. CNB intends to merge TCB Bank with and into one of its subsidiary banks, Citizens Bank of Jasper, and to, ultimately, combine the operations of certain CNB and National Bancorp subsidiaries which provide similar services.

Interests of Certain Persons in Merger

    Shareholders should be aware that certain members of the National Bancorp Board and the management of National Bancorp may have interests in the Merger that are in addition to and/or separate from the interests of shareholders of National Bancorp generally. The National Bancorp Board was aware of these interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Adoption and approval of the Merger Agreement by the shareholders of National Bancorp will also constitute approval of the following benefits to be received by directors, executive officers and employees of National Bancorp.

    Indemnification and Insurance

    CNB has agreed, for three years after the Effective Time, to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of National Bancorp and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent permitted by the Articles of Incorporation of National Bancorp as in effect on the date of the Merger Agreement and by the Indiana Corporate Law.

    For a period of three years after the Effective Time, CNB will use its reasonable best efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by National Bancorp (provided that CNB may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time) to the extent that such coverage is obtainable for an aggregate premium not to exceed 150% of the amount of the annual premium paid by National Bancorp for such insurance (the "Maximum Amount") as of the date of the Merger Agreement.
If the premiums necessary to maintain or procure such insurance coverage would exceed the Maximum Amount, CNB will use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. CNB may, prior to the Effective Time and in lieu of the foregoing, request National Bancorp to purchase insurance coverage on such terms and conditions as are acceptable to CNB, extending for a period of three years National Bancorp's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement.

    Employee Benefits

    The Merger Agreement also contains certain provisions regarding employee benefits which are described under "MERGER -- Effect of Merger on Employee Benefit and Employee Stock Option Plans -- Employee Benefit Plans."

    Employee Stock Option Plans

    The Merger Agreement contains certain provisions regarding the assumption by CNB of outstanding National Bancorp Employee Stock Options to acquire shares of National Bancorp Common which are described under "MERGER -- Effect of Merger on Employee Benefit and Employee Stock Option Plans -- Employee Stock Option Plans."

    Interests of CNB Board and Management

    No member of the CNB Board or the management of CNB has an interest in the Merger, other than as a shareholder of CNB generally.

Accounting Treatment

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of CNB and National Bancorp will be carried forward after the Effective Time into the consolidated financial statements of CNB at their recorded amounts; the consolidated income of CNB will include income of CNB and National Bancorp for the entire fiscal year in which the Merger occurs; the separately reported income of CNB and National Bancorp for prior periods will be combined and restated as consolidated income of CNB; and no goodwill will be created. The Merger Agreement provides that a condition to the obligations of CNB to consummate the Merger is that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event that such condition is not met, the Merger would not be consummated unless the condition was waived by CNB (which CNB has indicated that it does not intend to do) and the approval of National Bancorp shareholders entitled to vote on the Merger was resolicited if such change in accounting treatment were deemed material, in the opinion of CNB and National Bancorp, to the financial condition and results of operations of CNB on a pro forma basis assuming consummation of the Merger.

    As of the date of this Proxy Statement/Prospectus, the managements of CNB and National Bancorp are not aware of any existing facts or circumstances which would preclude accounting for the transaction as a pooling of interests.

    The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY -- Selected Comparative Per Share Data," "-- Summary Consolidated Financial Data" and "PRO FORMA FINANCIAL DATA."

Federal Income Tax Consequences

    The following discussion is a summary of the material federal income tax consequences of the Merger to holders of National Bancorp Common who or which hold their shares as capital assets. This summary deals only with holders who or which are (i) citizens or residents of the United States; (ii) domestic corporations; or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of National Bancorp Common ("U.S. Holders"). This summary may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired National Bancorp Common pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of National Bancorp Common in a hedging transaction or as part of a straddle or conversion transaction. The discussion also does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

    This summary is based on current laws, regulations, rulings, practice and judicial decisions in effect on the date of this Proxy Statement/Prospectus and the opinion of Lewis, Rice & Fingersh, L.C. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes may or may not be retroactive and could affect the tax consequences to U.S. Holders described herein. The opinion of Lewis, Rice & Fingersh, L.C. set forth in this summary is based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.

    The obligations of National Bancorp and CNB to consummate the Merger are subject to the receipt of the opinion of Lewis, Rice & Fingersh, L.C. outlined below. The opinion of Lewis, Rice & Fingersh, L.C. summarized below will not, however, be binding upon the Internal Revenue Service. Neither National Bancorp nor CNB has requested or will request a ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    In the opinion of Lewis, Rice & Fingersh, L.C., the following will be the material federal income tax consequences of the Merger if the Merger is consummated in accordance with the terms set forth in the Merger Agreement:

          (i)  the Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code;

          (ii) no gain or loss will be recognized by CNB or National Bancorp as a result of the consummation of the Merger;

         (iii) no gain or loss will be recognized by a U.S. Holder, except as described below with respect to a U.S. Holder of National Bancorp Common who receives cash in lieu of a fractional share interest of CNB Common;

         (iv) the aggregate adjusted tax basis of shares of CNB Common (including a fractional share interest of CNB Common deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of National Bancorp Common exchanged therefor;

         (v) the holding period of the shares of CNB Common (including the holding period of a fractional share interest of CNB Common) received by a U.S. Holder will include the holding period of the National Bancorp Common exchanged therefor; and

         (vi) a U.S. Holder of National Bancorp Common who receives cash in the Merger in lieu of a fractional share interest of CNB Common will be treated as having received such fractional share interest and then as having received such cash in redemption of such fractional share interest. Under
    Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in CNB Common. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year. Long-term capital gain of an individual U.S. Holder is subject to a maximum rate of 28% in respect of property held for more than one year. The maximum rate is reduced to 20% for property held for more than eighteen months.

Termination of Merger AgreementTermination of Merger Agreement

    Termination

    The Merger may be terminated at any time prior to the Closing Date: (i) by mutual written agreement of CNB and National Bancorp (regardless of whether shareholder approval of the Merger Agreement by the shareholders of National Bancorp had previously been obtained); (ii) by either party in the event of a material breach by the other party of any of its representations and warranties or agreements under the Merger Agreement provided that such breach is not cured within 30 days after the non-breaching party provides written notice to the breaching party to cure such breach (see "-- Representations and Warranties");
(iii) by CNB if certain reports of environmental inspection on the real properties of National Bancorp to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $150,000 (as determined in accordance with the Merger Agreement and described under "-- Certain Other Agreements -- National Bancorp -- Environmental Inspections"); (iv) by either party in the event that any of the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "-- Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "-- Regulatory Approvals"); (vi) by CNB if the CNB Board reasonably and in good faith determines that any requisite regulatory approval imposes a "Burdensome Condition" (defined in the Merger Agreement as any condition, requirement or restriction that the CNB Board reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement to CNB and its shareholders as to render consummation of the Merger inadvisable);
(vii) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of National Bancorp (see "NATIONAL BANCORP MEETING -- Vote Required"); (viii) by

CNB in the event that the National Bancorp Board withdraws or modifies its approval or recommendation of the Merger Agreement in any manner adverse to CNB or resolves or publicly announces an intention to do either of the foregoing;
(ix) by CNB in the event that National Bancorp or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of the Merger Agreement which would have a Material Adverse Effect on National Bancorp; and (x) by either party if the Merger is not consummated on or prior to December 31, 1998, unless the failure of the Closing Date to occur prior to or on such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement.

    Conversion Ratio Adjustment

    The Merger Agreement provides that National Bancorp may terminate the Merger Agreement if the CNB Average Price (as defined below) is less than $35.50 (a "National Bancorp Price Termination Event"). The Merger Agreement also provides that CNB may terminate the Merger Agreement if the CNB Average Price is greater than $48.50 (a "CNB Price Termination Event").

    If a National Bancorp Price Termination Event occurs and National Bancorp exercises its right as a result thereof to terminate the Merger Agreement, it must give written notice to CNB of its election to terminate the Merger Agreement within twenty-four hours of the Determination Date (as defined below). Within two business days after the receipt of such notice, CNB will have the option of increasing the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $35.50 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If CNB elects to make such an adjustment to the Conversion Ratio, the Merger Agreement will remain in effect in accordance with its terms (except for the adjustment to the Conversion Ratio).

    If a CNB Price Termination Event occurs and CNB exercises its right as a result thereof to terminate the Merger Agreement, it must give written notice to National Bancorp of its election to terminate the Merger Agreement within twenty-four hours of the Determination Date. Within two business days after the receipt of such notice, National Bancorp will have the option of decreasing the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $48.50 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If National Bancorp elects to make such a adjustment to the Conversion Ratio, the Merger Agreement will remain in effect in accordance with its terms (except for the adjustment to the Conversion Ratio).

    "CNB Average Price" means the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the ten N.Y.S.E. trading days preceding the Determination Date. "Determination Date" means the fifth calendar day prior to the Closing Date.

Termination Fee

    The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as defined below), National Bancorp will pay to CNB the sum of $1,500,000.

    The term "Triggering Event" means any of the following events (a) upon termination of the Merger Agreement by CNB upon a breach thereof by National Bancorp (including, without limitation, the entering into of an agreement between National Bancorp and any third party which is inconsistent with the transactions contemplated by the Merger Agreement), provided that within 18 months of the date of such termination, either an event described in clause (b) below shall have occurred or National Bancorp enters into an agreement with any third party whereby such third party will acquire, merge or consolidate with National Bancorp or TCB Bank, purchase all or substantially all of National Bancorp's or TCB Bank's assets or acquire 50% or more of the outstanding shares of National Bancorp Common; (b) any person or group of persons (other than CNB) acquires, or has the right to acquire, 33% or more of the National Bancorp Common, exclusive of shares of National Bancorp Common sold directly or indirectly to such person or group of persons by CNB; or (c) upon the entry by National Bancorp into an agreement or other understanding with a person or group of persons (other than CNB and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with National Bancorp or to purchase all or substantially all of National Bancorp's assets.

Appraisal Rights of Dissenting Shareholders

    Chapter 23-1-44 of the Indiana Corporate Law provides that a shareholder of National Bancorp has the right to demand payment in cash for the fair value of his or her shares of National Bancorp Common immediately before the Effective Time, excluding any appreciation or depreciation in value in anticipation of the Merger unless a court determines that such exclusion would be inequitable. To claim this right the shareholder must: (a) before the vote is taken, deliver to National Bancorp written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated; and (b) not vote in favor of the Merger in person or by proxy at the Meeting.

    If the Merger is approved by the shareholders, National Bancorp will send a notice of dissenters' rights to those shareholders satisfying the above conditions within ten days after the shareholder approval. National Bancorp's notice will state the procedures the dissenting shareholder thereafter must follow to exercise his or her dissenters' rights in accordance with Chapter 23-1-44 of the Indiana Corporate Law.

    A SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTE AGAINST THE MERGER OR REFRAIN FROM VOTING WILL NOT BE ENTITLED TO RIGHTS UNDER CHAPTER 23-1-44 OF THE INDIANA CORPORATE LAW. Shareholders who execute and return the enclosed proxy but do not specify a choice on the Merger Agreement proposal will be deemed to have voted in favor of approving the Merger Agreement and accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

    Upon consummation of the Merger, National Bancorp will pay each dissenting shareholder who has complied with all requirements of Chapter 23-1-44 of the Indiana Corporate Law and of National Bancorp's notice, National Bancorp's estimate of the fair value of the shares as of the time immediately prior to the Merger, excluding any appreciation in value in anticipation of the Merger unless such exclusion would be inequitable in National Bancorp's opinion.

    Dissenters can object to the fair value established by National Bancorp by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after National Bancorp makes or offers payment for the dissenting shareholder's shares. National Bancorp can elect to agree to the dissenting shareholder's fair value demand or can commence an action in the Circuit or Superior Court of Perry County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by National Bancorp.

    If the holders of more than approximately 10% of the shares of National Bancorp Common should exercise their dissenters' rights described above, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and therefore CNB would not be obligated to consummate the Merger. See "-- Accounting Treatment."

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE INDIANA CORPORATE LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF NATIONAL BANCORP, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE INDIANA CORPORATE LAW INCLUDED HEREIN AS APPENDIX C.

No Solicitation

    The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, National Bancorp and its subsidiaries will not, and will not authorize or permit any of their respective officers, directors, employees or agents to directly or indirectly solicit, initiate, encourage or, subject to the fiduciary duties of the directors of National Bancorp as advised by counsel, hold discussions or negotiations with or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or shares of National Bancorp Common or any of its subsidiaries. National Bancorp is required to advise CNB of its receipt of any such proposal or inquiry within 24 hours.

Waiver and Amendment

    Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the receipt of the approval of shareholders of National Bancorp, except that the provisions relating to the Merger Consideration will not be amended after the receipt of the approval of National Bancorp shareholders unless the approval of such shareholders is resolicited. It is anticipated that a condition to the obligations of CNB and National Bancorp to consummate the Merger would be waived only in those circumstances where the CNB Board or the National Bancorp Board, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

Expenses and Fees

    The Merger Agreement provides that in the event the Merger Agreement is terminated or the Merger is abandoned, no party will have any liability to the other party for costs, expenses, damages or otherwise, except that in the event the Merger Agreement is terminated on account of a willful breach of any of the representations and warranties set forth in the Merger Agreement or on account of any willful breach of any of the agreements set forth in the Merger Agreement, the non-breaching party will be entitled to recover appropriate damages from the breaching party including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses incident to the negotiation, preparation, execution and performance of the Merger Agreement.

Resale of CNB Common

    The shares of CNB Common issued pursuant to the Merger will be freely transferable under the Securities Act except for those shares issued to any National Bancorp shareholder who may be deemed to be an "affiliate" of CNB for purposes of Rule 144 promulgated under the Securities Act or an "affiliate" of National Bancorp for purposes of Rule 145 promulgated under the Securities Act. Persons who may be deemed to be affiliates of National Bancorp or CNB generally include individuals who, or entities which, control, are controlled by or are under common control with National Bancorp or CNB and will include directors and certain officers of National Bancorp and CNB and may include principal shareholders of National Bancorp and CNB.

    Rules 144 and 145 will restrict the sale of CNB Common received by affiliates in the Merger. Generally, during the one year following the Effective Time, those persons who are affiliates of National Bancorp at the time of the Merger, provided they are not affiliates of CNB at or following the Effective Time, may publicly resell any CNB Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of CNB Common sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to CNB as required by Rule 144.

    The ability of affiliates to resell shares of CNB Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to CNB having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of CNB Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    S.E.C. guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. S.E.C. guidelines indicate further that the "pooling of interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    The Merger Agreement provides that National Bancorp will use its best efforts to obtain and deliver to CNB an agreement from each of its affiliates providing that such affiliate will not transfer any shares of CNB Common received in the Merger (or otherwise owned by such affiliates) except in compliance with the Securities Act and the requirements of Accounting Principles Board Opinion No. 16 regarding the non-disposition of any shares of National Bancorp Common or CNB Common (or any interest therein) during the period commencing 30 days prior to the Closing Date through the date on which financial results covering at least 30 days of combined operations of CNB and National Bancorp after the Merger have been published.

    This Proxy Statement/Prospectus does not cover resales of shares of CNB Common received by any person who may be deemed to be an affiliate of National Bancorp or CNB.

                           PRO FORMA FINANCIAL DATA

    The following unaudited pro forma combined condensed balance sheet as of March 31, 1998, and the pro forma combined condensed statements of income for the three months ended March 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1997, give effect to the Merger based on the historical consolidated financial statements of CNB and its subsidiaries, which have been restated to reflect the Pinnacle Merger, and the historical financial statements of National Bancorp and its subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

    The pro forma financial statements have been prepared by the managements of CNB and National Bancorp based upon their respective financial statements.
These pro forma statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical supplemental consolidated financial statements and notes thereto of CNB included in CNB's Current Report on Form 8-K filed with the Commission on June 3, 1998 (as amended by the CNB's Current Report on Form 8-K/A filed with the Commission on June 16, 1998) and incorporated by reference herein and the historical financial statements of National Bancorp contained elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF NATIONAL BANCORP."

     In connection with the Pinnacle Acquisition, CNB will record during the second quarter of 1998, pre-tax merger related expenses of $41.3 million ($30.0 million after taxes). These one-time charges are not included in the unaudited pro forma balance sheet, although the effect of such charges is included in the footnotes thereto. These one-time charges are also not reflected in the pro forma combined condensed statements of income because they are not expected to have a continuing impact on the combined organization.

     CNB filed a registration statement with the Commission on June 3, 1998 to facilitate an underwritten public offering of Capital Securities to raise gross proceeds of up to $150.0 million ($172.5 million if the underwriters' over-allotment option is exercised). The registration statement was declared effective on June 18, 1998. The Capital Securities will be issued by the Issuer, CNB Capital Trust I, a newly-created special purpose subsidiary of CNB organized solely to facilitate the Proposed Offering. Each Capital Security, $25 per share liquidation amount, will be convertible into 0.4605 shares of CNB Common at the option of the holder thereof. In the aggregate, the Capital Securities will be convertible into 2.8 million shares of CNB Common (3.2 million if the underwriters' over-allotment option is not exercised).

    The Issuer will use the gross proceeds from the sale of the Capital Securities to purchase a like amount of Convertible Subordinated Debentures from CNB. CNB intends to use the net proceeds from the sale of the Convertible Subordinated Debentures for general corporate purposes including, without limitation, the repayment of debt, the funding of investments in or extensions of credit to its subsidiaries, the financing of acquisitions and the repurchase of CNB Common. The Proposed Offering is expected to close during the second quarter of 1998, although there can be no assurance as to if or when the Proposed Offering actually will be consummated. The Proposed Offering will be made only by means of a prospectus, and will be subject to compliance with applicable state securities laws and favorable market conditions. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any shares of Capital Securities. The financial information included herein does not give pro forma effect to the Proposed Offering.

                    CNB BANCSHARES, INC. / NATIONAL BANCORP

              Unaudited Pro Forma Combined Condensed Balance Sheet
                                 March 31, 1998
                                 (In thousands)

                                                                                                         CNB / National
                                                                    National        Pro Forma               Bancorp
                                                   CNB               Bancorp       Adjustments             Pro Forma
                                                ----------         ----------      -----------          ---------------
                                                                                    Increase
                                                                                   (Decrease)
Assets:
  Cash and due from banks....................   $  167,992           $  4,979                           $      172,971
  Short-term money market investments........       20,772                  0                                   20,772
  Investment securities available for sale...    1,866,531             18,408                                1,884,939
  Investment securities......................      220,967             18,096                                  239,063
  Loans held for sale........................       51,959                  0                                   51,959
  Loans......................................    3,941,716            142,149                                4,083,865
     Allowance for loan losses...............      (55,208)            (2,047)                                 (57,255)
                                                ----------         ----------      -----------          --------------
  Net loans..................................    3,886,508            140,102                                4,026,610
  Premises and equipment.....................      105,022(2)           2,333                                  107,355(4)
  Foreclosed properties......................        8,461                  0                                    8,461
  Intangible assets..........................       50,663              1,953                                   52,616
  Interest receivable and other assets.......      189,410(2)           2,678                                  192,088(4)
                                                ----------         ----------      -----------          --------------
           Total assets......................   $6,568,285(2)      $  188,549      $         0          $    6,756,834(4)
                                                ==========         ==========      ===========          ==============
Liabilities:
  Deposits...................................    4,660,897            154,259                                4,815,156
  Repurchase agreements......................      537,547              3,869                                  541,416
  Federal funds purchased and other
    short-term borrowings....................      128,596                525                                  129,121
  FHLB advances and other long-term debt.....      654,000              9,455                                  663,455
  Other liabilities..........................       62,610(2)           2,213                                   64,823(4)
                                                ----------         ----------      -----------          --------------
           Total liabilities.................    6,043,650            170,321                0               6,213,971
Shareholders' equity:
  Common stock...............................       33,540                944              143(1)(3)            34,627
  Capital surplus............................      363,204              4,376           (1,929)(1)(3)          365,651
  Retained earnings..........................      122,244(2)          14,551                                  136,795(4)
  Accumulated other comprehensive income.....        5,647                143                                    5,790
  Treasury stock.............................            0             (1,786)           1,786 (3)                   0
                                                ----------         ----------      -----------          --------------
  Total shareholders' equity.................      524,635(2)          18,228                0                 542,863(4)
                                                ----------         ----------      -----------          --------------
                Total liabilities and equity.   $6,568,285(2)      $  188,549      $         0          $    6,756,834(4)
                                                ==========         ==========      ===========          ==============






See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     CNB BANCSHARES, INC./NATIONAL BANCORP

          Unaudited Pro Forma Combined Condensed Statement of Income
                       Three Months Ended March 31, 1998
                     (In thousands, except per share data)


                                                                                                    CNB/National
                                                         National                Pro Forma            Bancorp
                                            CNB          Bancorp                Adjustments          Pro Forma
                                          --------       --------               -----------         ------------
                                                                                 Increase
                                                                                (Decrease)
Interest income....................       $123,157        $3,749                 $                     $126,906
Interest expense...................         65,792         1,824                                         67,616
                                          --------        ------                  -------              --------
   Net interest income.............         57,365         1,925                       --                59,290
Provision for loan losses..........          3,316            90                                          3,406
                                          --------        ------                  -------              --------
Net interest income after
   provision for losses............         54,049         1,835                       --                55,884
Non-interest income................         22,155           398                                         22,553
Non-interest expense...............         47,619         1,423                                         49,042
                                          --------        ------                  -------              --------
Income before income taxes.........         28,585           810                       --                29,395
Income taxes.......................          9,003           287                                          9,290
                                          --------        ------                  -------              --------
Net income.........................       $ 19,582        $  523                  $    --              $ 20,105
                                          ========        ======                  =======              ========

Net income per share
         Basic.....................       $  0.58                                                      $   0.58
         Diluted...................          0.58                                                          0.57

Average shares outstanding
         Basic.....................        33,553                                                        34,638
         Diluted...................        33,937                                                        35,048



See notes to unaudited pro forma combined condensed financial statements.

                     CNB BANCSHARES, INC./NATIONAL BANCORP

          Unaudited Pro Forma Combined Condensed Statement of Income
                       Three Months Ended March 31, 1997
                     (In thousands, except per share data)


                                                                                                       CNB/National
                                                            National                Pro Forma            Bancorp
                                            CNB             Bancorp                Adjustments          Pro Forma
                                          --------          --------               -----------         ------------
                                                                                    Increase
                                                                                   (Decrease)
Interest income....................       $120,147           $3,627                $                     $123,774
Interest expense...................         63,562            1,830                                        65,392
                                          --------           ------                ---------             --------
   Net interest income.............         56,585            1,797                       --               58,382
Provision for loan losses..........          3,563               90                                         3,653
                                          --------           ------                ---------             --------
Net interest income after
   provision for losses............         53,022            1,707                       --               54,729
Non-interest income................         17,126              367                                        17,493
Non-interest expense...............         43,745            1,339                                        45,084
                                          --------           ------                ---------             --------
Income before income taxes.........         26,403              735                       --               27,138
Income taxes.......................          8,855              267                                         9,122
                                          --------           ------                ---------             --------
Net income.........................       $ 17,548           $  468                $      --             $ 18,016
                                          ========           ======                =========             ========

Net income per share
         Basic.....................       $   0.53                                                       $   0.52
         Diluted...................           0.52                                                           0.51

Average shares outstanding
         Basic.....................         33,407                                                         34,536
         Diluted...................         34,031                                                         35,176


See notes to unaudited pro forma combined condensed financial statements.

                     CNB BANCSHARES, INC./NATIONAL BANCORP

          Unaudited Pro Forma Combined Condensed Statement of Income
                         Year Ended December 31, 1997
                     (In thousands, except per share data)


                                                                                   CNB/National
                                                        National    Pro Forma        Bancorp
                                              CNB       Bancorp     Adjustments     Pro Forma
                                            --------    --------    -----------    ------------
                                                                     Increase
                                                                    (Decrease)
Interest income....................         $500,694     $15,061      $              $515,755
Interest expense...................          267,112       7,391                      274,503
                                            --------     -------      --------       --------
   Net interest income.............          233,582       7,670          --          241,252
Provision for loan losses..........           24,886         413                       25,299
                                            --------     -------      --------       --------
Net interest income after
   provision for losses............          208,696       7,257           --         215,953
Non-interest income................           79,091       1,588                       80,679
Non-interest expense...............          198,224       5,342                      203,566
                                            --------     -------      --------       --------
Income before income taxes.........           89,563       3,503           --          93,066
Income taxes.......................           29,689       1,274                       30,963
                                            --------     -------      --------       --------
Net income.........................         $ 59,874     $ 2,229      $    --        $ 62,103
                                            ========     =======      ========       ========
Net income per share
         Basic.....................            $1.80                                 $   1.81
         Diluted...................             1.78                                     1.78

Average shares outstanding
         Basic.....................           33,258                                   34,356
         Diluted...................           33,801                                   34,926



See notes to unaudited pro forma combined condensed financial statements.

                     CNB BANCSHARES, INC./NATIONAL BANCORP

           Unaudited Pro Forma Combined Condensed Statement of Income
                          Year Ended December 31, 1996
                     (In thousands, except per share data)


                                                                                   CNB/National
                                                        National    Pro Forma        Bancorp
                                              CNB       Bancorp     Adjustments     Pro Forma
                                            --------    --------    -----------    ------------
                                                                     Increase
                                                                    (Decrease)
Interest income....................         $451,728     $14,178      $              $465,906
Interest expense...................          234,496       7,063                      241,559
                                            --------     -------      --------       --------
   Net interest income.............          217,232       7,115          --          224,347
Provision for loan losses..........           13,283         310                       13,593
                                            --------     -------      --------       --------
Net interest income after
   provision for losses............          203,949       6,805          --          210,754
Non-interest income................           68,686       1,074                       69,760
Non-interest expense...............          191,940       4,898                      196,838
                                            --------     -------      --------       --------
Income before income taxes.........          80,695        2,981          --           83,676
Income taxes.......................          27,013        1,061                       28,074
                                            --------     -------      --------       --------
Net income.........................         $ 53,682     $ 1,920      $   --         $ 55,602
                                            ========     =======      ========       ========

Net income per share
         Basic.....................            $1.61                                    $1.62
         Diluted...................             1.59                                     1.59

Average shares outstanding
         Basic.....................           33,280                                   34,390
         Diluted...................           33,925                                   35,050



See notes to unaudited pro forma combined condensed financial statements.

                     CNB BANCSHARES, INC./NATIONAL BANCORP

          Unaudited Pro Forma Combined Condensed Statement of Income
                         Year Ended December 31, 1995
                     (In thousands, except per share data)


                                                                                                CNB/National
                                                          National           Pro Forma             Bancorp
                                            CNB            Bancorp          Adjustments           Pro Forma
                                       -------------    -------------     ----------------    -----------------
                                                                              Increase
                                                                             (Decrease)
Interest income....................         $387,880          $12,939          $                       $400,819
Interest expense...................          198,448            6,218                                   204,666
                                            --------          -------          -----------             --------
   Net interest income.............          189,432            6,721                   --              196,153
Provision for loan losses..........            8,349              220                                     8,569
                                            --------          -------          -----------             --------
Net interest income after
   provision for losses............          181,083            6,501                   --              187,584
Non-interest income................           56,437              892                                    57,329
Non-interest expense...............          157,108            4,735                                   161,843
                                            --------          -------          -----------             --------
Income before income taxes.........           80,412            2,658                   --               83,070
Income taxes.......................           27,565              917                                    28,482
                                            --------          -------          -----------             --------
Net income.........................         $ 52,847          $ 1,741          $        --             $ 54,588
                                            ========          =======          ===========             ========

Net income per share
         Basic.....................         $   1.70                                                   $   1.70
         Diluted...................             1.67                                                       1.67

Average shares outstanding
         Basic.....................           31,034                                                     32,113
         Diluted...................           31,841                                                     32,925



See notes to unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The Merger will be accounted for under the pooling of interests method of accounting whereby the historical basis of the assets and liabilities of both CNB and National Bancorp will be retained. See "MERGER -- Accounting Treatment." In connection with the Merger, CNB will exchange 3.45 shares of CNB Common for each share of National Bancorp Common (subject to possible adjustment as provided elsewhere in this Proxy Statement/Prospectus). A total of 1,087,029 shares of CNB Common will be issued, resulting in a transfer from capital surplus to common stock of $143,000 to reflect the increase in aggregate par value of CNB Common relative to the aggregate stated value of the currently outstanding shares of National Bancorp Common.

(2) Does not reflect the one-time charges of $41.3 million ($30.0 million after taxes) which will be recorded by CNB during the second quarter of 1998 in connection with the Pinnacle Acquisition. Including the effect of the charges, premises and equipment would have been $99,022, interest receivable and other assets would have been $177,710, total assets would have been $6,550,585, other liabilities would have been $74,910 retained earnings would have been $92,244, total shareholders' equity would have been $494,635 and total liabilities and equity would have been $6,550,585.

(3) 62,595 shares of treasury stock will be canceled, decreasing common stock for the stated value of the shares and decreasing capital surplus for the remainder of the value.

(4) Does not reflect the one-time charges of $41.3 million ($30.0 million after taxes) which will be recorded by CNB during the second quarter of 1998 in connection with the Pinnacle Acquisition. Including the effect of the charges, premises and equipment would have been $101,355, interest receivable and other assets would have been $168,688, total assets would have been $6,739,134, other liabilities would have been $77,123 retained earnings would have been $106,795, total shareholders' equity would have been $512,863 and total liabilities and equity would have been $6,739,134.

                        DESCRIPTION OF CNB COMMON STOCK

General

    CNB's Restated Articles of Incorporation presently authorize the issuance of 100,000,000 shares of CNB Common and 2,000,000 shares of preferred stock, without par value. As of March 31, 1998 (after giving effect to the Pinnacle Merger consummated on April 17, 1998), 33,540,415 shares of CNB Common were issued and outstanding and no shares of preferred stock were issued and outstanding. The CNB Board is authorized to cause the preferred stock to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine in the resolution the designation, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights and all other matters with respect to such shares as are permitted to be fixed and determined by the CNB Board under the Indiana Corporate Law.

Dividend Rights

    Holders of CNB Common are entitled to receive dividends when as and if declared by the CNB Board out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by CNB in the future. The timing and amount of future dividends will depend, among other things, upon the earnings and financial condition of CNB and its subsidiaries. In addition, the ability of the subsidiary banks of CNB to pay cash dividends, which are expected to continue to be CNB's principal source of income, is restricted by applicable banking laws.

Voting Rights

    Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Shareholders of CNB do not have cumulative voting rights in the election of directors. Therefore, holders of a majority of the shares of CNB Common outstanding can elect the entire CNB Board.

Liquidation Rights

    In the event of liquidation, dissolution or winding up of CNB, whether voluntary or involuntary, the holders of CNB Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

No Preemptive Rights

    Holders of shares of CNB Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of CNB Common.

Assessment and Redemption

    The shares of CNB Common presently outstanding are, and the shares of CNB Common to be issued by CNB pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of CNB Common.

Transfer Agent

    Citizens Bank is the transfer agent for shares of CNB Common.

                       COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of CNB Common are governed by the Indiana Corporate Law and by CNB's Restated Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of National Bancorp Common are governed by the Indiana Corporate Law and by National Bancorp's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of National Bancorp differ in certain respects from the rights which they would have as shareholders of CNB. A summary of the material differences between the respective rights of the common shareholders of CNB and National Bancorp is set forth below.

Shareholder Vote Required for Certain Transactions

    Business Combinations

         CNB

    CNB's Restated Articles of Incorporation include a so-called "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of total assets involving CNB or any of its subsidiaries and any person or entity beneficially owning directly or indirectly more than 10% of the outstanding voting stock of CNB, or affiliates or associates of such an entity (a "CNB 10% shareholder"), may not be consummated without the approval of holders of at least 80% of the voting stock of CNB, unless either: (i) the transaction is approved by a majority of the members of the CNB Board who are not affiliated with the CNB 10% shareholder; or (ii) the transaction meets certain minimum ("fair price") price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana Corporate Law would govern the transaction).

    The primary purpose of CNB's "fair price" provision is to provide additional safeguards for the remaining shareholders in the event that an individual or entity becomes a major shareholder of CNB. If CNB comes under the control of a single person or entity, substantial inequities could befall the minority shareholders. A bid for control of a target company is often followed, in time, by a complete business combination that eliminates minority interests in the target company on terms often unfavorable to the minority -- a so-called "two-tier" structured takeover. Minority shareholders in these circumstances may be forced out by the controlling shareholder in a business combination transaction at a time and for a price (cash or other types of consideration, often including debt instruments) not to their liking. The price per share in such transactions often is lower than the price per share previously paid by the controlling shareholder for its controlling block of stock in the first tier of the takeover. The minority shareholders, in such event, may have no alternative to accepting such price unless they choose to follow the statutory procedures for appraisal rights as a dissenting shareholder or to bringing legal action against the controlling shareholder for breach of fiduciary duty, either of which procedures may be costly and time-consuming.

    CNB's higher shareholder vote requirements make it more difficult for a single shareholder to obtain ultimate "control" over CNB in the sense of being able unilaterally to effect a completed business combination on the controlling shareholder's own terms. A disadvantage of these higher shareholder vote requirements, however, is that outside parties contemplating an attempt to acquire control over CNB by acquiring less than all of its outstanding stock may be discouraged from making such an attempt, because ultimate "control" will require obtaining a higher percentage of the outstanding shares of CNB Common than if normal shareholder vote requirements were in effect. As a result, premium offers for CNB Common from outside parties interested in acquiring control may be somewhat less likely from such parties than premium offers for other similar companies without such high voting requirements. In addition, because outside parties may be somewhat less likely to attempt to acquire control over CNB due to its higher shareholder vote requirements, the management of CNB may be somewhat less vulnerable to removal in the future than would be the case if such provisions were not in effect.

         National Bancorp

    Neither National Bancorp's Articles of Incorporation nor its Bylaws contain a "fair price" or other similar provision. National Bancorp's Bylaws do provide that a vote of at least 67% of the outstanding stock of the corporation having voting power shall be required to approve any merger or consolidation, a transfer of 80% or more of the corporation's assets, or a recapitalization.

    Removal of Directors

         CNB

    The Indiana Corporate Law provides that directors may be removed in any manner provided in the articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

    CNB's Restated Articles of Incorporation provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. The Restated Articles of Incorporation provide that, except as may be otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or (ii) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to CNB in a manner of substantial importance to CNB, and such adjudication is no longer subject to direct appeal.

    CNB's 80% shareholder vote requirement for removal of directors without cause precludes a majority shareholder from circumventing the classified Board by decreasing the size of the Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Board. The removal provisions would make it more difficult for shareholders of CNB to change the composition of the Board of Directors even if the shareholders believe that such a change would be desirable.

         National Bancorp

    Neither National Bancorp's Articles of Incorporation nor its Bylaws contain any provisions regarding removal of directors.

    Amendments to Articles of Incorporation

         CNB

    The Indiana Corporate Law provides that, unless a greater vote is required under a specific provision of the Indiana Corporate Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Corporate Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Corporate Law.

    CNB's Restated Articles of Incorporation provide that, notwithstanding any other provision of the Restated Articles of Incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed under "-- Business Combinations"), may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of CNB Common then entitled to vote in an election of directors.

         National Bancorp

    Neither National Bancorp's Articles of Incorporation nor its Bylaws contain any provisions regarding amending the Articles of Incorporation. Accordingly, pursuant to the provisions of the Indiana Corporate Law described above, National Bancorp's Articles of Incorporation may be amended upon the affirmative vote of a majority of the shareholders entitled to vote thereon.

    Voting Rights

         CNB

    Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of CNB are elected by the majority vote of the shareholders and shareholders of CNB are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of CNB Common can elect the entire CNB Board.

    The number of directors to constitute the CNB Board may not be more than twenty nor less than six. The CNB Board currently consists of twelve members, and the directors are divided into three classes with the term of office of one of such classes expiring in each year. At each annual meeting of CNB shareholders, the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years.

         National Bancorp

    Holders of shares of National Bancorp Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of National Bancorp are elected by the majority vote of the shareholders and shareholders of National Bancorp are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of National Bancorp Common can elect the entire National Bancorp Board.

    The number of directors to constitute the National Bancorp Board, in the absence of a Bylaw fixing the number of directors, shall be eight. The National Bancorp Bylaws provide that the National Bancorp Board shall consist of nine members, eight of whom are divided into three classes with the term of office of one of such classes expiring in each year, and one of whom always serves a term of one year.

Special Meeting of Shareholders; Shareholder Action by Written Consent

         CNB

    CNB's Restated Articles of Incorporation require that shareholders must hold at least 80% of the outstanding voting shares of CNB in order to call a special meeting of shareholders. This provision is intended to discourage attempts by the holders of less than 80% of the outstanding voting stock of CNB from disrupting the business of the corporation between annual shareholders meetings by calling special meetings. Possible disadvantages of this provision is that it makes it more difficult for a shareholder or shareholder group to take action where such action is opposed by a majority of the CNB Board and management of CNB and it may delay the removal of directors, even if cause exists for such removal.

    The Indiana Corporate Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

         National Bancorp

    National Bancorp's Bylaws provide that the board of directors, president and shareholders holding not less than 67% of all of the shares outstanding and entitled by the Articles of Incorporation to vote on the business for which the meeting is being called may call a special meeting of the shareholders. Proper notice must be given to the shareholders in accordance with National Bancorp's Bylaws, unless it is waived.

    National Bancorp's Articles of Incorporation provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent is filed with the minutes of the proceedings of the shareholders.

Dissenters' Rights

         CNB

    Under the Indiana Corporate Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. Because shares of CNB Common are traded on the N.Y.S.E., holders of CNB Common are not entitled to dissenter's rights in connection with the Merger.

         National Bancorp

    Neither National Bancorp's Articles of Incorporation nor its Bylaws contain provisions relating to dissenters' rights. National Bancorp's shareholders will, however, be entitled to assert such rights with respect to the Merger under the applicable provisions of the Indiana Corporate Law. See "MERGER -- Appraisal Rights of Dissenting Shareholders."

Takeover Statutes

         CNB

    The Indiana Corporate Law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana Corporate Law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana Corporate Law is effective even if all parties should subsequently decide that they wish to engage in the business combination.

    The Indiana Corporate Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting right is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that: (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents; (b) more than 10% of its shares are owned by Indiana residents; or (c) 10,000 or more of its shareholders are residents of Indiana. CNB is an "issuing public corporation." A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an "issuing public corporation." In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or bylaws of the corporation whose shares are acquired authorize such redemption (CNB's Bylaws do), the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

         National Bancorp

    Because National Bancorp's securities are not registered under the federal securities laws, the "five year freeze" provisions of the Indiana Corporate Law expressly do not apply to National Bancorp. Neither National Bancorp's Articles of Incorporation nor its Bylaws contain any similar provisions with respect to a business combination with an interested shareholder.

    National Bancorp is an "issuing public corporation" that is subject to the "control share acquisition" provisions of the Indiana Corporate Law. Neither National Bancorp's Articles of Incorporation nor its Bylaws contain any provisions authorizing the redemption of acquired shares when the person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" or if the control shares are not accorded full voting rights by other shareholders.

Indemnification

         CNB

    Pursuant to the Indiana Corporate Law and the Restated Articles of Incorporation and Bylaws of CNB, CNB is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to CNB in certain circumstances. CNB may also voluntarily undertake to indemnify certain persons acting on CNB's behalf in certain circumstances.

    The Indiana Corporate Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Corporate Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Corporate Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Corporate Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation.

    The Indiana Corporate Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Corporate Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Corporate Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, bylaws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, CNB's Bylaws generally provide for the indemnification of CNB's directors, officers, employees and agents to the extent permitted by the Indiana Corporate Law.

         National Bancorp

    National Bancorp is subject to the same provisions of the Indiana Corporate Law regarding indemnification as CNB. National Bancorp's Articles of Incorporation and Bylaws generally provide for the indemnification of National Bancorp's directors, officers and employees to the extent permitted by the Indiana Corporate Law, including advancement of expenses.

Limitation of Liability of Directors

         CNB

    The Indiana Corporate Law provides that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Indiana Corporate Law and the breach or failure to perform constitutes willful misconduct or recklessness. This provision eliminates the potential liability of a corporation's directors for failure, except through willful misconduct or recklessness, to satisfy their duty of care, which requires each director to carry out his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. This provision may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the corporation
and its shareholders.   Shareholders therefore will not have a cause of action
based upon negligent business decisions, including those relating to attempts to acquire control of the corporation. This provision does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

         National Bancorp

    National Bancorp is subject to the same provisions of the Indiana Corporate Law with respect to limitation of liability of directors as CNB.

Consideration of Non-Shareholder Interests

         CNB

    The Indiana Corporate Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Corporate Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Corporate Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Corporate Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         National Bancorp

    National Bancorp is subject to the same provisions of the Indiana Corporate Law regarding consideration of non-shareholder interest as CNB.

                      INFORMATION ABOUT NATIONAL BANCORP

Business of National Bancorp

    General

    National Bancorp, a bank holding company organized in 1983, owns 100% of the outstanding shares of TCB Bank. National Bancorp engages in the business of commercial banking and other permissible activities closely related to banking. It relies primarily upon funds from TCB Bank to pay the expenses of its operations and any dividends on its outstanding shares of stock. The main offices of National Bancorp and TCB Bank are located at 601 Main Street, Tell City, Indiana 47586, and the telephone number is 812-547-2323. Additionally, TCB Bank has two branches in Tell City, a branch in Cannelton, Indiana and a branch in Santa Claus, Indiana. The insurance and investment subsidiaries of TCB Bank also have offices in these cities. National Bancorp considers its primary market to be Perry County and the eastern part of Spencer County, Indiana.

    TCB Bank has operated as a community bank since it was organized in 1874. The primary source of its income is generated by its lending and insurance activities. TCB Bank offers personal and business financial and trust services to individuals, corporations, partnerships, municipalities and other public and governmental entities. TCB Bank's lending focus has been primarily single family residential and one-four family multi-family residential, but a significant portion of its loan portfolio also is composed of consumer, commercial and agricultural loans. TCB Bank offers a full line of deposit products.

    Competition

    TCB Bank is the largest financial institution headquartered in Perry County, Indiana. It experiences substantial competition both in attracting and retaining deposits and in making mortgage and other loans. Direct competition for deposits primarily comes from other commercial banks, savings associations and credit unions located in or near TCB Bank's primary market area. Competition for loans normally comes from savings associations, commercial banks, mortgage bankers and credit unions. The competition for deposits and loans is affected by interest rates, convenience of location, availability of funds and general and local economic conditions.

    Regulation and Supervision

    National Bancorp, as a bank holding company, is subject to supervision and regular examination by the Federal Reserve Board. TCB Bank has as its primary regulators the Federal Reserve Board and the Indiana Department of Financial Institutions. These regulators specify the types of activities in which bank holding companies and banks may engage and include regulations governing the extension of credit, the quality of loans and assets, maintenance of reserves, minimum capital requirements and restrictions of dividends, among others.

    Properties

    National Bancorp requires minimal space for operations and, accordingly, operates from TCB Bank's main office. TCB Bank operates from four locations in Perry County, Indiana and one location in Spencer County, Indiana. The main office is located at 601 Main Street, Tell City, Indiana. In Tell City, TCB Bank operates branches at 1510 9th Street and SR 66 South. Additionally, it operates a branch at 411 Washington Street, Cannelton, Indiana and at SR 162, Santa Claus, Indiana. Further, subsidiaries of TCB Bank have offices in Tell City at 723 Main Street and 741 12th Street. TCB Bank owns a parking lot behind the main office at Franklin and 7th Street, Tell City, Indiana and owns two lots on Washington Street in Cannelton, Indiana. The locations at 1510 9th Street, SR 66 South, SR 162 and 723 Main Street are leased. National Bancorp owns the land and buildings of all other locations free and clear of any major encumbrances.

    Employees

    TCB Bank had 87 full-time and 14 part-time employees as of June 3, 1998. None of TCB Bank's employees is represented by a collective bargaining agreement. TCB Bank believes that it enjoys good relations with its personnel.

    Legal Proceedings

    Although National Bancorp, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which National Bancorp, any of its subsidiaries or any of their property is subject.

Management's Discussion and Analysis of Financial Condition and Results of Operations

    The following discussion provides information regarding the major components of financial condition and results of operations, liquidity and capital resources of National Bancorp. This discussion and analysis should be read in conjunction with the "SUMMARY CONSOLIDATED FINANCIAL DATA" and

"FINANCIAL STATEMENTS OF NATIONAL BANCORP" appearing elsewhere in this Prospectus/Proxy Statement.

     Results of Operations

     Net income for 1997 was $2,229,000 as compared to $1,920,000 for 1996, an increase of $309,000 or 16.1%. National Bancorp's return on average assets was 1.2% for 1997 compared to 1.1 % for 1996. Net income for 1996 was $1,920,000 as compared to $1,741,000 for 1995, an increase of $179,000 or 10.3%. Return on assets for 1995 was 1.1%. Interest rates were relatively stable during 1997 and 1996.

     Net income for the three months ended March 31, 1998 was $523,000 compared to $468,000 for the three months ended March 31, 1997, an increase of $55,000 or
11.8 %. National Bancorp's return on assets is significantly influenced by loan demand and the actual and perceived condition of the local and regional economy, factors which National Bancorp cannot predict and which are beyond its control.

     Shareholders' equity increased to $17,850,000 at December 31, 1997, or $56.65 per share, from $16,997,000 at December 31, 1996, or $51.91 per share.
The increase was a result of increased net income for 1997 reduced by dividends paid and the repurchase of shares during 1997, as well as an increase in the estimated fair value of investment securities classified as available-for-sale. SFAS 115 (see Notes 1 and 3 to FINANCIAL STATEMENTS OF NATIONAL BANCORP) had the effect of increasing shareholders' equity by $128,000, or $0.41 per share, at December 31, 1997. Shareholders' equity increased to $16,997,000 at December 31, 1996, or $51.91 per share, from $15,013,000, or $48.00 per share, at December 31, 1995, representing a 13.2% increase in total shareholders' equity. The increase in shareholders' equity at December 31, 1996 was due primarily to increased net income for 1996 reduced by dividends paid during 1996.

     National Bancorp achieved a 13.1% return on average common equity for 1997 compared to 12.0% for 1996, as a result of the factors mentioned previously. National Bancorp declared dividends of $612,000, or $1.93 per share, and $573,000, or $1.79 per share, in 1997 and 1996, respectively.

     Shareholders' equity increased during the three months of 1998 to $18,228,000, an increase of 2.1%, or $1.11 per share. Net income increased shareholders' equity by $523,000, or $1.66 per share at March 31, 1998. In the first three months of 1998, National Bancorp declared dividends of $160,000.

     Net Interest Income

     Net interest income is the difference between interest income and interest expense. It has historically been the single most critical component of National Bancorp's annual earnings. This calculation affected by both the prevailing interest rate and outstanding volume of both earning assets and interest bearing liabilities. Net interest income for 1997 was $7,670,000, an increase of 7.8% from $7,115,000 earned in 1996. This increase was a result of favorable movements in interest rates in 1997. National Bancorp was positioned such that its assets repriced faster than its liabilities and therefore resulted in an increase in the net interest income.

     The net interest margin for the twelve month period ended December 31, 1997 was 4.56% compared to 4.50% for the same period ended December 31, 1996, an increase of .06 %.

     Net interest income for the three months ended March 31, 1998 increased by $128,000 or 7.1%, to $1,925,000 compared to the three months ended March 31, 1997. Additionally the net interest margin for the three months ended March 31, 1998 was 4.51% as compared to 4.31% for same period ended March 31, 1997, an increase of 0.20%.

     The following table presents each significant category of interest earning assets and interest bearing liabilities.


Average balance sheet and net interest analysis (dollars in thousands on fully taxable equivalent basis):

                                                  December 31, 1997             December 31, 1996            December 31, 1995
                                            -----------------------------  ----------------------------  --------------------------
                                              Average   Interest  Average  Average    Interest  Average    Average Interest Average
                                              Balances             Rates   Balances              Rates     Balances          Rates
Assets
Federal funds sold and other short-term money
  market investments.......................... $  2,856  $   156   5.46%   $  1,512    $    81    5.36%   $  3,352  $   204   6.09%
Real estate loans held for sale...............       17        -      -          77          1    1.30          75        2   2.67
Investment securities:
  Taxable.....................................   28,561    1,939   6.79      31,770      2,093    6.59      28,888    1,873   6.48
  Tax exempt (1)..............................   13,178    1,110   8.42      11,719      1,017    8.68      11,140    1,002   8.99
                                               -----------------------------------------------------------------------------------
Total investment securities...................   41,739    3,049   7.30      43,489      3,110    7.15      40,028    2,875   7.18
Loans: (2), (3)
  Commercial and industrial...................   50,685    4,865   9.60      49,677      4,662    9.38      45,056    4,508  10.01
  Tax exempt (1)..............................      656       65   9.91         948         84    8.86         705       68   9.65
  Real estate mortgage........................   60,604    5,107   8.43      49,972      4,370    8.74      40,238    3,488   8.67
  Consumer....................................   20,739    2,230  10.75      20,897      2,258   10.81      20,204    2,169  10.74
                                               -----------------------------------------------------------------------------------
Total loans...................................  132,684   12,267   9.25     121,494     11,374    9.36     106,203   10,233   9.64
                                               -----------------------------------------------------------------------------------
Total earning assets..........................  177,296   15,472   8.73     166,572     14,566    8.74     149,658   13,314   8.90
Less:  Allowance for loan losses..............    1,894                       1,773                          1,634
Cash and due from banks.......................    4,256                       3,799                          3,908
Premises and equipment........................    2,395                       2,258                          2,218
Other assets..................................    4,370                       4,349                          4,152
                                               -----------------------------------------------------------------------------------
Total assets.................................. $186,423                    $175,205                       $158,302
                                               ===================================================================================

Liabilities and Shareholder's Equity
Interest bearing deposits:
  Interest bearing checking accounts.......... $ 13,795  $   287   2.08%   $ 13,556    $   310    2.29%   $ 15,199  $   393   2.59%
  Money market savings accounts...............   26,999    1,107   4.10      22,549        938    4.16      13,728      594   4.33
  Other savings accounts......................   10,267      236   2.30      10,158        245    2.41      11,778      319   2.71
  Certificates of deposit and other time......   89,376    5,106   5.71      85,892      4,905    5.71      79,383    4,381   5.52
                                               -----------------------------------------------------------------------------------
Total interest bearing deposits...............  140,437    6,736   4.80     132,155      6,398    4.84     120,088    5,687   4.74
Securities sold under repurchase agreements...    4,427      143   3.23       3,135        108    3.44       3,987      169   4.24
Federal funds purchased and other
  short-term borrowings.......................       54        4   7.41         441         25    5.67           9        -      -
FHLB advances and other long-term debt........    8,435      508   6.02       9,201        532    5.78       5,899      362   6.14
                                               -----------------------------------------------------------------------------------
Total interest bearing liabilities............  153,353    7,391   4.82     144,932      7,063    4.87     129,983    6,218   4.78
Noninterest bearing demand deposits...........   15,088                      13,618                         13,468
Other liabilities.............................    1,315                       1,033                            823
                                               -----------------------------------------------------------------------------------
Total liabilities.............................  169,756                     159,583                        144,274
Shareholders' equity..........................   16,667                      15,622                         14,028
                                               -----------------------------------------------------------------------------------
Total liabilities and shareholders' equity.... $186,423                    $175,205                       $158,302
                                               ===================================================================================

Recap: (4)
Interest income...............................           $15,472   8.73%               $14,566    8.74%             $13,314   8.90%
Interest expense..............................             7,391   4.17                  7,063    4.24                6,218   4.15
                                               -----------------------------------------------------------------------------------
Net interest income/margin....................           $ 8,081   4.56%               $ 7,503    4.50%             $ 7,096   4.75%
                                               ===================================================================================

-------------------------
(1) Tax exempt securities and loans have been adjusted to a fully tax equivalent basis using a marginal tax rate of 35%.
(2) Nonaccrual loans have been included in the average balances.
(3) Loan income includes interest and fees on loans.
(4) Average rates have been computed by dividing by total earning assets.

     The amount of net interest income is affected by changes in volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities.

     Earning assets, which include loans, federal funds sold and investment securities increased by $6,293,000 during 1997 to $179,447,000, while interest bearing liabilities increased by $4,422,000 to $155,663,000. The increase in 1997 in both earning assets and interest bearing liabilities is attributed to strong loan demand, as well as a strong local economy. Earning assets were $173,154,000 and interest bearing liabilities were $151,241,000 at year end 1996, an increase of $18,162,000 in earning assets and an increase in interest bearing liabilities of $14,896,000 from year end 1995.

     Earning assets decreased by $2,841,000 to $176,606,000 and interest bearing liabilities decreased by $1,832,000 to $153,831,000 during the three months ended March 31, 1998. These decreases are mainly due to interest rate competition.

     Provision for Loan Losses

     The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The 1997 provision increased the allowance by $413,000. For the year ended December 31, 1997, charge-offs totaled $369,000, which were offset by recoveries of $81,000 for net charge-offs of $288,000.

     The provision was $90,000 for each of the three month periods ended March 31, 1998 and 1997.

     Noninterest Income

     Noninterest income increased from $1,074,000 to $1,588,000 from 1996 to 1997. Noninterest income increased by $182,000 to $1,074,000 in 1996, from $892,000 in 1995. The increase was due to the acquisition of an insurance agency during 1996. The increase in 1996 also was the result of a loss on sale of investment securities in 1995 of $117,000.

     Noninterest income during the three months ended March 31, 1998 increased to $398,000 from $367,000 for the three months ended March 31, 1997.

     The following tables analyze noninterest income and changes from the prior year (in thousands):

                                                                            Change from Prior Year
                                                                      -----------------------------------
                                                     Amount                1997               1996
                                             ---------------------   ----------------   ----------------
                                              1997     1996   1995    Amount   Percent   Amount   Percent
                                             ------   ------  -----   ------   -------   ------   -------
Service charges on deposit accounts.........  $  402  $  355  $ 341   $ 47        13.2%   $  14       4.1%
Trust and plan administration fees..........      75      35     36     40       114.3       (1)     (2.8)
Insurance premiums and commissions..........     661     384    142    277        72.1      242     170.4
Mortgage banking revenue....................      --      --     --     --          --       --        --
Non-interest fees on loans..................      77      83     61     (6)       (7.2)      22      36.1
Investment products fees....................     132      96     77     36        37.5       19      24.7
Net securities gains (losses)...............     126       6   (145)   120     2,000.0      151    (104.1)
Other non-interest income...................     115     115    380     --          --     (265)    (69.7)
                                              ------  ------  -----   ----     -------    -----    ------
Total noninterest income....................  $1,588  $1,074  $ 892   $514        47.9%   $ 182      20.4%
                                              ======  ======  =====   ====     =======    =====    ======

                                              Amount            Change
                                            March 31,     From Prior Period
                                            ----------    ------------------
                                            1998  1997    Amount  Percentage
                                            ----  ----    ------  ----------
Service charges on deposit accounts.......  $ 95  $ 96     $(1)      (1.0)%
Trust and plan administration fees........    12     9       3       33.3
Insurance premiums and commissions........   194   169      25         --
Mortgage banking revenue..................    --    --      --         --
Non-interest fees on loans................    24    32      (8)        --
Investment products fees..................    32    27       5         --
Net securities gains (losses).............    --    --      --         --
Other non-interest income.................    41    34       7       20.6
                                            -----------------------------
Total noninterest income..................  $398  $367     $31        8.4%
                                            =============================

     Noninterest Expense

     Operating expenses, other than interest and the provision for loan losses, were $5,342,000 in 1997, as compared to $4,898,000 and $4,735,000 in 1996 and
1995, respectively. The increase in 1997 of $444,000 is attributed primarily to increased salaries and benefits, as well as the acquisition of an insurance agency during 1996.

     Operating expenses for the three months ended March 31, 1998 were $1,423,000, as compared to $1,339,000 for the three months ended March 31, 1997. The increase of $84,000 or 6.3% is attributed to increases in salaries and benefits and occupancy expenses.

The following tables analyze operating expenses and changes from the prior year (in thousands):

                                                                            Change from Prior Year
                                                                        --------------------------------
                                                        Amount               1997             1996
                                                ----------------------       ----             ----
                                                 1997    1996    1995   Amount  Percent  Amount  Percent
                                                ------  ------  ------  ------  -------  ------  -------
Salaries and employee benefits................  $2,831  $2,518  $2,310   $313    12.4%   $ 208      9.0%
Data processing and other services............     197     206     159     (9)   (4.4)      47     29.6
Occupancy.....................................     387     343     312     44    12.8       31      9.9
Equipment.....................................     455     448     463      7     1.6      (15)    (3.2)
Advertising and promotion.....................     155     189     142    (34)  (18.0)      47     33.1
Professional fees.............................     103     135     135    (32)  (23.7)      -       -
Postage and freight...........................     110     109     107      1     0.9        2      1.9
Printing and supplies.........................     121     133     122    (12)   (9.0)      11      9.0
Amortization of intangible assets.............     249     209     152     40    19.1       57     37.5
FDIC assessments..............................      19       2     151     17   850.0     (149)   (98.7)
Other noninterest expense.....................     715     606     682    109    18.0      (76)   (11.1)
                                                ------  ------  ------   ----   -----    -----    -----
     Total operating expenses.................  $5,342  $4,898  $4,735   $444     9.1%   $ 163      3.4%
                                                ======  ======  ======   ====   =====    =====    =====

                                                               Amount           Change From
                                                              March 31,        Prior Period
                                                              ---------       ---------------
                                                            1998    1997      Amount  Percent
                                                           ------  ------     ------  -------
Salaries and employee benefits...........................  $  741  $  704       $ 37      5.3%
Data processing and other services.......................      56      44         12     27.3
Occupancy................................................     111      88         23     26.1
Equipment................................................     108      91         17     18.7
Advertising and promotion................................      40      51        (11)   (21.6)
Professional fees........................................      30      39         (9)      -
Postage and freight......................................      25      30         (5)      -
Printing and supplies....................................      28      28          -       -
Amortization of intangible assets........................      61      63         (2)    (3.2)
FDIC assessments.........................................       5       4          1       -
Other noninterest expense................................     218     197         21     10.7
                                                           ------  ------     ------  -------
Total operating expenses.................................  $1,423  $1,339     $   84      6.3%
                                                           ======  ======     ======  =======

     Income Taxes

     The effective tax rate for 1997 and 1996 was 36%. Income taxes for each year were positively affected by the amount of tax exempt interest income earned. Income tax expense for the three months ended March 31, 1998 was $287,000, as compared to $267,000 for the three months ended March 31, 1997, for an effective tax rate of 37% and 36%, respectively. Income taxes are also discussed in Note 12 of the FINANCIAL STATEMENTS OF NATIONAL BANCORP.

Financial Condition

          At December 31, 1997, National Bancorp's total assets increased to $191,287,000, as compared to $184,992,000 at December 31, 1996, a 3.4% increase.
The increase is primarily attributed to strong loan demand. Total assets were $188,549,000 at March 31, 1998, an increase of $789,000 or 0.4% from March 31,
1997.

          The financial condition of National Bancorp at March 31, 1998 and December 31, 1997, is presented in the comparative balance sheet of National Bancorp's financial statements (see "FINANCIAL STATEMENTS OF NATIONAL BANCORP"). The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, liquidity and interest rate sensitivity.

          Loans

          Loan balances, net of the loan loss allowance, were $136,706,000 as of December 31, 1997, an increase of $8,622,000, or 6.7%, from December 31, 1996. Loans as of December 31, 1996 were $128,084,000, an increase of $20,101,000, or 18.6%, over December 31, 1995. The increase in loans during 1997 was due to an increase in real estate loans with the largest growth in commercial real estate.

          National Bancorp's commercial loan portfolio as of December 31, 1997 was $52,396,000, a decrease over December 31, 1996 of $190,000. Installment loans at December 31, 1997 were $20,742,000, a decrease of $516,000, from $21,258,000 at December 31, 1996. The decrease in consumer loans experienced during 1997 was offset somewhat by home equity loan demand, which caused a shift in the loan mix from installment to real estate loans.

          Loan balances as of March 31, 1998 increased $3,475,000 to $142,149,000, as compared to December 31, 1997, an increase of 2.5%. Real estate mortgage loans decreased by $616,000 to $64,920,000, from December 31, 1997. Residential real estate accounted for approximately $63,319,000, or 97.5%, of the real estate loans at March 31, 1998. Installment loans increased $375,000 to $21,117,000 from December 31, 1997 to March 31, 1998. Commercial loans increased by $3,716,000 to $56,112,000, due, in part, to a strong economy in the National Bancorp lending area.

          The National Bancorp loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly leveraged transactions, nor any concentration to borrowers engaged in the same or similar industries that exceeded 10% of total loans.

                    The following table presents loans outstanding for the periods indicated (in thousands):


                                  March 31,           December 31,
                                    1998            1997            1996
                                ------------    ------------    ------------

Commercial..................        $ 56,112        $ 52,396         $52,586
Real estate.................          64,920          65,536          56,083
Installment.................          21,117          20,742          21,258
                                ------------    ------------    ------------
  Total loans...............        $142,149        $138,674        $129,927
                                ============    ============    ============


  The following table presents loan maturities at December 31, 1997 (in thousands):


                                   Within                          Over 5
                                   1 Year        1-5 Years         Years           Total
                                ------------    ------------    ------------    ------------
Commercial..................         $35,105         $13,099        $  4,192        $ 52,396
Real estate.................          24,904          14,418          26,214          65,536
Installment.................           5,393          14,519             830          20,742
                                ------------    ------------    ------------    ------------
   Total loans..............         $65,402         $42,036         $31,236        $138,674
                                ============    ============    ============    ============


   In the above table, loans with maturities of over one year totaled $73,272,000. Of this total $22,758,000 have floating interest rates and the remainder have fixed interest rates.

   The allowance for loan losses is maintained at a level considered adequate by management of National Bancorp to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management of National Bancorp includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, as well as the financial condition of specific borrowers and current economic conditions.

   Loans with principal or interest contractually past due but not yet paid are reviewed at regular intervals by management and are placed on nonaccrual status when scheduled payments remain unpaid for 90 days, unless the loan is adequately secured and in the process of collection. Interest income on nonaccrual loans is recorded when actually received (cash basis) in contrast to the accrual basis, which records interest over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.

   National Bancorp recorded a provision of $413,000 during the calendar year of 1997. For the year ended December 31, 1997, charge-offs totaled $369,000, which were offset by recoveries of $81,000, resulting in net charge-offs of $288,000.

   A summary of loan loss experience and management's allocation of the allowance for loan loss to the various loan categories for the periods indicated is as follows (in thousands):

                                                             Three Months
                                                                Ended
                                                              March 31,             Years ended December 31,
                                                              ---------   ----------------------------------------------
                                                                 1998       1997     1996     1995     1994      1993
                                                                ------     ------   ------   ------   -------   ------
Allowance for loan losses
  Balance at beginning of period....................           $1,968      $1,843   $1,719   $1,250    $1,076   $  985
  Allowance related to bank acquired................                -           -        -      264         -        -
  Loan charge-offs:
     Commercial, agricultural and tax
       exempt.......................................                2         155       26        -        12        5
     Real estate mortgage...........................                0           1       17        3         -        -
     Installment....................................               25         213      210      154       139      113
                                                              -------     -------  -------  -------   -------  -------
       Total charge-offs............................               27         369      253      157       151      118
                                                              -------     -------  -------  -------   -------  -------
  Loan recoveries:
     Commercial, agricultural and tax
       exempt.......................................                0          10        3       80        36       32
     Real estate mortgage...........................                0          12        -        -        48        1
     Installment....................................               16          59       64       62         4       38
                                                              -------     -------  -------  -------   -------  -------
       Total recoveries.............................               16          81       67      142        88       71
                                                              -------     -------  -------  -------   -------  -------
  Net charge-offs...................................               11         288      186       15        63       47
                                                              -------     -------  -------  -------   -------  -------
  Provision for loan losses.........................               90         413      310      220       237      138
                                                              -------     -------  -------  -------   -------  -------
  Balance at end of period..........................           $2,047      $1,968   $1,843   $1,719   $ 1,250   $1,076
                                                              =======     =======  =======  =======   =======  =======

  Non-performing loans consist of loans on nonaccrual status. Although these loans have more than a normal risk of loss, they will not necessarily result in a higher level of charge-offs in the future. Nonaccrual loans as of December 31, 1997 were $286,000, as compared to $856,000 at December 31, 1996.

  The following table presents nonaccrual loans and 90 days or more past due loans for the periods indicated (in thousands):

                                  March 31,                          At December 31,
                                  ----------    ------------------------------------------------------------
                                    1998           1997           1996        1995        1994       1993
                                   -------      -----------     --------     -------     -------     -------

Nonaccrual loans.................  $   271     $        286     $    856     $     -     $    30     $     7
90 days or more past due.........      203              164          219         151          83         231
Restructured loans...............        -                -            -           -           -           -
                                    ------      -----------      -------      ------      ------      ------
  Total..........................  $   474     $        450     $  1,075     $   151     $   113     $   238
                                    ======      ===========      =======      ======      ======      ======
Percent of total loans...........     0.19%            0.21%        0.66%          0%       0.03%       0.01%
                                    ======      ===========      =======      ======      ======      ======

     Investment Securities

  National Bancorp adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective January 1, 1994. Investment securities were classified as "available-for -sale" or "held-to-maturity" and have been reported at their estimated fair value and at cost, respectively at December 31, 1997 and 1996. In accordance with SFAS No. 115, unrealized gains and losses, net of related taxes, have been included in shareholders' equity. Net unrealized losses can be expected to decrease should interest rates decrease and, conversely, increase should interest rates increase. At December 31, 1997, National Bancorp included a net unrealized gain of $128,000, net of related income tax expense, in shareholders' equity. At December 31, 1996, a net unrealized gain of $11,000 was included in shareholders' equity. The amount included in shareholders' equity at March 31, 1998 was a net unrealized gain in the amount of $143,000.

  Total investment securities represented 22.5% and 23.5% of earning assets at December 31, 1997 and 1996, respectively. In 1997, National Bancorp maintained consistency within the classification of investment securities. Specifically, proceeds from sales, maturities and calls were used to purchase similar types of securities and no significant deviations between classifications occurred. Investment securities represented 20.1% of earning assets at March 31, 1998.

  Maturities and weighted average yields of investment securities at December 31, 1997 are as follows (in thousands and based on contract maturities and on a fully taxable equivalent basis):

                              1 year or               1-5 years         5-10 years      over 10 years        Total
                                 less              ----------------  ----------------  ---------------  ---------------
                             ------------
                                Amount     Yield    Amount   Yield    Amount   Yield   Amount   Yield   Amount   Yield
                             ------------  ------  --------  ------  --------  ------  -------  ------  -------  ------
U.S. treasury..............       $1,492    6.04%   $3,508    6.24%  $     0    0.00%  $    0    0.00%  $ 5,000   6.18%

U.S. agencies..............        3,511    6.06%    1,000    6.51%      268    6.13%       0    0.00%    4,779   6.16%

Mortgage backed............          370    5.04%      588    6.28%     4418    6.42%    6333    6.50%   11,709   6.41%

State and municipals.......          906    8.78%    3,200    8.47%     8234    7.78%    3095    8.08%   15,435   8.04%

Corporates and other.......        1,405    6.55%       93    8.83%      560    6.00%       0    0.00%    2,058   6.51%
                                  ------    ----    ------    ----   -------    ----   ------    ----   -------   ----

Total......................       $7,684    6.42%   $8,389    7.15%  $13,480    7.23%  $9,428    7.02%  $38,981   7.40%
                                  ======    ====    ======    ====   =======    ====   ======    ====   =======   ====

Percent of total...........        19.71%            21.52%            34.58%           24.19%
                                  ======            ======           =======           ======

          Sources of Funds

              National Bancorp generally relies on customer deposits along with retained earnings to fund its earning assets.

          Total deposits increased $2,930,000, or 1.9%, to $155,342,000 at December 31, 1997, from $152,412,000 at December 31, 1996. The mix of the deposits remained relatively stable. Total deposits declined $1,083,000 to $154,259,000 at March 31, 1998. The decrease was mainly the result of deposit run-off due to interest rate competition.

          Capital Resources

          National Bancorp continues to maintain a strong capital position, which provides a sound foundation to support current and future needs. At December 31, 1997, shareholders' equity was $17,850,000, compared to

$16,997,000 at December 31, 1996, an increase of 5.0%. Book value per share was $56.65 at December 31, 1997, as compared to $51.91 at December 31, 1996. The dividend payout ratio (dividends as a percentage of net income) was 27.5% in 1997 and 29.8% in 1996. National Bancorp has historically paid dividends in February, May, August and November of each year.

          Shareholders' equity increased by 2.1%, to $18,228,000, at March 31, 1998 as compared December 31, 1997.

          National Bancorp's capital was considered well capitalized by the FDIC at year-end 1997. National Bancorp is not aware of any current recommendations by its regulatory authorities or any other known trends, events or uncertainties that would have, or that are reasonably likely to have, a material effect on its liquidity or capital resources.

          In order to maintain a proper level of liquidity, National Bancorp has several sources of funds available on a daily basis which can be used for liquidity purposes. These sources include: (i) core deposits of both business and non-business customers; (ii) cash flows generated by the repayment of loans and investment principal and interest; and (iii) federal funds purchased.

          Effects of Inflation

          Inflation has a minor effect on banking concerns since most of the assets and liabilities are monetary in nature. Increases in operating costs, the largest components of which are salaries and employee benefits have exceeded the rate of inflation as measured by the consumer price index on each of the last three years. National Bancorp continues to attempt to offset such increases through the growth of net earning assets, particularly loans, and earnings related thereto.

          Liquidity and Interest Rate Sensitivity

          Liquidity is a measure of National Bancorp's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities, and is an indication of the probable effects of interest rate movements on National Bancorp's interest income. Liquidity is provided by projecting credit demand and other financial needs and maintaining sufficient cash and assets readily convertible into cash to meet these requirements. National Bancorp has provided for its liquidity needs through core deposits, federal funds sold, maturing loans and investments in its security portfolio.

          Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future period due to maturity or changes in market rates. An ongoing objective of National Bancorp's assets/liability policy is to match rate adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. National Bancorp seeks to manage its rate sensitivity position through the use of floating rate loans. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps.

          Although rate sensitivity gaps constantly change as funds are acquired and invested, National Bancorp's negative gap of $2,205,000 at the one year gap or less at December 31, 1997, was approximately 1.15% of total assets at that date and, in the opinion of management, represents a relatively balanced position.

Security Ownership of Certain Beneficial Owners and Management

     Security Ownership of Certain Beneficial Owners

     As of the Record Date, there were no persons known to National Bancorp to be beneficial owners of more than five percent (5%) of the issued and outstanding shares of National Bancorp Common.

     Security Ownership of Management

     As of the Record Date, the following directors and executive officers of National Bancorp were known to National Bancorp, individually and as a group, to be the beneficial owners, respectively, of the issued and outstanding shares of National Bancorp Common as set forth below. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                     Number of Shares       Percentage of Shares
Name                                Beneficially Owned          Outstanding*
----                                ------------------          ------------
Don Foertsch(1)                             1,553                     .5%
J. David Huber                                995                     .3%
Thomas T. Huber                             1,102                     .3%
Thomas E. Kramer(2)                         1,189                     .4%
Kenneth D. Mulzer(3)                        3,579                    1.1%
Thomas R. McCart(4)                        15,230                    4.7%
Christopher A. Ramsey(5)                      369                     .1%
Janet S. Sprinkle(6)                          519                     .2%
Donald M. Schorr(7)                         2,308                     .7%
Directors and Executive Officers           26,844                    8.5%
  as a Group (11 persons)

__________________________
* Based upon 315,691 shares of National Bancorp Common outstanding and 8,520 employee stock options outstanding.
1 Mr. Foertsch beneficially owns 373 shares directly, and 1,180 shares are beneficially owned by his wife.
2 Mr. Kramer beneficially owns 389 shares directly, and 200 shares are beneficially owned by his son.
3 Mr. Mulzer owns 345 shares directly, and 3,235 shares are beneficially owned by his wife.
4 Mr. McCart beneficially owns 5,248 shares directly, and 8,632 shares are beneficially owned by Mr. McCart and his wife. Mr. McCart has options to acquire an additional 1,350 shares.
5 Mr. Ramsey owns 169 shares directly, and 200 shares are beneficially owned by C&K Partnership, L.P. over which Mr. Ramsey has sole voting and investment power.
6 Ms. Sprinkle owns 311 shares directly, and 208 shares are beneficially owned by Ms. Sprinkle and her husband.
7 Mr. Schorr is an executive officer of TCB Bank only. Mr. Schorr beneficially owns 1,168 shares directly and has options to acquire an additional 1,140 shares.

                                 LEGAL OPINION

     The legality of the CNB Common offered hereby and certain tax consequences of the Merger will be passed upon by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

                                    EXPERTS

Independent Auditors for CNB

   The consolidated financial statements of CNB as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in CNB's Annual Report on Form 10-K, and the supplemental consolidated financial statements of CNB as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in CNB's Current Report on Form 8-K dated June 3, 1998 (as amended by CNB's Current Report on Form 8-K/A filed with the Commission on June 16, 1998), have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Pinnacle as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in Pinnacle's Annual Report on Form 10-K, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP previously audited and reported on the consolidated balance sheet of Pinnacle as of December 31, 1996, and the related consolidated statements of income, changes in shareholders equity, and cash flows for the years ended December 31, 1996 and 1995, prior to their restatement for the 1997 pooling of interests. The contribution of Pinnacle to total assets and net income represented 50% and 57% of the respective restated totals for the year ended December 31, 1996 and the contribution of Pinnacle to total assets and net income represented 40% of the respective restated total for the year ended December 31, 1995. Separate consolidated financial statements of the other companies included the December 31, 1996 restated consolidated balance sheet and consolidated statement of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995 were audited and reported on separately by other auditors. KPMG Peat Marwick LLP audited the combination of the Pinnacle consolidated balance sheet as of December 31, 1996 and consolidated statements of income, changes in shareholders equity, and cash flows for the years ended December 31, 1996 and 1995, after restatement for the 1997 pooling of interests.

Independent Auditors of National Bancorp

   The consolidated balance sheets of National Bancorp as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flow for the years December 31, 1997, 1996 and 1995 have been audited by Harding, Shymanski & Company, P.C., independent certified public accountants, and their reports thereon, which appear elsewhere herein, have been included herein in reliance upon their reports given upon their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

   Shareholder proposals for the Annual Meeting of CNB shareholders to be held in April 1999 must be received by CNB not later than November 26, 1998 in order to be considered for inclusion in the 1999 Proxy Statement and must meet the requirements established by the S.E.C. for shareholder proposals. Upon receipt of any such proposal, CNB will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

                                _______________

                         INDEX TO FINANCIAL STATEMENTS


National Bancorp and Subsidiary:

                                                                            Page
                                                                            ----
     Independent Accountant's Report                                        F-2

     Financial Statements - March 31, 1998 and 1997

          Consolidated Balance Sheets....................................   F-3

          Consolidated Statements of Income and Comprehensive Income.....   F-4

          Consolidated Statements of Cash Flows..........................   F-5

          Consolidated Statements of Changes in Shareholders' Equity.....   F-6

          Notes to Interim Consolidated Financial Statements.............   F-7

     Independent Auditors' Report........................................   F-8

     Financial Statements - December 31, 1997, 1996 and 1995

          Consolidated Balance Sheets....................................   F-9

          Consolidated Statements of Income..............................   F-10

          Consolidated Statements of Cash Flows..........................   F-11

          Consolidated Statements of Changes in Shareholders' Equity.....   F-13

          Notes to Consolidated Financial Statements.....................   F-14

                        Independent Accountant's Report



To the Board of Directors
National Bancorp
Tell City, Indiana 47586

We have compiled the accompanying consolidated balance sheets of National Bancorp and Subsidiary as of March 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the three month periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Corporation's financial position, results of operations, and cash flows and changes in shareholder's equity. Accordingly, these financial statements should be read in conjunction with information included in the December 31, 1997, annual report to shareholders.



                                            Harding, Shymanski & Company, P.C.
                                            Evansville, Indiana
                                            April 27, 1998

                               NATIONAL BANCORP
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
              (Dollar references in thousands except share data)

                                  ASSETS                           March 31,
                                  ------                  --------------------------
                                                              1998          1997
                                                          ------------  ------------
Cash and due from banks...............................      $    4,979     $   5,568
Federal funds sold....................................               -         1,925
                                                          ------------  ------------
  Cash and cash equivalents...........................           4,979         7,493
Investment securities held-to-maturity................          18,096        23,007
Investment securities available-for-sale..............          18,408        16,858
Loans
  Total loans.........................................         142,149       134,766
  Allowance for loan losses...........................          (2,047)       (1,849)
                                                          ------------  ------------
  Loans, net..........................................         140,102       132,917
Premises and equipment, net...........................           2,333         2,367
Accrued interest receivable...........................           1,161         1,218
Other assets..........................................           3,470         3,900
                                                          ------------  ------------
      Total assets....................................      $  188,549    $  187,760
                                                          ============  ============

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
                                  ------------------------------------

Noninterest-bearing deposits..........................      $   14,277    $   14,806
Interest-bearing deposits.............................         139,982       140,353
                                                          ------------  ------------
      Total deposits..................................         154,259       155,159
Repurchase agreements and federal funds purchased.....           4,394         5,412
FHLB advances.........................................           9,455         7,773
Accrued interest payable..............................             992         1,007
Other liabilities.....................................           1,221         1,130
                                                          ------------  ------------
      Total liabilities...............................         170,321       170,481
                                                          ------------  ------------
Common stock ($2.50 stated value, 2,000,000 shares
  authorized, 377,676 and 377,676 issued, 315,081 and
  authorized, 328,085 outstanding, respectively)......             944           944
Additional paid-in-capital............................           4,376         4,337
Retained earnings.....................................          14,551        12,887
Accumulated other comprehensive income................             143           (64)
                                                          ------------  ------------
      Total...........................................          20,014        18,104
                                                          ------------  ------------
Treasury stock (62,595 and 49,591 shares at cost,
  respectively........................................          (1,786)         (825)
                                                          ------------  ------------
      Total shareholders' equity......................          18,228        17,279
                                                          ------------  ------------
      Total liabilities and shareholders' equity......      $  188,549    $  187,760
                                                          ============  ============

See accompanying accountant's report.

                               NATIONAL BANCORP
          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          ----------------------------------------------------------
            (Dollar references in thousands except per share data)

                                                                        Three Months Ended March 31,
                                                                       ------------------------------
                                                                              1998      1997
                                                                           ---------   -------
INTEREST INCOME
      Interest and fees on loans...........................................  $ 3,172   $ 2,958
      Interest on short-term investments...................................        2        37
      Interest and dividends on securities:
            Taxable........................................................      370       457
            Non-taxable....................................................      205       175
                                                                             -------   -------
                  Total interest income....................................    3,749     3,627
INTEREST EXPENSE
      Interest on deposits.................................................    1,656     1,678
      Interest on borrowings...............................................      168       152
                                                                             -------   -------
                  Total interest expense...................................    1,824     1,830
                                                                             -------   -------
NET INTEREST INCOME........................................................    1,925     1,797
Provision for loan losses..................................................       90        90
                                                                             -------   -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES........................    1,835     1,707
                                                                             -------   -------
NONINTEREST INCOME
      Service charges on deposit accounts..................................       95        96
      Other service charges, commissions and fees..........................      283       252
      Trust income.........................................................       12         9
      Other operating income...............................................        8        10
                                                                             -------   -------
                  Total noninterest income.................................      398       367
                                                                             -------   -------
NONINTEREST EXPENSE
      Salaries and employee benefits.......................................      741       704
      Occupancy expense....................................................      111        88
      Equipment expense and data processing services.......................      153       150
      Other operating expenses.............................................      418       397
                                                                             -------   -------
                  Total noninterest expense................................    1,423     1,339
                                                                             -------   -------
INCOME BEFORE INCOME TAXES.................................................      810       735
Income tax expense.........................................................      287       267
                                                                             -------   -------
NET INCOME.................................................................  $   523   $   468
                                                                             =======   =======
OTHER COMPREHENSIVE INCOME (LOSS):
      Unrealized holding gains (losses) arising during the period..........  $    15   $   (75)
                                                                             =======   =======
EARNINGS PER SHARE
      Basic................................................................  $  1.66   $  1.43
                                                                             =======   =======
      Diluted..............................................................  $  1.62   $  1.41
                                                                             =======   =======
WEIGHTED AVERAGE SHARES OUTSTANDING
      Basic................................................................  314,371   327,273
                                                                             =======   =======
      Diluted..............................................................  322,128   331,754
                                                                             =======   =======

See accompanying accountant's report.

                               NATIONAL BANCORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                       (Dollar references in thousands)



                                                                                                 Three Months Ended March 31,
                                                                                             -----------------------------------
                                                                                                  1998                1997
                                                                                             ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income....................................................................        $            523    $            468
                                                                                             ---------------     ---------------
      Adjustments to reconcile net income to net cash from operating activities:
            Depreciation and amortization...........................................                     169                 161
            Provision for loan losses...............................................                      90                  90
            Change in assets and liabilities:
                 Accrued interest receivable........................................                     209                 236
                 Other assets.......................................................                    (310)               (285)
                 Accrued interest payable...........................................                      29                 169
                 Other liabilities..................................................                     256                 113
                                                                                             ---------------     ---------------
              Total adjustments.....................................................                     443                 484
                                                                                             ---------------     ---------------
              Net cash provided by operating activities.............................                     966                 952
                                                                                             ---------------     ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sales of securities.............................................                   4,726               4,264
      Purchase of securities........................................................                    (362)             (2,172)
      Loans made to customers and payments received.................................                  (3,486)             (4,923)
      Premises and equipment expenditures...........................................                     (28)               (113)
                                                                                             ---------------     ---------------

              Net cash provided by (used in) investing activities...................                     850              (2,944)
                                                                                             ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net change in customer deposit accounts.......................................                  (1,083)              2,747
      Change in repurchase agreements and federal funds purchased...................                  (4,188)                831
      Proceeds (payments) from FHLB advances........................................                   1,748              (1,500)
      Dividends paid................................................................                    (160)               (152)
      Issuance of treasury shares...................................................                      -                   41
              Net cash provided by (used in) financing activities...................         ---------------     ---------------
                                                                                                      (3,683)              1,967
                                                                                             ---------------     ---------------
      Net change in cash and cash equivalents.......................................                  (1,867)                (25)
      Cash and cash equivalents at beginning of year................................                   6,846               7,518
                                                                                             ---------------     ---------------
      Cash and cash equivalents at end of year......................................        $          4,979    $          7,493
                                                                                             ---------------     ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Cash paid during the year for:
        Interest....................................................................        $          1,853    $          1,661
      Supplemental schedule of noncash investing and financing activities:
        Increase (decrease) in unrealized gain (loss) on securities
          available-for-sale........................................................        $             15    $            (75)


See accompanying accountant's report.

                               NATIONAL BANCORP
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          ----------------------------------------------------------
                  Three Months ended March 31, 1998 and 1997
            (Dollar references in thousands except per share data)

                                                                                 Accumulated
                                                        Additional                  other                     Total
                                              Common     Paid-In-    Retained   comprehensive   Treasury   Shareholders'
                                               Stock     Capital     Earnings      income        Stock        Equity
                                              -------   ----------   --------   -------------   --------   -------------
BALANCES, January 1, 1997                     $   944    $ 4,319     $12,571      $    11       $  (848)      $16,997
Net income period ended March 31, 1997                                   468                                      468
Cash dividends ($.46 per share)                                         (152)                                    (152)
Unrealized loss on securities AFS                                                     (75)                        (75)
Issuance of treasury stock                                    18                                     23            41
                                              -------    -------     -------      -------       -------       -------
BALANCES, March 31, 1997                      $   944    $ 4,337     $12,887      $   (64)      $  (825)      $17,279
                                              =======    =======     =======      =======       =======       =======
BALANCES, December 31, 1997                   $   944    $ 4,376     $14,188      $   128       $(1,786)      $17,850
Net income for period ended March 31, 1998                               523                                      523
Cash dividends ($.51 per share)                                         (160)                                    (160)
Unrealized gain on securities AFS                                                      15                          15
                                              -------    -------     -------      -------       -------       -------
BALANCES, March 31, 1998                      $   944    $ 4,376     $14,551      $   143       $(1,786)      $18,228
                                              =======    =======     =======      =======       =======       =======


See accompanying accountant's report.

                               NATIONAL BANCORP

              Notes to Interim Consolidated Financial Statements


Consolidation

The consolidated balance sheets as of March 31, 1998 and 1997, consolidated statements of income and comprehensive income for each of the three month periods ended March 31, 1998 and 1997, and the consolidated statements of cash flows for each of the three month periods ended March 31, 1998 and 1997 have been prepared by the Corporation, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at March 31, 1998 and 1997, and all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Corporation's December 31, 1997 annual report to shareholders. The results of operations for the periods ended March 31, 1998 and 1997, are not necessarily indicative of the operating results for the full year.

Commitments and Contingent Liabilities

Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Corporation or its subsidiary are a party or of which any of their property is subject as of March 31, 1998.

Proposed Merger

National Bancorp has entered into a definitive agreement to merge with CNB Bancshares, Inc. Upon consummation of the merger, each issued and outstanding share of common stock of National Bancorp would be converted into the right to receive shares of CNB calculated in accordance with a formula set forth in the definitive merger agreement.

                         Independent Auditor's Report
                         ----------------------------



Board of Directors
National Bancorp
Tell City, Indiana 47586


We have audited the accompanying consolidated balance sheets of National Bancorp and Subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Bancorp and Subsidiary, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                     Harding, Shymanski & Company, P.C.
                                     Evansville, Indiana
                                     January 15, 1998
                                     except for Note 20, as to which the date is February 13, 1998

                               National Bancorp
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
              (Dollar references in thousands except share data)

                                                                                            December 31,
                                                                                            ------------
                                                                                       1997               1996
                                                                                       ----               ----
ASSETS
Cash and due from banks (Note 13)............................................      $       4,496      $        4,018
Federal funds sold...........................................................              2,350               3,500
                                                                                   -------------      --------------
   Cash and cash equivalents.................................................              6,846               7,518
Interest-bearing balances with banks.........................................                462               1,254
Investment securities held-to-maturity (Note 3)..............................             20,925              24,145
Investment securities available-for-sale (Note 3)............................             18,268              15,185
Nonmarketable equity securities..............................................              1,198               1,448
Loans........................................................................
   Total loans (Note 4)......................................................            138,674             129,927
   Allowance for loan losses (Note 4)........................................             (1,968)             (1,843)
                                                                                   -------------      --------------
   Loans, net................................................................            136,706             128,084
Premises and equipment, net (Note 6).........................................              2,413               2,352
Accrued interest receivable..................................................              1,370               1,454
Other assets.................................................................              3,099               3,552
   Total assets..............................................................      $     191,287      $      184,992
                                                                                   =============      ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits.................................................      $      15,968      $       15,026
Interest-bearing deposits....................................................            139,374             137,386
                                                                                   -------------      --------------
   Total deposits (Note 7)...................................................            155,342             152,412
Repurchase agreements and federal funds purchased............................              8,582               4,581
FHLB advances (Note 8).......................................................              7,707               9,273
Accrued interest payable.....................................................                963                 838
Other liabilities............................................................                843                 891
                                                                                   -------------      --------------
   Total liabilities.........................................................            173,437             167,995
                                                                                   -------------      --------------
Commitments, contingent liabilities and credit risks (Notes 13 and 14)
Common stock ($2.50 stated value, 2,000,000 shares authorized, 377,676 and
 377,734 issued, 315,081 and 327,408 outstanding in 1997 and 1996,                           944                 944
 respectively)...............................................................
Additional paid-in-capital...................................................              4,376               4,319
Retained earnings (Note 18)..................................................             14,188              12,571
Unrealized gain on securities available-for-sale.............................                128                  11
                                                                                   -------------      --------------
   Total                                                                                  19,636              17,845
Treasury stock (62,595 and 50,326 shares at cost in 1997 and 1996,
 respectively)...............................................................             (1,786)               (848)
                                                                                   -------------      --------------
Total shareholders' equity...................................................             17,850              16,997
                                                                                   -------------      --------------
Total liabilities and shareholders' equity...................................      $     191,287      $      184,992
                                                                                   =============      ==============
See accompanying notes to consolidated financial statements.

                               National Bancorp
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
            (Dollar references in thousands except per share data)

                                                               Year Ended December 31
                                                    --------------------------------------------
                                                      1997             1996               1995
                                                    ---------        ---------         ---------
INTEREST INCOME
 Interest and fees on loans......................   $  12,244        $  11,343          $ 10,211
 Interest on federal funds sold..................         156               81               205
 Interest on short-term investments..............          85               92               117
 Interest and dividends on securities:
  Taxable........................................       1,822            1,959             1,719
  Non-taxable....................................         754              703               687
                                                    ---------        ---------         ---------
   Total interest income.........................      15,061           14,178            12,939
                                                    ---------        ---------         ---------

INTEREST EXPENSE
 Interest on deposits............................       6,736            6,399             5,686
 Interest on borrowings..........................         655              664               532
                                                    ---------        ---------         ---------
   Total interest expense........................       7,391            7,063             6,218
                                                    ---------        ---------         ---------

NET INTEREST INCOME..............................       7,670            7,115             6,721
Provision for loan losses (Note 4)...............         413              310               220
                                                    ---------        ---------         ---------
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES..................................       7,257            6,805             6,501
                                                    ---------        ---------         ---------

NONINTEREST INCOME
 Service charges on deposit accounts.............         402              355               341
 Other service charges, commissions and fees.....         821              560               434
 Trust income....................................          75               35                36
 Gain (loss) on sale of securities...............         126                6              (145)
 Other operating income..........................         164              118               226
                                                    ---------        ---------         ---------
   Total noninterest income......................       1,588            1,074               892
                                                    ---------        ---------         ---------

NONINTEREST EXPENSE
 Salaries and employee benefits..................       2,831            2,518             2,310
 Occupancy expense...............................         387              343               312
 Equipment expense and data processing services..         542              513               545
 FDIC insurance..................................          19                2               151
 Other operating expenses........................       1,563            1,522             1,417
                                                    ---------        ---------         ---------
   Total noninterest expense.....................       5,342            4,898             4,735
                                                    ---------        ---------         ---------
INCOME BEFORE INCOME TAXES.......................       3,503            2,981             2,658
Income tax expense (Note 12).....................       1,274            1,061               917
                                                    ---------        ---------         ---------
NET INCOME.......................................   $   2,229         $  1,920         $   1,741
                                                    =========        =========         =========
EARNINGS PER SHARE (Notes 1 and 10)
 Basic...........................................   $    7.00         $   5.97         $    5.57
                                                    =========        =========         =========
 Diluted.........................................   $    6.84         $   5.89         $    5.54
                                                    =========        =========         =========
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic...........................................     318,296          321,667           312,661
                                                    =========        =========         =========

 Diluted.........................................     326,053          326,148         $ 314,168
                                                    =========        =========         =========

See accompanying notes to consolidated financial statements.

                               National Bancorp
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                       (Dollar references in thousands)



                                                                                     Year Ended December 31,
                                                                                 --------------------------------
                                                                                  1997       1996         1995
                                                                                 -------   --------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................................................... $ 2,229  $  1,920      $  1,741
                                                                                  -------  --------      --------
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization................................................     572       537           448
    Amortization and accretion of securities.....................................    (143)      (45)          (72)
    Provision for loan losses....................................................     413       310           220
    Excess of increase in cash surrender value over premiums paid on life
    insurance....................................................................     (27)      (17)          (15)
    Provision for deferred taxes.................................................     164        32           153
    (Gain) loss on sale of securities............................................    (126)       (6)          145
    Change in assets and liabilities:
      Deferred loan fees.........................................................      33        45            52
      Accrued interest receivable................................................      84       (95)          (59)
      Other assets...............................................................     (10)      279          (522)
      Accrued interest payable...................................................     125        33           235
      Other liabilities..........................................................     (48)      191            42
                                                                                  -------  --------      --------
  Total adjustments..............................................................   1,037     1,264           627
                                                                                  -------  --------      --------
  Net cash provided by operating activities......................................   3,266     3,184         2,368
                                                                                  -------  --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in interest-bearing balances with banks and banker's acceptance.........     792       894            27
  Proceeds from principal payments and maturities of securities..................   6,061     2,718         5,214
  Proceeds from sales of securities..............................................   3,867     7,561         9,331
  Purchase of securities.........................................................  (9,078)   (7,559)      (19,632)
  Loans made to customers and payments received..................................  (9,068)  (20,291)       (6,087)
  Premises and equipment expenditures............................................    (384)     (334)         (475)
  Purchase of First National Bank of Perry Co. (net of cash and cash equivalents
    acquired)....................................................................       -         -        (2,325)
  Cash acquired in connection with acquisition of Zoercher Insurance Agency......       -        79             -
                                                                                  -------  --------      --------
     Net cash used in investing activities.......................................  (7,810)  (16,932)      (13,947)
                                                                                  -------  --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in customer deposit accounts........................................   2,930    11,138         7,220
  Change in repurchase agreements and federal funds purchased....................   4,001     1,968          (190)
  Proceeds from FHLB advances....................................................   1,000     5,500         3,000
  Payments on FHLB advances......................................................  (2,566)   (3,066)       (1,066)
  Dividends paid.................................................................    (612)     (573)         (509)
  Purchase of treasury shares....................................................  (1,039)       (7)          (12)
  Issuance of treasury shares....................................................     158        92            42
     Net cash provided by financing activities...................................   3,872    15,052         8,485
                                                                                  -------  --------      --------
  Net change in cash and cash equivalents........................................    (672)    1,304        (3,094)
  Cash and cash equivalents at beginning of year.................................   7,518     6,214         9,308
  Cash and cash equivalents at end of year....................................... $ 6,846  $  7,518      $  6,214
                                                                                  =======  ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
   Interest...................................................................... $ 7,259  $  7,026      $  5,915
   Income taxes.................................................................. $ 1,044  $    717      $  1,011

                               NATIONAL BANCORP
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
               -------------------------------------------------
                       (Dollar references in thousands)

                                                                          Year Ended December 31,
                                                                         -------------------------
                                                                         1997    1996       1995
                                                                         ----    -----    --------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Acquisition of First National Bank of Perry County:
    Cash purchase price..............................................                     $  3,350
                                                                                          ========
    Investments acquired.............................................                        9,235
    Loans acquired (net of allowance for loan losses)................                        8,393
    Other assets acquired (net of cash and cash equivalents of
      $1,025)........................................................                        3,632
    Deposits assumed.................................................                      (18,532)
    Other liabilities assumed........................................                         (403)
                                                                                          --------
                                                                                          $  2,325
                                                                                          ========
  Acquisition of Zoercher Insurance Agency:
    Value of common stock issued (13,000 shares).....................            $ 650
                                                                                 =====
    Assets acquired (net of cash and cash equivalents of $79)........            $ 781
    Liabilities assumed..............................................            $(210)
                                                                                 -----
                                                                                 $ 571
                                                                                 =====
  Increase (decrease) in unrealized gain (loss) on securities
    available-for-sale...............................................    $194    $(161)   $    517

  (Increase) decrease in net deferred income tax asset attributable
    to the unrealized gain (loss) on securities available-for-sale...    $(77)   $  64    $   (204)

See accompanying notes to consolidated financial statements.

                               NATIONAL BANCORP
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          ----------------------------------------------------------
                 Years ended December 31, 1997, 1996, and 1995
            (Dollar references in thousands except per share data)

                                                          Additional            Unrealized Gain                Total
                                                  Common   Paid-In-   Retained    (Loss) on      Treasury  Shareholders'
                                                   Stock   Capital    Earnings  Securities AFS     Stock      Equity
                                                  ------  ----------  --------  ---------------  --------  -------------
BALANCES, January 1, 1995
-------------------------                          $912     $3,652    $ 9,992        $(205)      $  (913)     $13,438

Net income for 1995                                                     1,741                                   1,741
Cash dividends ($1.63 per share)                                         (509)                                   (509)
Unrealized gain on securities AFS (net of tax)                                         313                        313
Purchase 238 shares of treasury stock                                                                (12)         (12)
Issue 838 shares of treasury stock                              16                                    26           42
                                                   ----     ------    -------        -----       -------      -------
BALANCES, December 31, 1995                        $912     $3,668    $11,224        $ 108       $  (899)     $15,013
---------------------------

Net income for 1996                                                     1,920                                   1,920
Cash dividends ($1.79 per share)                                         (573)                                   (573)
Unrealized loss on securities AFS (net of tax)                                         (97)                       (97)
Issue 13,000 shares of common stock                  32        617                                                649
Purchase 133 shares of treasury stock                                                                 (7)          (7)
Issue 1,811 shares of treasury stock                            34                                    58           92
                                                   ----     ------    -------        -----       -------      -------
BALANCES, December 31, 1996                        $944     $4,319    $12,571        $  11       $  (848)     $16,997
---------------------------

Net income for 1997                                                     2,229                                   2,229
Cash dividends ($1.93 per share)                                         (612)                                   (612)
Unrealized gain on securities AFS (net of tax)                                         117                        117
Purchase 14,789 shares of treasury stock                                                          (1,039)      (1,039)
Issue 2,520 shares of treasury stock                            57                                   101          158
                                                   ----     ------    -------        -----       -------      -------
BALANCES, December 31, 1997                        $944     $4,376    $14,188        $ 128       $(1,786)     $17,850
---------------------------                        ====     ======    =======        =====       =======      =======

See accompanying notes to consolidated financial statements.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

BASIS OF PRESENTATION

The financial statements include the accounts of National Bancorp, TCB Bank
(Bank) (a wholly-owned subsidiary of National Bancorp), the Investment Center, Inc., and Zoercher/Kennedy Insurance (wholly owned subsidiaries of TCB Bank). Significant intercompany balances and transactions are eliminated in consolidation.

NATURE OF BUSINESS

Through its subsidiaries, National Bancorp provides a full range of banking and financial services to individuals and corporate customers located in Perry County, Indiana, and surrounding communities. National Bancorp is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services.

CASH EQUIVALENTS

For purposes of the statement of cash flows, cash and cash equivalents is defined to include National Bancorp's cash on hand, amounts due from other banks, and federal funds sold.

SECURITIES HELD-TO-MATURITY

Securities classified as held-to-maturity (HTM) are those debt securities National Bancorp has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount which are recognized in interest income using the interest method over the period to maturity.

SECURITIES AVAILABLE-FOR-SALE

Securities classified as available-for-sale (AFS) are those debt securities National Bancorp intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors including significant movements in interest rates, changes in the maturity mix of National Bancorp's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases and decreases in shareholder's equity net of the related deferred tax effect.

Gains and losses on disposition of securities are computed by the specific identification method.

LOANS

Loans are stated at the principal amount outstanding. Interest on loans is accrued based on the principal balance outstanding except where substantial doubt exists as to the collectibility of the loan, in which case income accrual is discontinued.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996 and 1995
              (Dollar references in thousands except share data)


ALLOWANCE FOR LOAN LOSSES

Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses, charged to expense. Eliminating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

INCOME TAXES

National Bancorp, the Bank and its subsidiaries file a consolidated tax return. Income taxes are computed on a separate return basis, with subsidiaries paying their tax liability to the parent corporation.

Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax bases of assets and liabilities. Recognition of deferred tax assets is limited by the establishment of a valuation reserve unless management concludes that the assets will more likely than not result in future tax benefits to National Bancorp.

EARNINGS PER SHARE (EPS)

Basic EPS is computed as net income available to common stockholders divided by the weighted average common shares.

Diluted EPS is computed as net income available to common stockholders divided by the weighted average common shares outstanding and common stock equivalents weighted to reflect the portion of the period the shares were outstanding. The difference between Basic EPS and Diluted EPS is primarily due to common stock equivalents.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REPORTING COMPREHENSIVE INCOME

Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS 130), was issued in July 1997 by the Financial Accounting Standards Board. The Standard establishes reporting of comprehensive income for general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during the period and all other events and circumstances from nonowner sources. The Standard is effective for financial statement periods beginning after December 31, 1997. National

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996 and 1995
              (Dollar references in thousands except share data)


Bancorp does not believe the adoption of the Standard will have a material impact on the consolidated financial statements.


Note 2 - BUSINESS COMBINATION
-----------------------------
On January 1, 1995, the Corporation acquired the common stock of First National Bank of Perry County (FNB) for $3,350. The excess of total acquisition cost over the fair value of the net assets acquired of $1,698 is being amortized over 15 years by the straight-line method.

The acquisition has been accounted for as a purchase and results of operations of the acquired company since the date of acquisition are included in the consolidated financial statements.

On June 1, 1996, the Corporation acquired the common stock of Zoercher Insurance Agency for $650. The excess of total acquisition cost over fair market value of the net liabilities assumed of $698 is being amortized over 7 years by the straight-line method.

The acquisition has been accounted for as a purchase and results of operations of the acquired company since the date of acquisition are included in the consolidated financial statements.

Note 3 - SECURITIES
-------------------
The amortized cost and fair values of securities are summarized as follows:


                                                                                  Held-to-Maturity
                                                                                  ----------------
                                                                                Gross                Gross
                                                           Amortized          Unrealized           Unrealized           Fair
BALANCES at December 31, 1997                                Cost                Gains               Losses             Value
-----------------------------                              ---------          ----------           ----------          -------
U.S. Government agencies securities..............          $   2,786          $       29           $       (1)         $ 2,814
State and municipal securities...................              9,427                 422                   --            9,849
Corporate and other securities...................              1,958                  16                   --            1,974
Mortgage-backed securities.......................              6,754                  13                  (39)           6,728
                                                           ---------          ----------           ----------          -------
  Total investment securities....................          $  20,925          $      480           $      (40)         $21,365
                                                           =========          ==========           ==========          =======

                                                                                Gross                Gross
                                                           Amortized          Unrealized           Unrealized           Fair
BALANCES at December 31, 1997                                Cost                Gains               Losses             Value
-----------------------------                              ---------          ----------           ----------          -------
U.S. Government agencies securities..............          $   3,675          $      101           $     (143)         $ 3,723
State and municipal securities...................              9,776                 241                  (42)           9,975
Corporate and other securities...................              2,545                  12                   (1)           2,556
Mortgage-backed securities.......................              8,059                  12                  (90)           7,981
                                                           ---------          ----------           ----------          -------
  Total investment securities....................          $  24,145          $      366           $     (276)         $24,235
                                                           =========          ==========           ==========          =======

                                                                                   Available-for-Sale
                                                                                   ------------------
                                                                                Gross                Gross
                                                           Amortized          Unrealized           Unrealized           Fair
BALANCES at December 31, 1997                                Cost                Gains               Losses             Value
-----------------------------                              ---------          ----------           ----------          -------
U.S. Treasury securities.........................          $   4,998          $       30           $      --           $ 5,028
U.S. Government agencies securities..............              1,994                   8                  --             2,002
State and municipal securities...................              6,007                 187                  --             6,194
Marketable equity securities.....................                100                 --                   --               100
Mortgage-backed securities.......................              4,957                   7                  (20)           4,944
                                                           ---------          ----------           ----------          -------
  Total investment securities....................          $  18,056          $      232           $      (20)         $18,268
                                                           =========          ==========           ==========          =======

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 3 - SECURITIES (CONTINUED)

                                                           Gross        Gross
                                             Amortized   Unrealized   Unrealized    Fair
BALANCES at December 31, 1996                  Cost        Gains        Losses      Value
-----------------------------                ---------   ----------   ----------   -------
U.S. Treasury securities .................    $ 3,454       $ 19        $  (1)     $ 3,472
U.S. Government agencies securities ......      4,484         43           --        4,527
State and municipal securities ...........      2,552         11          (12)       2,551
Marketable equity securities .............         60         --           --           60
Mortgage-backed securities ...............      4,617         --          (42)       4,575
                                              -------       ----        -----      -------
    Total investment securities ..........    $15,167       $ 73        $ (55)     $15,185
                                              =======       ====        =====      =======

The amortized cost and fair value of securities at December 31, 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Held-to-Maturity       Available-for-Sale
                                              --------------------    --------------------
                                              Amortized      Fair     Amortized      Fair
                                                 Cost       Value        Cost       Value
                                              ---------    -------    ---------    -------
Due in one year or less ..................     $ 2,924     $ 2,944     $ 2,984     $ 2,994
Due after one year through five years ....       5,392       5,521       5,315       5,368
Due after five years through ten years ...       4,158       4,375       3,279       3,385
Due after ten years ......................       1,697       1,759       1,421       1,477
Mortgage-backed securities ...............       6,754       6,766       5,057       5,044
                                               -------     -------     -------     -------
    Total investment securities ..........     $20,925     $21,365     $18,056     $18,268
                                               =======     =======     =======     =======

Securities held-to-maturity having a book value of $9,037 and $7,546 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 4 - LOANS
--------------
Loans are summarized as follows:

                                                                              1997            1996
                                                                            ---------      ----------
Commercial loans.....................................................        $ 52,396        $ 52,586
Real estate loans....................................................          65,536          56,083
Installment loans....................................................          20,742          21,258
                                                                             --------        --------
   Total loans.......................................................        $138,674        $129,927
   Less allowance for loan losses....................................           1,968           1,843
                                                                             --------        --------
   Net loans.........................................................        $136,706        $128,084
                                                                             ========        ========

The changes in the allowance for loan losses are:


                                                                             1997             1996           1995
                                                                            -------          ------         ------
Balance at  January 1................................................        $1,843          $1,719         $1,250
   Increase in allowance acquired from FNB...........................            --              --            264
   Provision for loan losses.........................................           413             310            220
   Recoveries on loans charged off...................................            81              67            142
   Loans charged off.................................................          (369)           (253)          (157)
                                                                             ------          ------         ------
   Balance at December 31............................................        $1,968          $1,843         $1,719
                                                                             ======          ======         ======

Management has not identified any impaired loans as of December 31, 1997, 1996, and 1995.

Note 5 - MORTGAGE LOAN SERVICING
--------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $7,722 and $8,685 at December 31, 1997 and 1996, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $77 and $89 at December 31, 1997 and 1996, respectively.

Effective January 1, 1996, the Corporation adopted FAS 122, "Accounting for Mortgage Servicing Rights." In evaluating mortgage servicing rights, management has determined the amount to be immaterial.

Note 6 - PREMISES AND EQUIPMENT
-------------------------------
The major classes of premises and equipment and the total accumulated depreciation are as follows:

                                                                                 1997            1996
                                                                                ------          ------
Land, buildings and improvements...............................                 $2,922          $2,901
Furniture and equipment........................................                  2,393           2,175
                                                                                ------          ------
  Total........................................................                  5,315           5,076
  Less accumulated depreciation................................                  2,902           2,724
                                                                                ------          ------
  Net premises and equipment...................................                 $2,413          $2,352
                                                                                ======          ======

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 7 - DEPOSITS
-----------------
The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100 was $19,536 and $17,917 in 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of CDs are as follows:

                           Year
                           ----
                           1998                $46,423
                           1999                 29,811
                           2000                  7,925
                           2001                  2,827
                           2002                  2,141
                        Thereafter                 840
                                               -------
                           Total               $89,967
                                               =======

Note 8 - FEDERAL HOME LOAN BANK ADVANCES
----------------------------------------
Long-term debt of the Corporation totaling $7,707 and $9,273 at December 31, 1997 and 1996, respectively, consisted entirely of advances from the Federal Home Loan Bank. The Bank is a member of the Federal Home Loan Bank (FHLB) of Indianapolis and, accordingly, is permitted to obtain advances. The advances from the FHLB, at December 31, 1997, accrue interest at annual rates varying from 5.11% to 6.86%. At December 31, 1997, the advances are due as follows:

                           Year
                           ----
                           1998               $  569
                           1999                5,567
                           2000                1,068
                           2001                   69
                           2002                  434
                                              ------
                           Total              $7,707
                                              ======

All advances are secured by a Blanket Collateral Agreement with the Federal Home Loan Bank. The member must maintain an otherwise unencumbered portfolio of eligible collateral with outstanding balances not less than 170% of advances outstanding plus any amount required for other Bank credit products.

Note 9 - RETIREMENT PLANS
-------------------------
The Bank has a trusteed profit-sharing and 401K plan which covers all employees with greater than 1,000 hours of service. The Bank matches 75% of employee contributions up to 5% of compensation. Profit-sharing contributions are discretionary as authorized by the Board of Directors. Total contributions were $52, $47 and $52 for 1997, 1996 and 1995, respectively.

The Corporation sponsors an Employee Stock Ownership Plan. The purpose of the Plan is to enable full-time employees who have been employed for at least one year to acquire stock ownership in the Corporation. Contributions to the Plan are discretionary. For the years ended December 31, 1997, 1996 and 1995, the Corporation contributed 1,021, 735 and 894 shares of its common stock that had a total fair value of $71, $44 and $44, respectively. These contributions are included in compensation expense in the accompanying income statement.

In the event a terminated Plan participant desires to sell shares of the Corporation's stock, the Corporation may be required to purchase the shares from the participant at the fair market value. At December 31, 1997 and 1996, the Plan held 2,650 and 1,629 shares, respectively, all of which have been allocated to Plan participants. The fair market value of those shares was $186 and $98, respectively, for the years ended December 31, 1997 and 1996.

All shares held by the Employee Stock Ownership Plan are included as outstanding in the computation of earnings per common share.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 10 - STOCK OPTION AND EARNINGS PER COMMON SHARES
-----------------------------------------------------
The Corporation has a stock option plan, which provides for the granting of shares of the Corporation's common stock to certain key managerial employees. These options vest and thus become exercisable ratably over a five-year period from the date granted. The option price is based on the fair market value of the common stock on the date the option is granted.

Grants under the above plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. In evaluating the grants under the stock option plan and related pro formas, management has determined the amount to be immaterial.

The following is a summary of the changes in options outstanding under the stock option plan:

                                                             1997         1996
                                                           -------      -------
                Options outstanding, beginning of the year   5,955        2,990
                Granted..................................    3,575        2,965
                                                           -------      -------
                Exercised................................      (50)           -
                                                           -------      -------
                Options outstanding, end of the year.....    9,480        5,955
                                                           =======      =======
                Options exercisable......................    1,739          598
                                                           =======      =======

Note 11 - CAPITAL RATIOS
------------------------
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Indiana Department of Financial Institutions and the Federal Reserve Bank of St. Louis categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


                                                                                           To Be Well Capitalized
                                                                                                Under Prompt
                                                                          For Capital         Corrective Action
                                                       Actual          Adequacy Purposes         Provisions
                                                 -----------------     -----------------   ---------------------
                                                  Amount     Ratio      Amount     Ratio     Amount        Ratio
                                                 --------    -----     --------    -----    --------       -----
As of December 31, 1997

Total capital (to Risk Weighted Assets)
  Consolidated................................   $ 17,368    13.1%     $ 10,575     8.0%     $ 13,219      10.0%
  Bank........................................   $ 16,912    12.8%     $ 10,579     8.0%     $ 13,223      10.0%
Tier I Capital (to Risk Weighted Assets)
  Consolidated................................   $ 15,712    11.9%     $  5,288     4.0%     $  7,932       6.0%
  Bank........................................   $ 15,255    11.5%     $  5,289     4.0%     $  7,934       6.0%
Tier I Capital (to Average Assets)
  Consolidated................................   $ 15,712    8.4%      $  5,611     3.0%     $  9,351       5.0%
  Bank........................................   $ 15,255    8.2%      $  5,611     3.0%     $  9,351       5.0%

                                                                                           To Be Well Capitalized
                                                                                                 Under Prompt
                                                                          For Capital         Corrective Action
                                                       Actual          Adequacy Purposes         Provisions
                                                 -----------------     -----------------   ---------------------
                                                  Amount     Ratio      Amount     Ratio     Amount        Ratio
                                                 --------    -----     --------    -----    --------       -----
As of December 31, 1996

Total capital (to Risk Weighted Assets)
  Consolidated................................   $ 16,434    12.9%      $ 10,226    8.0%    $ 12,783       10.0%
  Bank........................................   $ 15,924    12.5%      $ 10,201    8.0%    $ 12,751       10.0%

Tier I Capital (to Risk Weighted Assets)
  Consolidated................................   $ 14,833    11.6%      $  5,113     4.0%   $  7,670        6.0%
  Bank........................................   $ 14,327    11.2%      $  5,100     4.0%   $  7,651        6.0%

Tier I Capital (to Average Assets)
  Consolidated................................   $ 14,833    8.2%       $  5,442     3.0%   $  9,069        5.0%
  Bank........................................   $ 14,327    7.9%       $  5,431     3.0%   $  9,051        5.0%

                               National Bancorp
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 12 - INCOME TAXES
----------------------
The components of income tax expense are as follows:


                                                                             1997         1996           1995
                                                                          ---------     ----------     ---------
  Currently payable..................................................     $   1,110      $   1,029     $     764
  Deferred benefit...................................................           164             32           153
                                                                          ---------     ----------     ---------
      Total income taxes.............................................     $   1,274      $   1,061     $     917
                                                                          =========      =========     =========

The Corporation's income tax expense differed from the statutory federal rate of 34% as follows:


                                                                            1997           1996          1995
                                                                          ---------     ----------     --------
Expected income taxes................................................     $   1,191      $   1,014     $     904
Income tax effect of:
     Tax exempt income...............................................          (224)          (210)         (207)
     State income tax (net of federal tax effect.....................           211            184           166
     Other differences...............................................            96             73            54
                                                                          ---------      ---------     ---------
       Total income taxes............................................     $   1,274      $   1,061     $     917
                                                                          =========      =========     =========

The net deferred tax asset in the accompanying consolidated balance sheet includes the following amounts of deferred tax assets and liabilities:

                                                                 1997           1996
                                                              ----------     ----------
     Deferred tax assets.................................     $      649     $      801
     Deferred tax liabilities............................           (368)          (279)
     Valuation allowance.................................             --             --
                                                              ----------     ----------
       Net deferred tax asset............................     $     28(1)    $      522
                                                              ==========     ==========

The tax effects of principal temporary differences are as follows:

                                                                 1997          1996
                                                             -----------    ----------
     Allowance for loan losses...........................     $      587    $      538
     Discount Accretion..................................           (132)           (7)
     Deferred loan fees..................................            (89)            41
     Other-net...........................................            (85)          (50)
                                                              ----------    ----------
       Total.............................................     $      281    $      522
       Valuation allowance...............................             --            --
                                                              ----------    ----------
       Net deferred tax asset............................     $      281    $      522
                                                              ==========    ==========

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
               ------------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 13 - COMMITMENTS
---------------------
Minimum annual rental commitments under noncancellable operating leases at December 31, 1997 are as follows:



                        Year              Property Leases
                      --------            ---------------

                        1998                 $     70
                        1999                       70
                        2000                       64
                        2001                       34
                        2002                       33
                     Thereafter                   142
                                             --------
                        Total                $    413
                                             ========


Rental expense of $73, $72 and $60 was included in the statement of income in 1997, 1996 and 1995, respectively.

At December 31, 1997, the Bank was required to have $728 on deposit with the Federal Reserve or as cash on hand.

Note 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
-----------------------------------------------------------
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk at December 31, is as follows:


                                                  1997         1996
                                                ---------    ---------
          Commitments to extend credit             $17,967    $  19,802
          Stand-by letters of credit               $   505    $     892

Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land, and other items.

The Corporation does not engage in the use of futures, forwards, interest rate swaps, or option contracts or other financial instruments with similar characteristics.

Note 15 - CONCENTRATION OF CREDIT RISK
--------------------------------------
The Bank's commercial loan portfolio includes a concentration of loans to borrowers outside of the Bank's lending area amounting to approximately $22,444 and $23,434 as of December 31, 1997 and 1996, respectively. Generally, those loans are collateralized by assets of those entities. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions with borrowers outside of the Bank's primary lending area compare favorably with the Bank's credit loss experience on its loan portfolio as a whole.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)


Note 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------------------------
The estimated fair value of the Corporation's financial instruments at December 31, 1997 and 1996 are as follows:




                                                                    1997                           1996
                                                          ------------------------     ---------------------------
                                                           Carrying                     Carrying
                                                            Amount      Fair Value       Amount         Fair Value
                                                           ---------    ----------      ---------       ----------
Financial Assets:
  Cash and due from banks.............................     $  4,496      $  4,496       $  4,018         $  4,018
  Fed Funds Sold......................................     $  2,350      $  2,350       $  3,500         $  3,500
  Securities held-to-maturity.........................     $ 20,925      $ 21,365       $ 24,145         $ 25,345
  Securities available-for-sale.......................     $ 18,268      $ 18,268       $ 15,185         $ 15,185
  Loans...............................................     $138,674      $138,955       $129,927         $128,826

Financial Liabilities:
  Deposits............................................     $155,342      $156,995       $152,412         $149,031
  Federal funds purchased.............................     $     --      $     --       $     --         $     --
  Securities sold under repurchase agreement..........     $  8,582      $  8,582       $  4,581         $  4,581
  Federal Home Loan Bank advances.....................     $  7,707      $  7,681       $  9,273         $  9,223

For certain financial instruments, including cash and due from banks, federal funds sold, interest-bearing balances with banks, variable rate loans, variable rate FHLB advances, variable rate money market accounts and certificates of deposit, the carrying amounts approximate fair values. The estimated fair values of investment securities and fixed rate FHLB advances are based on quoted market prices, where available, or if not available, based on quoted market prices of comparable instruments. Discounted cash flows using interest rates currently being offered on similar instruments are used to determine the fair values of fixed rate loans, fixed rate certificates of deposit, federal funds purchased, and repurchase agreements.

The fair value of off-balance sheet instruments was estimated based on quoted fees currently being charged for similar instruments. At the reporting date, no significant fair value differences exist on commitments to extend credit and stand-by letters of credit.

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based on financial instruments without attempting to estimate the value of assets and liabilities that are not financial instruments, such as, premises and equipment and other assets and liabilities. Accordingly, the fair value estimates are not intended to represent the Corporation's underlying value.

Note 17 - RELATED PARTY TRANSACTIONS
------------------------------------
Certain directors, executive officers, and principal shareholders of the Bank, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Total loans to these persons amounted to $5,345, $4,947, and $1,623 at December 31, 1997, 1996, and 1995,
respectively.

Note 18 - DIVIDEND RESTRICTIONS
-------------------------------
The Bank is restricted by Indiana law and regulations of the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation as to the maximum amount of dividends it can pay, without prior approval, to the balance of the undivided profits account, adjusted for defined bad debts. As a practical matter, the Bank restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

                               National Bancorp
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
                 ---------------------------------------------
                       December 31, 1997, 1996, and 1995
              (Dollar references in thousands except share data)



Note 19 - NATIONAL BANCORP (PARENT COMPANY)
-------------------------------------------
The Parent Company's principal asset is its investment in TCB Bank. The primary source of funds is dividends received from the Bank.

Note 20 - SUBSEQUENT EVENTS
---------------------------
On February 13, 1998, the Corporation entered into a definitive agreement to merge with CNB Bancshares, Inc. of Evansville, Indiana. Under the terms of the agreement, shareholders of National Bancorp will receive 1,118,528 shares of CNB Bancshares, Inc. common stock valued at $50.8 million (based upon the stock price of CNB Bancshares, Inc. on the date the transaction was announced). The merger is subject to shareholder and regulatory approval.

                                                                      APPENDIX A

================================================================================

                         AGREEMENT AND PLAN OF MERGER


                                by and between


                               NATIONAL BANCORP,
                            an Indiana corporation,


                                      and


                             CNB BANCSHARES, INC.,
                            an Indiana corporation.



                        Dated as of February 13, 1998.

================================================================================


                                       A

                               TABLE OF CONTENTS
                               -----------------

                                                                                  Page
                                                                                  ----

ARTICLE ONE - TERMS OF MERGER AND CLOSING                                           A-1
 Section 1.01.  Merger...........................................................   A-1
 Section 1.02.  Merging Corporation..............................................   A-1
 Section 1.03.  Surviving Corporation............................................   A-1
 Section 1.04.  Effect of Merger.................................................   A-1
 Section 1.05.  Conversion of Company Common.....................................   A-2
 Section 1.06.  Share Adjustments................................................   A-2
 Section 1.07.  Closing..........................................................   A-3
 Section 1.08.  Exchange Procedures; Surrender of Certificates...................   A-3
 Section 1.09.  Closing Date.....................................................   A-3
 Section 1.10.  Closing Deliveries...............................................   A-4
 Section 1.11.  Right to Revise Transaction......................................   A-4
 Section 1.12.  Disclosure Schedule; Standard....................................   A-5

ARTICLE TWO - REPRESENTATIONS AND WARRANTIES OF COMPANY..........................   A-5
 Section 2.01.  Organization and Capital Stock...................................   A-5
 Section 2.02.  Authorization; No Defaults.......................................   A-6
 Section 2.03.  Subsidiaries.....................................................   A-6
 Section 2.04.  Financial Information............................................   A-7
 Section 2.05.  Absence of Changes...............................................   A-7
 Section 2.06.  Regulatory Enforcement Matters...................................   A-7
 Section 2.07.  Tax Matters......................................................   A-8
 Section 2.08.  Litigation and Related Matters...................................   A-8
 Section 2.09.  Employment Agreements............................................   A-8
 Section 2.10.  Reports..........................................................   A-9
 Section 2.11.  Loan Portfolio...................................................   A-9
 Section 2.12.  Investment Portfolio.............................................   A-9
 Section 2.13.  Interest Rate Risk Management Instruments........................   A-9
 Section 2.14.  Employee Matters and ERISA.......................................   A-9
 Section 2.15.  Title to Properties; Insurance...................................  A-11
 Section 2.16.  Environmental Matters............................................  A-11
 Section 2.17.  Compliance with Law..............................................  A-11
 Section 2.18.  Brokerage........................................................  A-12
 Section 2.19.  Interim Events...................................................  A-12
 Section 2.20.  Non-Banking Activities of Company and Subsidiaries...............  A-12
 Section 2.21.  Trust Administration.............................................  A-12
 Section 2.22.  Pooling of Interests; Tax-Free Reorganization....................  A-12
 Section 2.23.  Properties, Contracts and Other Agreements.......................  A-12
 Section 2.24.  No Undisclosed Liabilities.......................................  A-13
 Section 2.25.  Statements True and Correct......................................  A-13
 Section 2.26.  State Takeover Laws..............................................  A-13
 Section 2.27.  Fair Lending; Community Reinvestment Act.........................  A-13
 Section 2.28.  Assets Necessary to Company's Business...........................  A-13


ARTICLE THREE - REPRESENTATIONS AND WARRANTIES OF CNB............................  A-14
 Section 3.01.  Organization and Capital Stock...................................  A-14
 Section 3.02.  Authorization....................................................  A-14
 Section 3.03.  Subsidiaries.....................................................  A-14
 Section 3.04.  Financial Information............................................  A-14
 Section 3.05.  Absence of Changes...............................................  A-15
 Section 3.06.  Litigation.......................................................  A-15
 Section 3.07.  Reports..........................................................  A-15
 Section 3.08.  Compliance With Law..............................................  A-15
 Section 3.09.  Pooling of Interests; Tax-Free Reorganization....................  A-15
 Section 3.10.  Statements True and Correct......................................  A-15

ARTICLE FOUR - AGREEMENTS OF COMPANY.............................................  A-15
 Section 4.01.  Business in Ordinary Course......................................  A-15
 Section 4.02.  Breaches.........................................................  A-18
 Section 4.03.  Submission to Shareholders.......................................  A-18
 Section 4.04.  Consents to Contracts and Leases.................................  A-18
 Section 4.05.  Consummation of Agreement........................................  A-18
 Section 4.06.  Environmental Reports............................................  A-18
 Section 4.07.  Restriction on Resales...........................................  A-19
 Section 4.08.  Access to Information............................................  A-19
 Section 4.09.  Subsidiary Bank Merger...........................................  A-19
 Section 4.10.  Plan of Merger...................................................  A-19
 Section 4.11.  Delivery of Audited Financial Statements.........................  A-19

ARTICLE FIVE - AGREEMENTS OF CNB.................................................  A-19
 Section 5.01.  Regulatory Approvals and Registration Statement..................  A-20
 Section 5.02.  Breaches.........................................................  A-20
 Section 5.03.  Consummation of Agreement........................................  A-20
 Section 5.04.  Directors and Officers' Liability Insurance and Indemnification..  A-20
 Section 5.05.  Employee Benefits................................................  A-21
 Section 5.06.  Access to Information............................................  A-21
 Section 5.07.  Stock Options....................................................  A-22



ARTICLE SIX - CONDITIONS PRECEDENT TO MERGER.....................................  A-22
 Section 6.01.  Conditions to CNB's Obligations..................................  A-22
 Section 6.02.  Conditions to Company's Obligations..............................  A-23



ARTICLE SEVEN - TERMINATION OR ABANDONMENT.......................................  A-24
 Section 7.01.  Mutual Agreement.................................................  A-24
 Section 7.02.  Breach of Agreements.............................................  A-24
 Section 7.03.  Environmental Reports............................................  A-24
 Section 7.04.  Failure of Conditions............................................  A-24
 Section 7.05.  Regulatory Approval Denial; Burdensome Condition.................  A-24
 Section 7.06.  Shareholder Approval Denial; Withdrawal/Modification of Board
                Recommendation...................................................  A-24
 Section 7.07.  Regulatory Enforcement Matters...................................  A-25
 Section 7.08.  Fall-Apart Date..................................................  A-25
 Section 7.09.  Possible Purchase Price Adjustment...............................  A-25

 Section 7.10.  Termination Fee..................................................  A-26

ARTICLE EIGHT - GENERAL..........................................................  A-26
 Section 8.01.  Confidential Information.........................................  A-26
 Section 8.02.  Publicity........................................................  A-26
 Section 8.03.  Return of Documents..............................................  A-26
 Section 8.04.  Notices..........................................................  A-27
 Section 8.05.  Liabilities and Expenses.........................................  A-27
 Section 8.06.  Nonsurvival of Representations, Warranties and Agreements........  A-28
 Section 8.07.  Entire Agreement.................................................  A-28
 Section 8.08.  Headings and Captions............................................  A-28
 Section 8.09.  Waiver, Amendment or Modification................................  A-28
 Section 8.10.  Rules of Construction............................................  A-28
 Section 8.11.  Counterparts.....................................................  A-28
 Section 8.12.  Successors and Assigns...........................................  A-28
 Section 8.13.  Severability.....................................................  A-28
 Section 8.14.  Governing Law; Assignment........................................  A-29
 Section 8.15.  Enforcement of Agreement.........................................  A-29

EXHIBIT 1.10(a)    -     Company's Legal Opinion Matters
EXHIBIT 1.10(b)    -     Acquiror's Legal Opinion Matters
EXHIBIT 4.07       -     Form of Affiliate's Letter

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of February 13, 1998, by and between NATIONAL BANCORP, an Indiana corporation ("Company"), and CNB BANCSHARES, INC., an Indiana corporation ("CNB").


                                   RECITALS
                                   --------

          A. The Boards of Directors of CNB and Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Company shall, subject to the terms and conditions set forth herein, merge with and into CNB (the "Merger").

          B. The Boards of Directors of CNB and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

          C. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of Company will receive certain federal income tax tax-deferral benefits with respect to shares of CNB received in the Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

          D. For accounting purposes, it is intended that the Merger shall be accounted for under the "pooling of interests" method of accounting.

          E. CNB and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          F. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, CNB and Company hereby agree as follows:

                                  ARTICLE ONE
                                  -----------

                          TERMS OF MERGER AND CLOSING
                          ---------------------------

          Section 1.01. Merger. Pursuant to the terms and provisions set forth herein and the Indiana Business Corporation Law (the "IBCL"), Company shall merge with and into CNB.

          Section 1.02. Merging Corporation. Company shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from CNB, shall cease on consummation of the Merger.

          Section 1.03. Surviving Corporation. CNB shall be the surviving corporation in the Merger. No changes in the Articles of Incorporation of CNB shall be effected by the Merger.

          Section 1.04. Effect of Merger. The Merger shall have all of the effects provided for herein and the IBCL.

     Section 1.05.  Conversion of Company Common.

     (a) At the Effective Time (as defined in Section 1.09 hereof), by virtue of the Merger and without any action on the part of CNB, Company or their respective shareholders, each share of common stock, no par value per share, stated value $2.50 per share, of Company (the "Company Common") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common held in the treasury of Company or by any direct or indirect subsidiary of Company) shall be converted into the right to receive 3.45 shares (the "Conversion Ratio") of common stock of CNB, stated value $1.00 per share (the "CNB Common"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 1.06 and 7.09 hereof.

     (b) The shares of CNB Common to be issued pursuant to Section 1.05(a), together with any cash payment in lieu of fractional shares, as provided below in this Section 1.05(b), is referred to herein as the "Merger Consideration."
No fractional shares of CNB Common shall be issued and, in lieu thereof, holders of shares of Company Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Company Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the trading day immediately preceding the date on which the Effective Time occurs.

     (c) At the Effective Time, all of the shares of Company Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof.

     (d) At the Effective Time, each share of Company Common, if any, held in the treasury of Company or by any direct or indirect subsidiary of Company (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Company or any of its subsidiaries in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

     (e) Each share of CNB Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

     Section 1.06. Share Adjustments. If between the date hereof and the Effective Time a share of CNB Common shall be changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of CNB Common into which a share of Company Common shall be converted pursuant to Section 1.05(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Company shall be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger. In the event that the sum of (i) the number of shares of Company Common presented for exchange pursuant to Section 1.08 hereof or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Company Common issuable upon the exercise of options or warrants (whether pursuant to Company Stock Options (as defined in Section 5.07 hereof) or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Company Common represented in Section 2.01(b) hereof as being outstanding as of the date hereof, and (y) the number of shares of Company Common issuable upon the exercise of Company Stock Options represented in Section 2.01(b) hereof as being outstanding as of the date hereof, then the Conversion Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Company Common.

     Section 1.07. Closing. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.09 hereof.

     Section 1.08. Exchange Procedures; Surrender of Certificates.
     -------------------------------------------------------------

     (a) The Citizens National Bank of Evansville shall act as Exchange Agent in the Merger (the "Exchange Agent").

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CNB may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Company unless such "affiliate" shall have theretofore executed and delivered to CNB the agreement referred to in Section
4.07 hereof.

     (d) No dividends that are otherwise payable on shares of CNB Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of CNB Common shall be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

     (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB in its sole discretion, the posting by such person of a bond in such amount as CNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

     (f) At or after the Effective Time there shall be no transfers on the stock transfer books of Company of any shares of Company Common. If, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.08.

     Section 1.09. Closing Date. At CNB's election, the Closing shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Company and CNB may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Indiana (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

     Section 1.10. Closing Deliveries.
     ---------------------------------

     (a) At the Closing, Company shall deliver to CNB:

          (i) a certified copy of the Articles of Incorporation and Bylaws of Company and each of its subsidiaries; and

          (ii) a Certificate signed by an appropriate officer of Company stating that (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

          (iii) a certified copy of the resolutions of Company's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

          (iv) Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that Company and each of its subsidiaries is in existence; and

          (v) Articles of Merger executed by Company, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Merger to become effective pursuant to the IBCL; and

          (vi) a legal opinion from counsel for Company, in form reasonably acceptable to CNB's counsel, opining with respect to the matters listed on
     Exhibit 1.11(a) hereto.

     (b) At the Closing, CNB shall deliver to Company:

          (i) a Certificate signed by an appropriate officer of CNB stating that (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Company's shareholders) have been satisfied; and

          (ii) a certified copy of the resolutions of CNB's Board of Directors as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

          (iii) a legal opinion from counsel for CNB, in form reasonable acceptable to Company's counsel, opining with respect to the matters listed on Exhibit 1.10(b) hereto.

     Section 1.11. Right to Revise Transaction . CNB may, at any time, change the method of effecting the Merger (including, without limitation, the provisions of this Article One) if and to the extent CNB deems such change to be desirable, including, without limitation, to provide for the merger of Company and a wholly-owned subsidiary of CNB; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Company in the Merger, (B) adversely affect the tax treatment to shareholders of Company, as generally described in Section 6.01(h) hereof, or (C) materially impede or delay receipt of any approvals referred to in Section 6.01(d) hereof or the consummation of the transactions contemplated by this Agreement.

     Section 1.12. Disclosure Schedule; Standard.
     --------------------------------------------

     (a) Company has delivered to CNB a confidential schedule (the "Disclosure Schedule"), executed by both Company and CNB concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; provided, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.12(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 1.12 hereof). Notwithstanding the foregoing, where a specific representation or warranty contained in Article Two hereof requires a list, itemization, summary or description of a certain item or items, such list, itemization, summary or description shall be provided without regard to the standard set forth in Section 1.12(b) hereof.

     (b) No representation or warranty of Company contained in Article Two hereof or CNB contained in Article Three hereof shall be deemed untrue or incorrect, and Company and CNB, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of Company, or Article Three hereof, in the case of CNB, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Company or CNB, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Company and its subsidiaries taken as a whole, or CNB and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Company or CNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

                                  ARTICLE TWO
                                  -----------

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                   -----------------------------------------

     Subject to Section 1.12 hereof and except as disclosed in a Section of the Disclosure Schedule corresponding to the relevant Section in this Article Two, Company hereby makes the following representations and warranties:

     Section 2.01. Organization and Capital Stock.
     ---------------------------------------------

     (a) Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). True, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended and as in effect on the date of this Agreement, are included as exhibits in the Disclosure Schedule.

          (b) The authorized capital stock of Company consists only of 2,000,000 shares of Company Common, of which 315,081 shares are issued and outstanding. All of the issued and outstanding shares of Company Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the outstanding shares of Company Common has been issued in violation of any preemptive rights of the current or past shareholders of Company. Company has outstanding employee stock options representing the right to acquire not more than 9,130 shares of Company Common pursuant to the Stock Option Plan (as defined in Section 5.07 hereof). Each Certificate issued by Company in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Company only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

          (c) Except as set forth in subsection 2.01(b) above, (i) there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Company Common or other capital stock of Company or contracts, commitments, understandings or arrangements by which Company is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

          (d) The minute books of Company accurately reflect all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

          Section 2.02. Authorization; No Defaults. Company's Board of Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Company of its obligations hereunder. Company's Board of Directors has directed that the agreement of merger (within the meaning of the IBCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Company for approval at the Company Shareholders Meeting (as defined in Section
4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of 67% of the outstanding shares of Company Common, no other corporate proceedings on the part of Company are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. Nothing in the Articles of Incorporation or Bylaws of Company, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Company from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Company and its subsidiaries are neither in default under nor in violation of any provision of their Articles of Incorporation, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Holders of Company Common have dissenters' rights in connection with the Merger.

          Section 2.03. Subsidiaries. Company's banking subsidiary and each of its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of each of Company's subsidiaries that is an insured institution are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each such subsidiary is disclosed in
Section 2.03 of
the Disclosure Schedule, all of which shares are owned by Company or Company's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, assessability under 12 U.S.C. (S)55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of any of Company's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Company's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Company nor any of Company's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation and Bylaws of each subsidiary of Company, as amended, copies of which were previously furnished to CNB, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          Section 2.04. Financial Information. The (i) unaudited consolidated balance sheet of Company and its subsidiaries as of December 31, 1997, and related consolidated income statement for the year ended December 31, 1997, as filed with the Federal Reserve Board and included in Section 2.04 of the Disclosure Schedule, (ii) the audited consolidated balance sheets of Company and its subsidiaries as of December 31, 1996, 1995 and 1994, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in Section 2.04 of the Disclosure Schedule, and
(iii) the year-end Reports of Condition and Reports of Income of TCB Bank (the "Subsidiary Bank") for 1997, as currently on file with the F.D.I.C. and included in Section 2.04 of the Disclosure Schedule (together, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the Subsidiary Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated. The audited financial statements of Company and its subsidiaries to be delivered to CNB pursuant to Section 4.11 hereof shall not differ materially from the unaudited financial statements of Company described in clause (i) of this Section 2.04 and included in Section
2.04 of the Disclosure Schedule. The books and records of Company and its subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

          Section 2.05. Absence of Changes. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of Company and its subsidiaries taken as a whole which would have a Material Adverse Effect on Company. Since the date of its most recent regulatory examination report, there has been no change in the financial condition, the results of operations or the business of the Subsidiary Bank which would have a Material Adverse Effect on the Subsidiary Bank, except as disclosed by Subsidiary Bank since the date of such most recent regulatory examination report in its quarterly Reports of Condition and Reports of Income filed with the F.D.I.C.

          Section 2.06. Regulatory Enforcement Matters. Neither Company, the Subsidiary Bank nor any other subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts the conduct of its business or that relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Company, the Subsidiary Bank or any other subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company, the Subsidiary Bank, any other subsidiaries. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Company or any of its subsidiaries.

          Section 2.07.  Tax Matters.
          ---------------------------

          (a) Each of Company and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Neither Company nor its subsidiaries are (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Company and its subsidiaries have been not been audited by the Internal Revenue Service (the "I.R.S.") and comparable state agencies since at least 1987. The reserve for Taxes in the financial statements of Company for the year ended December 31, 1996, is adequate to cover all of the liabilities for Taxes of Company and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1996. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

          (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Company or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (c) Company has not been subject to any disallowance of a deduction under Section 162(m) of the Code nor does Company reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Company ended on or before the Closing Date.

          Section 2.08. Litigation and Related Matters. Section 2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Company, threatened, against Company or any of its subsidiaries, or of which the property of Company or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company, or any of its subsidiaries or the assets of Company of any of its subsidiaries. Company and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts which would form the basis of a claim or claims under such bonds. Neither Company nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Company's and its subsidiaries' past claim experience.

          Section 2.09. Employment Agreements. Neither Company nor any of its subsidiaries is a party to or bound by any agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Company or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement and any and all amendments or supplements thereto which is in writing, and a summary of each such agreement which is not in writing, is included in Section 2.09 of the Disclosure Schedule.

          Section 2.10. Reports. Company and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the F.D.I.C., (iii) any state securities authorities, and (iv) any other Regulatory Agency with jurisdiction over Company or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 2.11. Loan Portfolio. (i) All loans and discounts shown on the Company Financial Statements or which were entered into after the date of the most recent balance sheet included in the Company Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Company and its subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be, enforceable, valid, true and genuine and what they purport to be, and (iii) Company and its subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans.

          Section 2.12. Investment Portfolio. All investment securities held by Company or its subsidiaries, as reflected in the consolidated balance sheets of Company included in the Company Financial Statements, are carried in accordance with generally accepted accounting principles, specifically including but not limited to FAS 115.

          Section 2.13.  Interest Rate Risk Management Instruments.  Section
2.13 of the Disclosure Schedule describes all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Company or its subsidiaries or for the account of a customer of Company or one of its subsidiaries. All such arrangements and agreements disclosed in Section 2.13 of the Disclosure Schedule were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Company and each of its subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          Section 2.14.  Employee Matters and ERISA.
          ------------------------------------------

          (a) Neither Company nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Company or any of its subsidiaries and to the knowledge of Company there is no present effort nor existing proposal to attempt to unionize any group of employees of Company or any of its subsidiaries.

          (b) (i) Company and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Company nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Company or any subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or directly affecting Company or any subsidiary, and (iv) neither Company nor any subsidiary has experienced any work stoppage or other labor difficulty during the past five (5) years.

          (c) Section 2.14(c) of the Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Company or any subsidiary (the "Company Employee Plans") which Company and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Company or any subsidiary has been charged with breaching, or to the knowledge of Company has breached, a fiduciary duty under any of the Company Employee Plans. Neither Company nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Section 2.14(c) of the Disclosure Schedule describes all plans that provides health, major medical, disability or life insurance benefits to former employees of Company or any subsidiary that Company and any subsidiary maintain, contribute to, or participate in.

          (d) Neither Company nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Company Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No claim is pending, and Company has not received notice of any threatened or imminent claim with respect to any Company Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Company or any of its subsidiaries would be liable after December 31, 1996, except as reflected on the Company Financial Statements. All liabilities of the Company Employee Plans have been funded, to the extent required by law, on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No actuarial assumptions have been changed since the last written report of actuaries on such Company Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Company and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Company Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Company Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. After December 31, 1996, Company and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Company Employee Plan. All Company Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

          (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Company or any of its affiliates from Company or any of its affiliates under any Company Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

          (f) Attached to Section 2.14 of the Disclosure Schedule are, in addition to copies of each Company Employee Plan and all amendments or supplements thereto, (i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan, (v) valuations for any plan as of the most recent date, (vi) determination letters from the I.R.S., (vii) the most recent annual report filed with the I.R.S., and (viii) trust agreements.

          Section 2.15. Title to Properties; Insurance. (i) Company and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Company Financial Statements and easements, rights-of-way, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Company or its subsidiaries) rights of redemption under applicable law) to all of their real properties, (ii) all leasehold interests for real property and personal property used by Company and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Company, threatened with respect to such properties, (iv) Company and its subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Company and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Company and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Company or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Company and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Company and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

          Section 2.16. Environmental Matters.
          ------------  ---------------------

          (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Company and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (b) Neither the conduct nor operation of Company or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or, to the knowledge of Company, may violate, Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute or, to the knowledge of Company, may constitute, a violation of Environmental Laws or obligate (or potentially obligate) Company or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Company nor any of its subsidiaries has received any notice from any person or entity that Company or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Company, Company and its subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

          Section 2.17. Compliance with Law. Company and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

          Section 2.18. Brokerage. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Company or its subsidiaries.

          Section 2.19. Interim Events. Since December 31, 1996, neither Company nor its subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of CNB pursuant to Section 4.01(b) hereof.

          Section 2.20. Non-Banking Activities of Company and Subsidiaries. Neither Company nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. 225.25. Without limiting the generality of the foregoing, any equity investment of Company and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board or the B.H.C.A.

          Section 2.21. Trust Administration. The Subsidiary Bank has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any subsidiary of Company, nor any director, officer or employee of Company or any of its subsidiaries acting on behalf of Company or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Company, threatened, against or affecting Company or any of its subsidiaries relating to the compliance by Company or any such subsidiary with sound fiduciary principles and applicable regulations.

          Section 2.22.  Pooling of Interests; Tax-Free Reorganization.
Company has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

          Section 2.23.  Properties, Contracts and Other Agreements.  Section
2.23 of the Disclosure Schedule lists or describes the following (and copies of each document, plan or contract listed and described in Section 2.23 of the Disclosure Schedule are appended to such Schedule and included in the Disclosure Schedule):

          (a) Each parcel of real property owned by Company or its subsidiaries and the principal buildings and structures located thereon; and

          (b) Each lease of real property to which Company or its subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered; and

          (c) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Company or its subsidiaries; and

          (d) Each guaranty by Company or any of its subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by a Subsidiary Bank in the ordinary course of its business) or any warranty or indemnification agreement; and

          (e) Each agreement between Company or any of its subsidiaries and any present or former officer, director or shareholder of Company or any of its subsidiaries (except for deposit or loan agreements entered into in the ordinary course of a Subsidiary Bank's business); and

          (f) Each lease or license with respect to personal property involving Company or any of its subsidiaries, whether as lessee or lessor or licensee or licensor, with annual rental or other payments due thereunder in excess of $10,000; and

          (g) The name and annual salary as of December 31, 1997, of each director or employee of Company and its subsidiaries and any employment agreement or arrangement with respect to each such person; and

          (h) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Company or its subsidiaries not referred to elsewhere in this Section 2.23 which (i) involves payment by Company or its subsidiaries (other than as disbursement of loan proceeds to customers) of more than $15,000, (ii) involves payments based on profits of Company or its subsidiaries, (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes, or (iv) were not made in the ordinary course of business.

          Section 2.24. No Undisclosed Liabilities. Company and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Company or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Company Financial Statements, (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Company and its subsidiaries since the date of the September 30, 1997 balance sheet included in the Company Financial Statements, and (iii) as may be specifically disclosed in Section 2.24 of the Disclosure Schedule.

          Section 2.25. Statements True and Correct. None of the information supplied or to be supplied by Company or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any other documents to be filed with the Securities and Exchange Commission (the "S.E.C.") or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Company and at the time of the Company Shareholders Meeting (as defined in Section 4.03 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Company shall be responsible for filing any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

          Section 2.26. State Takeover Laws. The Board of Directors of Company has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of the State of Indiana.

          Section 2.27. Fair Lending; Community Reinvestment Act. With the exception of routine investigation of consumer complaints, neither Company nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Each of Company's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

          Section 2.28. Assets Necessary to Company's Business. The assets of Company and its subsidiaries constitute all of the assets used or employed by Company and its subsidiaries, directly or indirectly, in their business as heretofore conducted and there are no other assets, whether real or personal, tangible or intangible, choate or inchoate, which are necessary to conduct the business and operations of Company and its subsidiaries as heretofore conducted.

                                 ARTICLE THREE
                                 -------------

                     REPRESENTATIONS AND WARRANTIES OF CNB
                     -------------------------------------

          Subject to Section 1.12 hereof, CNB hereby make the following representations and warranties:

          Section 3.01. Organization and Capital Stock.

          (a) CNB is a corporation duly incorporated and validly existing under the laws of the State of Indiana with full corporate power and authority to carry on its business as it is now being conducted. CNB is a bank holding company registered with the Federal Reserve Board under the B.H.C.A.

          (b) The authorized capital stock of CNB consists of (i) 50,000,000 shares of CNB Common, of which, as of December 31, 1997, approximately 20,404,000 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of CNB Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights.

          (c) The shares of CNB Common that are to be issued to the shareholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

          Section 3.02. Authorization. The Executive Committee of the Board of Directors of CNB has approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by CNB of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of CNB, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CNB or any of its subsidiaries are bound or subject would prohibit or inhibit CNB from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CNB and constitutes a legal, valid and binding obligation of CNB, enforceable against CNB in accordance with its terms and, except for the approval of the Board of Directors of CNB, no other corporate acts or proceedings are required to be taken by CNB to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the Indiana Department of Financial Institutions, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by CNB.

          Section 3.03. Subsidiaries. Each of CNB's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the S.E.C.) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

          Section 3.04. Financial Information. The consolidated balance sheets of CNB and its subsidiaries as of December 31, 1996 and 1995, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in CNB's Annual Report on Form 10-K for the year ended December 31, 1996, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of CNB and its subsidiaries as of March 31, 1997, June 30, 1997 and September 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months, six (6) months and nine (9) months, respectively, then ended included in CNB's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C. (together, the "CNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CNB and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

          Section 3.05. Absence of Changes. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of CNB and its subsidiaries which would have a Material Adverse Effect on CNB, except as disclosed by CNB since December 31, 1996 in its periodic reports filed with the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Section 3.06. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of CNB, threatened, against CNB or any of its subsidiaries, or of which the property of CNB or any of its subsidiaries is or would be subject which would have a Material Adverse Effect on CNB.

          Section 3.07. Reports. CNB and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "O.C.C."), (iv) the F.D.I.C., (v) the New York Stock Exchange ("N.Y.S.E."), and (vi) any other Regulatory Agency with jurisdiction over CNB or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 3.08. Compliance With Law. CNB and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

          Section 3.09. Pooling of Interests; Tax-Free Reorganization. CNB has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

          Section 3.10. Statements True and Correct. None of the information supplied or to be supplied by CNB for inclusion in (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, and (iii) any other documents to be filed with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CNB shall be responsible for filing with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

                                  ARTICLE FOUR
                                  ------------

                             AGREEMENTS OF COMPANY
                             ---------------------

          Section 4.01. Business in Ordinary Course.

          (a) Company shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that Company may declare and pay its regular quarterly dividend on the Company Common not to exceed $0.51 per share at approximately the same times during each quarter which it has historically declared and paid such dividends; provided, however, that Company and CNB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Company shareholders shall receive a quarterly dividend from either Company or CNB but not from both during or with respect to such quarter.

          (b) Company shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, Company and each of its subsidiaries shall not, without the prior written consent of CNB (which shall not be unreasonably withheld):

               (i) issue any Company Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Company Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Company or any of its subsidiaries (except for the issuance of Company Common pursuant to the valid exercise of Company Stock Options which are outstanding on the date hereof); or

               (ii) directly or indirectly redeem, purchase or otherwise acquire any Company Common or any other capital stock of Company or its subsidiaries; or

               (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

               (iv) change its Articles of Incorporation or Association, as the case may be, or Bylaws; or

               (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Company Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

               (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

               (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $500,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of CNB, acting through its Senior Vice President and Chief Credit Officer or such other designee as CNB may give notice of to Company; or

               (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five (5) years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

               (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

               (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

               (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

               (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Company or its subsidiaries or any claims which Company or its subsidiaries may possess or waive any material rights with respect thereto; or

               (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Company and its subsidiaries; or

               (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Company and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

               (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Company; or

               (xvi) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000 individually or $50,000 in the aggregate; or

               (xvii) take, or cause to be taken, any action, whether before or after the Effective Time, which, in the good faith determination of Company after consultation with its advisors and/or CNB, would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

               (xviii) take any action which would adversely effect or delay the ability of either CNB or Company to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

          (c) Company and its subsidiaries shall not, without the prior written consent of CNB, engage in any transaction or take any action that would render untrue any of the representations and warranties of Company contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

          (d) Company shall promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving Company, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Company.

          (e) Company and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Company Common or other securities of Company or its subsidiaries. Company shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise CNB of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

          Section 4.02. Breaches. Company shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to CNB and use its best efforts to prevent or promptly remedy the same.

          Section 4.03. Submission to Shareholders. Company shall cause to be duly called and held, on a date mutually selected by CNB and Company, a special meeting of its shareholders (the "Company Shareholders Meeting") for submission of this Agreement and the Merger for approval of such Company shareholders as required by the IBCL. In connection with the Company Shareholders Meeting, (i) Company shall cooperate and assist CNB in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C. and Company shall mail it to its shareholders, (ii) Company shall furnish CNB all information concerning itself that CNB may reasonably request in connection with such Joint Proxy Statement/Prospectus, and (iii) the Board of Directors of Company (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

          Section 4.04. Consents to Contracts and Leases. Company shall use its best efforts to obtain all necessary consents with respect to all interests of Company and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

          Section 4.05. Consummation of Agreement. Company shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Company and its subsidiaries with the business and operations of CNB and its subsidiaries. Company shall furnish to CNB in a timely manner all information, data and documents in the possession of Company requested by CNB as may be required to obtain any necessary regulatory or other approvals of the Merger and to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of CNB Common to be issued to the shareholders of Company pursuant to the Merger and this Agreement and shall otherwise cooperate fully with CNB to carry out the purpose and intent of this Agreement.

          Section 4.06. Environmental Reports. Company shall provide to CNB, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Company or its subsidiaries as of the date hereof (but excluding space in retail and similar establishments leased by Company for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Company or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Company for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiv) hereof. If required by the phase one investigation in CNB's reasonable opinion, Company shall provide to CNB, within thirty (30) days of such request, a report of a phase two investigation on properties requiring such additional study. CNB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Company of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to Company, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be CNB's sole remedy in such event.

     Section 4.07. Restriction on Resales. Company shall deliver to CNB, at least five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of Company in connection with the Company Shareholders Meeting, a list of each person who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), at the time the Proxy Statement/ Prospectus is mailed to the shareholders of Company. Company shall use its best efforts to obtain and deliver to CNB, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.07 hereto, of each person named on the list referred to in the preceding sentence regarding compliance by such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Company Common during the thirty (30) days preceding the Closing Date, or CNB Common until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

     Section 4.08. Access to Information. Company shall permit CNB reasonable access in a manner which shall avoid undue disruption or interference with Company's normal operations to its properties and shall disclose and make available to CNB all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), Company Employee Plans, and any other business activities or prospects in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. CNB shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     Section 4.09. Subsidiary Bank Merger. Upon the request of CNB, Company shall cause the Subsidiary Bank to enter into a merger agreement with Citizens Bank of Jasper, a wholly-owned banking subsidiary of CNB, and take all other actions and cooperate with CNB in causing such merger to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for the combination of subsidiary bank operations in transactions such as this:
(i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by CNB, and (ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

     Section 4.10. Plan of Merger. At the request of CNB, Company shall enter into a separate plan of merger or articles of merger reflecting the terms hereof for purposes of any filing requirement of the IBCL.

     Section 4.11. Delivery of Audited Financial Statements. Company shall deliver to CNB, on or before March 31, 1998, an unqualified audit opinion on the consolidated balance sheet of Company as of December 31, 1997, and the related consolidated statement of income, changes in stockholders' equity and cash flows of Company for the year ended December 31, 1997.

                                 ARTICLE FIVE
                                 ------------

                               AGREEMENTS OF CNB
                               -----------------

     Section 5.01. Regulatory Approvals and Registration Statement.

     (a) CNB shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Indiana Department of Financial Institutions. CNB shall keep Company reasonably informed as to the status of such applications and make available to Company, upon reasonable request by Company from time to time, copies of such applications and any supplementally filed materials.

     (b) CNB shall file with the S.E.C. the Registration Statement relating to the shares of CNB Common to be issued to the shareholders of Company pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. CNB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. CNB shall promptly and properly prepare and file (i) any application required to list on the N.Y.S.E. the shares of CNB Common to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

     Section 5.02. Breaches. CNB shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Company and use its best efforts to prevent or promptly remedy the same.

     Section 5.03. Consummation of Agreement. CNB shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

     Section 5.04. Directors and Officers' Liability Insurance and Indemnification.

     (a) For a period of three (3) years after the Effective Time, CNB shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that CNB may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall CNB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.04(a), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CNB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, CNB may request Company to, and Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to CNB, extending for a period of three (3) years Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy CNB's obligations under this Section 5.04(a).

     (b) For three (3) years after the Effective Time, CNB shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Company and its subsidiaries (each, an

"Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by Company's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     Section 5.05.  Employee Benefits.

     (a) CNB shall, with respect to each employee of Company or its subsidiaries at the Effective Time who shall continue in employment with CNB (the surviving corporation in the Merger) or its subsidiaries after the Merger, including the Subsidiary Bank (each a "Continued Employee"), provide the benefits described in this Section 5.05. Subject to the right of subsequent amendment, modification or termination in CNB's sole discretion, each Continued Employee shall be entitled, as an employee of a subsidiary of CNB, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of CNB and its subsidiaries (the "CNB Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by Company after the Effective Time. Company employees shall be eligible to participate on the same basis as similarly situated employees of CNB and its subsidiaries. All such participation shall be subject to such terms of such CNB Employee Plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of CNB's subsidiaries. CNB may terminate or modify all Company Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and CNB's obligation under this
Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, CNB shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Company and its subsidiaries.

     (b) Employees of Company and Subsidiary Bank shall become covered by CNB's welfare benefit plans at such time(s) as shall be determined by CNB in its sole discretion. Until such time as the employees of Company and Subsidiary Bank become covered by the CNB welfare benefit plans, employees of Subsidiary Bank shall remain covered by the welfare benefit plans of Company and Subsidiary Bank, subject to the terms of such plans as in effect prior to the Effective Time. Notwithstanding the foregoing, CNB shall cause Company's Section 125 Plan to be maintained at least until December 31, 1998.

     (c) No full-time employee of Company and Subsidiary Bank and none of the dependents of any such employee serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of CNB's welfare benefit plans if such employee or dependant was covered by the corresponding Company or Subsidiary Bank welfare benefit plan for more than 270 consecutive days immediately preceding the Effective Time.

     Section 5.06. Access to Information. CNB shall permit Company reasonable access in a manner which shall avoid undue disruption or interference with CNB's normal operations to its properties and shall disclose and make available to Company all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Company may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Company shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     Section 5.07.  Stock Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common (a "Company Stock Option") issued pursuant to the National Bancorp Stock Option Plan (the "Stock Option Plan"), whether or not exercisable or vested, shall cease to represent a right to acquire shares of Company Common and shall be converted automatically into an option to acquire, from and after the Effective Time, on the same terms and conditions as were applicable under such Company Stock Option, the number of full shares of CNB Common as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (determined by multiplying the aggregate number of shares of Company Common covered by such Company Stock Option by the Conversion Ratio), at a price per share equal to (y) the aggregate amount of the exercise prices for Company Common otherwise purchasable pursuant to such Company Stock Option, divided by (z) the number of full shares of CNB Common deemed purchasable pursuant to such Company Stock Option (determined as provided above in this Section 5.07(a)). In no event shall CNB be required to issue fractional shares of CNB Common.

     (b) As soon as practicable after the Effective Time, CNB shall deliver to each holder of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Option Plan, and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.07 after giving effect to the Merger and the assumption by CNB as set forth above). To the extent necessary to effectuate the provisions of this Section 5.07, CNB shall deliver new or amended agreements reflecting the terms of each Company Stock Option assumed by CNB and amend the Stock Option Plan to reflect the terms hereof.

     (c) As soon as practicable after the Effective Time, CNB shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of CNB Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

     (d) The adjustment provided in this Section 5.07 with respect to any Company Stock Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) of the Code shall override anything to the contrary contained herein.

                                  ARTICLE SIX
                                  -----------

                         CONDITIONS PRECEDENT TO MERGER
                         ------------------------------

     Section 6.01. Conditions to CNB's Obligations. The obligations of CNB to effect the Merger shall be subject to the satisfaction (or waiver by CNB) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Company in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date); and

     (b) Company shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Company, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of CNB reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to CNB and its shareholders as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition"); and

     (e) CNB shall have received all documents required to be received from Company on or prior to the Closing Date, all in form and substance reasonably satisfactory to CNB; and

     (f) The Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement; and

     (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

     (h) CNB shall have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of Company Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares),
(iii) the basis of shares of CNB Common received by the shareholders of Company shall be the same as the basis of shares of Company Common exchanged therefor, and (iv) the holding period of the shares of CNB Common received by such shareholders shall include the holding period of the shares of Company Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     Section 6.02. Conditions to Company's Obligations. The obligations of Company to effect the Merger shall be subject to the satisfaction (or waiver by Company) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by CNB in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date); and

     (b) CNB shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

     (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Company, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

     (e) Company shall have received all documents required to be received from CNB on or prior to the Closing Date, all in form and substance reasonably satisfactory to Company; and

     (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

     (g) Company shall have received a copy of the opinion of CNB's counsel contemplated by Section 6.01(h) hereof; and

     (h) The Board of Directors of CNB shall have authorized the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, at or before its regularly scheduled meeting in March, 1998.

                                 ARTICLE SEVEN
                                 -------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

     Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of CNB and Company at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Company shall have been previously obtained.

     Section 7.02. Breach of Agreements. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1.12 hereof) or a material breach of any of the agreements of CNB or Company, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     Section 7.03. Environmental Reports. CNB may terminate this Agreement to the extent provided by Section 4.06 hereof and this Section 7.03 by giving written notice thereof to Company.

     Section 7.04. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Company shall has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     Section 7.05. Regulatory Approval Denial; Burdensome Condition. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by CNB, as a condition for approval, shall not be deemed to be a denial or disapproval so long as CNB diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of CNB (hereinafter referred to as the "appeal") then the application shall be deemed denied unless CNB prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. CNB may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition.

     Section 7.06. Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of Company at the Company Shareholders Meeting, then either party may terminate this Agreement. CNB may terminate this Agreement if Company's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to CNB its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

     Section 7.07. Regulatory Enforcement Matters. In the event that Company or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency, which would have a Material Adverse Effect on Company, then CNB may terminate this Agreement.

     Section 7.08. Fall-Apart Date. If the Closing Date does not occur on or prior to December 31, 1998, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

     Section 7.09.  Possible Purchase Price Adjustment.

     (a) As used in this Section 7.09, the term "CNB Average Price" shall mean the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the ten (10) N.Y.S.E. trading days preceding the fifth (5th) calendar day prior to the Closing Date (the "Determination Date"). The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by
Section 1.06 hereof.

     (b) Company may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board if the CNB Average Price shall be less than $35.50; subject, however, to the following two sentences. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CNB within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, CNB shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $35.50 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If CNB makes an election contemplated by the preceding sentence, it shall give prompt written notice to Company of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.09(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.09(b).

     (c) CNB may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the CNB Average Price shall be greater than the $48.50; subject, however, to the following two sentences. If CNB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Company within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Company shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $48.50 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If Company makes an election contemplated by the preceding sentence, it shall give prompt written notice to CNB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.09(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.09(c).

     Section 7.10. Termination Fee. Upon the occurrence of one or more of the following events (a "Triggering Event"), Company shall pay to CNB the sum of $1,500,000:

     (a) upon termination of this Agreement by CNB pursuant to Section 7.02 hereof (including without limitation, upon, on account of or due to the entering into of an agreement between Company and any third party which is inconsistent with the transactions contemplated by this Agreement), provided that within eighteen (18) months of the date of such termination, either (i) an event described in clause (b) below shall have occurred, or (ii) Company shall have entered into an agreement with any third party whereby such third party will acquire, merge or consolidate with Company or Subsidiary Bank, purchase all or substantially all of Company's or Subsidiary Bank's assets or acquire 50% or more of the outstanding shares of the Company Common;

     (b) any person or group of persons (other than CNB) shall acquire or have the right to acquire 33% or more of the Company Common, exclusive of shares of the Company Common sold directly or indirectly to such person or group of persons by CNB;

     (c) upon the entry by Company into an agreement or other understanding with a person or group of persons (other than CNB and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Company or Subsidiary Bank or to purchase all or substantially all of Company's or Subsidiary Bank's assets.

As used in this Section 7.10, "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act. Company shall notify CNB promptly in writing upon its becoming aware of the occurrence of any Triggering Event; provided, however, that the giving of such notice by Company shall not be a condition to the rights of CNB hereunder.

                                 ARTICLE EIGHT
                                 -------------

                                    GENERAL
                                    -------

     Section 8.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     Section 8.02. Publicity. CNB and Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

     Section 8.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) shall not retain any copies, extracts or other reproductions in whole or in part of such

Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

          Section 8.04. NoticeS. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

          (a)  if to CNB:

                         CNB Bancshares, Inc.
                         20 N.W. Third Street
                         Evansville, Indiana  47739-0001
                         Attention:  James J. Giancola, Chief Executive Officer
                         Facsimile:  812/456-3496

               with a copy to:

                         Lewis, Rice & Fingersh, L.C.
                         500 N. Broadway
                         St. Louis, Missouri 63102
                         Attention:  Thomas C. Erb, Esq.
                         Facsimile:  314/444-7788

and

          (b)  if to Company:

                         National Bancorp
                         601 Main Street
                         Tell City, Indiana 47568
                         Attention:  Thomas R. McCart, President
                         Facsimile:  812/547-2323

               with a copy to:

                         Krieg, Devault, Alexander and Capehart
                         One Indiana Square, Suite 2800
                         Indianapolis, Indiana  46204
                         Attention:  John W. Tanselle, Esq.
                         Telecopy No. (317) 636-1507

or to such other address as any party may from time to time designate by notice to the others.

          Section 8.05.  Liabilities and Expenses .  Except as provided in
Section 7.10 hereof, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

          Section 8.06. Nonsurvival of Representations, Warranties and Agreements. Except for, and as provided in, this Section 8.06 , no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive CNB or Company (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CNB or Company, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNB and Company of the transactions contemplated herein. The agreements set forth in Sections 5.04 and 5.05 hereof shall survive the Effective Time and the agreements set forth in Sections 7.10, 8.01, 8.02, 8.03 and 8.05 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

          Section 8.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

          Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Company. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

          Section 8.10. Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, and (iv) words in the singular may include the plural and in the plural include the singular.

          Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document.
No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

          Section 8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

          Section 8.13. Severability. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

          Section 8.14. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

          Section 8.15. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        NATIONAL BANCORP


                                        By  /s/ Thomas R. McCart
                                          ------------------------------
                                          Thomas R. McCart
                                          President



                                        CNB BANCSHARES, INC.

                                        By  /s/ James J. Giancola
                                          ------------------------------
                                          James J. Giancola
                                          President and Chief Executive Officer

                                                                 EXHIBIT 1.10(a)
                                                                 ---------------
                        COMPANY'S LEGAL OPINION MATTERS


          1. The due incorporation and valid existence of Company under the laws of the State of Indiana, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with CNB in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

          2. The due incorporation or organization and valid existence of each of the other subsidiaries of Company and any subsidiary of any such subsidiary listed in Section 2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

          3. With respect to Company, (i) the number of authorized, issued and outstanding shares of capital stock of Company on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any options, warrants, or other rights to acquire, or securities convertible into, any equity security of Company, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Company, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights, except as disclosed in the Agreement.

          4. With respect to Company's subsidiaries, (i) the number of authorized, issued and outstanding shares of capital stock on the Closing Date and the ownership of all issued shares by Company of a subsidiary of Company,
(ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such subsidiary, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

          5. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Company to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Company, and the Agreement as a valid and binding obligation of Company, enforceable against Company in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

          6. The execution of the Agreement by Company, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under Company's Articles of Incorporation or Bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Company or its subsidiaries.

          7. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Company), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Company or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

          8. The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Company or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                                                 EXHIBIT 1.10(b)
                                                                 ---------------

                          CNB'S LEGAL OPINION MATTERS

          1. The due incorporation and valid existence of CNB under the laws of the State of Indiana, and its power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

          2. The due and proper performance of all corporate acts and other proceedings required to be taken by CNB to authorize the execution, delivery and performance of the Agreement, its due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of CNB enforceable against CNB in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

          3. The due authorization and, when issued to the shareholders of Company in accordance with the terms of the Agreement, the valid issuance of the shares of CNB Common to be issued pursuant to the Merger, such shares being fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

          4. The execution and delivery of the Agreement by CNB and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of CNB's Articles of Incorporation or Bylaws, or any statute, regulation, rule, judgment, order or decree binding upon CNB which would be materially adverse to the business of CNB and its subsidiaries taken as a whole.

          5. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to CNB in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

                                                                    EXHIBIT 4.07
                                                                    ------------
                            _________________, 1998


CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

Attention:  James J. Giancola
            Chief Executive Officer

     Re: Agreement and Plan of Merger, dated February 13, 1998 (the "Merger Agreement"), by and between National Bancorp ("Company") and CNB Bancshares, Inc. ("CNB")
Gentlemen:

     I have been advised that I may be deemed to be an affiliate of Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Company owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of CNB and cash in lieu of any fractional share. As used in this letter, the shares of common stock of Company owned by me as of __________, 1998 (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of CNB which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to CNB pursuant to Section 4.07 of the Merger Agreement.

     A.   I represent and warrant to CNB and agree that:

          1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Post-Merger Shares shall not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to CNB some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

----------------------

---------------, 19__
Page 2


          3. In no event shall I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that CNB has published financial results covering at least 30 days of the combined operations of CNB and Company.

     B.   I understand and agree that:

          1. Stop transfer instructions shall be issued with respect to the Post-Merger Shares and there shall be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

          "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with CNB Bancshares, Inc. pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of CNB Bancshares, Inc. only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to CNB Bancshares, Inc., that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

          2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, CNB reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs I and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to CNB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to CNB, to the effect that no such legend is required for the purpose of the Securities Act.

----------------------

---------------, 19__
Page 3


     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.
                                            Very truly yours,

                                                                      APPENDIX B


                                 June 18, 1998



Board of Directors
National Bancorp
601 Main Street
Tell City, Indiana  47586

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of National Bancorp, Tell City, Indiana (the "Company") of the proposed merger of the Company with CNB Bancshares, Inc., Evansville, Indiana ("CNB"). In the proposed merger, Company shareholders will receive 3.45 CNB shares for each share of the Company, as further defined in the Agreement and Plan of Merger between CNB and the Company (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary TCB Bank, Tell City, Indiana (the "Bank") contained in: (i) December 31, 1997 Consolidated Reports of Condition and Income filed by the Bank; (ii) December 31, 1996 and 1995 audited annual reports of the Company and unaudited financial data of the Company and Bank as of December 31, 1997; and (iii) September 30, 1997 Uniform Bank Performance Report of the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

For the purposes of this opinion, PBS reviewed and analyzed the historic performance of CNB contained in: (i) December 31, 1997, 1996, 1995 and 1994 audited annual reports of CNB; (ii) March 31, 1997, June 30, 1997 and September 30, 1997 unaudited financial data; and year-to-date 1998, 1997 and 1996 reports filed on Forms 8-K, 10-K and 10-Q filed with the Securities and Exchange Commission.

We have not compiled, reviewed or audited the financial statements of the Company or CNB, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or CNB.

Board of Directors
National Bancorp
June 18, 1998
Page Two



Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                        Very truly yours,

                                        PROFESSIONAL BANK SERVICES, INC.



                                        By:  /s/ Christopher L. Hargrove
                                           ----------------------------------
                                           Christopher L. Hargrove
                                           President

                                                                      APPENDIX C

                 INDIANA STATUTES GOVERNING DISSENTERS' RIGHTS


    23-1-44-1 "CORPORATION."--As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    23-1-44-2 "DISSENTER."--As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

    23-1-44-3 "FAIR VALUE."--As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    23-1-44-1 "INTEREST."--As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    23-1-44-5 "RECORD SHAREHOLDER."--As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

    23-1-44-6 "BENEFICIAL SHAREHOLDER."--As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

    23-1-44-7 "SHAREHOLDER."--As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

    23-1-44-8 WHEN SHAREHOLDER MAY DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party if:

    (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

    (B)   the shareholder is entitled to vote on the merger.

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

    (4)   The approval of a control share acquisition under IC 23-1-42.

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

    (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

    (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations Systems Over-the-Counter Markets--National Market Issues or a similar market.

    (c)   A shareholder:

    (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

    23-1-44-9 DISSENTERS' RIGHTS WITH RESPECT TO FEWER THAN ALL SHARES REGISTERED IN SHAREHOLDER'S NAME.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares on the shareholder's behalf only if:

    (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

    23-1-44-10 NOTICE OF PROPOSED ACTION CREATING DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

    (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

    23-1-44-11  NOTICE OF SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.--
(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

    (2) must not vote the shareholder's shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

    23-1-44-12 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

    (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

    (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) or more than sixty (60) days after the date the subsection (a) notice is delivered; and

    (5)   be accompanied by a copy of this chapter.

    23-1-44-13 DEMAND.--(a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(32) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit the shareholders share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholders shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

    23-1-44-14 TRANSFER OF UNCERTIFICATED SHARES.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    23-1-44-15 PAYMENT OF FAIR VALUE.--(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenters' shares.

    (b) The payment must be accompanied by:

    (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) a statement of the corporation's estimate of the fair value of the share; and

    (3) a statement of the dissenter's right to demand payment under section 18 of this chapter.

    23-1-4-16 RETURN OF DEPOSITED CERTIFICATES--RELEASE OF TRANSFER RESTRICTIONS.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed actions, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

    23-1-44-17 WITHHOLDING PAYMENT.--(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the share before the date set forth in the dissenters' notice as the date of the first announcement to news media or to the shareholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters' demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

    23-1-44-18 DISSENTERS' ESTIMATE.--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

    (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

    (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

    (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

    (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

    23-1-44-19 APPRAISAL PROCEEDING.--(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

    (2) for the fair value, plus accrued interests of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

    23-1-44-20 DETERMINATION OF COSTS OF APPRAISAL PROCEEDING.--(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

    (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.